PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 7, 2024

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE SEC IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR

By this offering circular (the “Offering Circular”), Tivic Health Systems, Inc., a Delaware corporation, is offering on a “best-efforts” basis a maximum of 10,000,000 shares of its common stock (assuming the maximum offering price in the range), par value $0.0001 per share (the “Offered Shares”), at a fixed price between $0.27 to $2.00 per share (to be fixed by post-qualification supplement), pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). There is no minimum purchase requirement for investors in this offering.

We are also offering to those purchasers, if any, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants (“Pre-Funded Warrants”) in lieu of the Offered Shares. The purchase price of each Pre-Funded Warrant will be equal to the public offering price per Offered Shares sold in this offering minus $0.001, the exercise price per share of common stock of each Pre-Funded Warrant. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants are also being offered by this Offering Circular.

This offering is being conducted on a “best-efforts” basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. None of the proceeds received will be placed in an escrow or trust account. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 12, for a discussion of the risks associated with a purchase of the Offered Shares or Pre-Funded Warrants.

We estimate that this offering will commence within two days of SEC qualification; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) one year from the date of SEC qualification, or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

	Number of Shares	Price to Public(1)	Commissions(2)	Proceeds to Company(3)
Per Share (or Pre-Funded Warrant)	–	$2.00	$0.14	$1.86
Total Minimum	–	$–	$–	$–
Total Maximum	10,000,000	$20,000,000	$1,400,000	$18,600,000

(1)	Assumes a public offering price of $2.00 per share and $1.999 per Pre-Funded Warrant, which represents the high end of the offering price range of $0.27 to $2.00 per share.
(2)	We have engaged Maxim Group LLC (“the “Placement Agent”), to act as placement agent for this offering, in exchange for a fee of 7% of the aggregate offering price of the Offered Shares or Pre-Funded Warrants sold.
(3)	Does not account for the payment of legal fees, costs and expenses in connection with the Offering estimated at $150,000. See “Plan of Distribution.”

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”), under the symbol “TIVC.” On October 30, 2024, the last reported sale price of our common stock was $0.30 per share.

Investing in the Offered Shares or Pre-Funded Warrants is speculative and involves substantial risks. You should purchase Offered Shares or Pre-Funded Warrants only if you can afford a complete loss of your investment. See “Risk Factors”, beginning on page 12, for a discussion of certain risks that you should consider before purchasing any of the Offered Shares or Pre-Funded Warrants.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares or Pre-Funded Warrants.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings” to “Qualified Purchasers” on page 39. Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is _______________, 2024.

TABLE OF CONTENTS

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered “forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, the operations of the Company and its subsidiaries, volatility of stock price, commercial viability of our product candidates and any other factors discussed in this and other registrant filings with the SEC.

These risks and uncertainties and other factors include, but are not limited to those set forth under “Risk Factors” of this Offering Circular. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward- looking statements or the risk factors described in this Offering Circular, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Offering Circular.

This Offering Circular contains forward-looking statements, including statements regarding, among other things:

•	our anticipated needs for working capital;

•	our need and ability to secure additional financing;

•	our business plans and strategies, including our product development efforts;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the level of expenses related to our product development and operations; and

•	our efforts to expand our products and our business.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under the section of this Offering Circular entitled “Risk Factors” and matters described generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Offering Circular will in fact occur. We caution you not to place undue reliance on these forward-looking statements. In addition to the information expressly required to be included in this Offering Circular, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

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OFFERING CIRCULAR SUMMARY

The following summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information that you should consider in making your investment decision in our securities. Before investing in our securities, you should carefully read this entire Offering Circular, including our financial statements and the related notes included in this Offering Circular and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As used in this Offering Circular, unless the context otherwise requires, references to “we,” “us,” “our,” “Company,” and “Tivic Health” refer to Tivic Health Systems, Inc.

Business Overview

Tivic Health is a health tech company focused on bioelectronic medicine. Bioelectronic medicine is a branch of the global neuromodulation market that treats disease and conditions by modulating the electrical signals carried along various nerve pathways. The field grew out of the neuromodulation industry and relied, historically, on implantable devices (e.g., pacemakers, spinal implants, deep brain stimulators). IDTechEx has identified several fast-growing areas in the bioelectronic medicine field, including peripheral nerve stimulation, which it has indicated is forecasted to grow at a 35% CAGR from 2019 through 2029. Tivic currently has two non-invasive bioelectronic platforms designed to deliver therapeutic benefits via manipulation of such signals without the use of traditional implanted technology.

Platforms

Tivic has developed two complementary platforms. Tivic’s first commercial platform is a handheld design that interfaces non-invasively with the trigeminal, sympathetic, and other facial and cranial nerve structures. This platform is the basis for Tivic’s existing product, currently marketed with FDA approval as ClearUP Sinus Pain Relief for the treatment of sinus pain and congestion.

The second platform is a research-stage platform directed to vagus nerve stimulation, which is currently undergoing clinical evaluation. We received the final data analysis for our pilot clinical study with The Feinstein Institutes for Medical Research in the beginning of May 2024, and the final data analysis results were publicly announced by the Company on May 8, 2024. See the section of this Offering Circular entitled “Recent Developments” for additional information regarding the final data results.

First Commercial Product

Tivic Health currently markets one commercial product under the brand name “ClearUP Sinus Pain Relief.” ClearUP is built on our patented, handheld neuromodulation design and was developed by Tivic Health for the treatment of sinus and allergy-related conditions. It uses ultra-low current electrical waves to relieve sinus pain and congestion symptoms that are prevalent in nasal allergies, sinus infections, chronic sinusitus, cold and flu and other disease conditions. ClearUP had U.S. FDA approval for the treatment of sinus pain and congestion, and is the first FDA-approved bioelectronic treatment of the foregoing indications. Additionally, ClearUP has E.U. CE Mark approval for the treatment of sinus pain, pressure and congestion.

The FDA initially provided clearance to our ClearUP product under a 510(k) as an allergy treatment in January 2019. The FDA granted ClearUP a subsequent De Novo clearance in March 2021, which expanded ClearUP’s label, enabling marketing of ClearUP for allergies, sinusitis, cold, flu, and any inflammatory condition involving congestion.

A 2023 study with over 2,000 representative consumers conducted by Intellego Insights (commissioned by Tivic Health) identified that approximately 85 million U.S. adults experience inflammation-related symptoms related to allergies, congestion, head pain, and sinus issues. Of the consumers that participated in the study, 58% of sufferers try to avoid medication, if at all possible.

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Customers can purchase ClearUP products directly from Tivic via our own website and through major online stores, including Amazon, Walmart, BestBuy, FSAStore and HSA Store. The Company has also entered distribution agreements with McKesson, Cardinal Health and Amerisource Bergen.

A sham-controlled clinical trial is in progress with the Icahn School of Medicine at Mount Sinai, to extend the use of Tivic’s handheld monopolar platform to the management of pain resulting from functional endoscopic sinus surgery and other facial surgeries. If successful, the Company may develop additional products addressing this clinical use case, which would require new regulatory clearances for a novel indication.

We have also previously evaluated the market opportunity for use of ClearUP as part of a migraine treatment toolkit. While we believe that both clinical and market rationale are positive for such use, we have, for the time being, determined to down-prioritize any clinical studies of migraine-related indications based on the aggressive competition among entrenched incumbents and limited uptake, to date, of existing devices for the treatment and/ or prevention of migraine.

Expanding Our Technology Portfolio

Tivic has also developed a proprietary non-invasive approach to precision vagus nerve stimulation (“VNS”) based on our experience building evidence-based bioelectronic therapies. The vagus nerve is the tenth cranial nerve and the longest autonomic nerve in the body. The vagus nerve is responsible for regulating several bodily functions including digestion, heart rate, breathing, cardiovascular activity, and visceral reflexes. Since the vagus nerve regulates many organ systems associated with chronic disease, modulating activity in this nerve pathway is of significant interest in academic research and in industry.

Electrical VNS is currently indicated for treatment-resistant epilepsy and depression, cluster headache, migraine headache, and stroke rehabilitation and is being studied for other neurological, cardiac, and immune conditions. Currently, there are both invasive implantable VNS devices and non-invasive VNS devices in market. There is room for meaningful improvement in how VNS devices can be used to more precisely target and stimulate the vagus nerve to achieve intended biological and clinical outcomes.

Our approach to non-invasive VNS aims to leverage improvements in engineering, circuitry, and stimulation parameters to augment efficacy and reliability compared to the current state of the art. We have conducted proof of principle experiments demonstrating effects on the autonomic nervous system and have initiated a clinical research program with The Feinstein Institute for the Bioelectronic Medicine at Northwell Health to further characterize the autonomic, cardiovascular, and neurological effects of our intervention. On May 8, 2024, we publicly announced the final data analysis results for our VNS pilot study conducted as part of this program, which results are discussed in further detail in the section of this Offering Circular entitled “Recent Developments” for additional information regarding the final data results.

Given our deep expertise and relationships in the field of bioelectronic medicine and adjacent diagnostic fields, we are continuously monitoring and evaluating options to add complementary product opportunities into our product portfolio.

Market Opportunity and Regulatory Clearances

The FDA provided clearance to our ClearUP product under a 510(k) for the temporary relief of sinus pain associated with allergic rhinitis in January 2019. As a treatment for allergy-related sinus pain, we believe that the available market for ClearUP is approximately 45 million U.S. adults.

The FDA then granted ClearUP a subsequent De Novo clearance in March 2021 for the temporary relief of moderate to severe congestion, expanding ClearUP’s label and enabling marketing of ClearUP for allergies, sinusitis, cold, flu, and any inflammatory condition involving congestion. As a treatment for moderate to severe congestion, we believe the available target market for ClearUP is approximately 85 million U.S. adults.

Additionally, we have received a CE Mark for international marketing of ClearUP. The CE Mark for ClearUP covers a broad set of conditions related to sinonasal inflammation with the symptoms pain, pressure and congestion. The CE Mark allows sales in European Union Member states and certain other countries that recognize the CE Mark for regulatory governance. We believe that there are international opportunities for the sale of ClearUP.

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Competition

Sinus pain, pressure and congestion are typically managed with over-the-counter pharmaceuticals and saline irrigation of the sinus and nasal cavities. Analgesic medications (e.g., ibuprofen/Advil, acetaminophen/Tylenol, naproxen sodium/Aleve) are often used to treat sinus pain/pressure. Congestion is often managed with antihistamines (e.g., loratadine/Claritin), oral decongestants (e.g., phenylephrine/Sudafed) and intranasal decongestants (e.g., oxymetazoline/Afrin), and intranasal glucocorticoids (e.g., fluticasone propionate/Flonase).

Over the counter pharmaceuticals have historically had the greatest market share for sinus pain and congestion treatments; however, according to Mintel Group Ltd.’s 2020 report on Cough, Cold, Flu, and Allergy Remedies, there is increasing interest among consumers to reduce reliance on drugs and to find non-drug solutions. Non-drug competitors for sinus pain and congestion treatment include nasal irrigation products such as Sinus Rinse and Navage Nasal Care. We believe that other companies selling non-pharmaceutical treatments, specifically nasal irrigation products, represent our closest competitors. ClearUP is an emerging new product offering, and currently has a small market share.

Barriers to Entry

As a commercial-stage company that has invested our energy into patent protection and regulatory clearances, we believe we have built competitive advantages that include:

•	Ten issued patents and ten additional international and U.S. patents pending;

•	Three regulatory clearances: (US FDA 510(k) number K182025, US FDA De Novo number DEN200006 and EU CE Mark Certificate number CE 704687) for use of ClearUP to treat sinus pain, pressure and congestion; and

•	Published, peer-reviewed studies in high-impact academic journals.

Government Regulation

Our products are subject to extensive and rigorous regulation by the FDA and other federal, state and local authorities, as well as foreign regulatory authorities. The FDA regulates, among other things, the research, development, testing, design, manufacturing, approval, labeling, storage, recordkeeping, advertising, promotion and marketing, distribution, post approval monitoring and reporting and import and export of medical devices in the United States to assure the safety and effectiveness of medical devices for their intended use. The Federal Trade Commission (“FTC”) also regulates the advertising and labeling of our device in the United States. Further, we are subject to laws directed at preventing fraud and abuse, which subject our sales and marketing, training and other practices to government scrutiny.

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Risks Associated with our Business

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the section entitled “Risk Factors” following this Offering Circular summary. These risks include, but are not limited to, the following:

•	our limited operating history;

•	our cash and financial resources may be insufficient to meet our anticipated needs for the next twelve months, which raises substantial doubt about our ability to continue as a going concern;

•	the volatility of our operating results;

•	our ability to manage growth as the business scales;

•	we have identified a material weakness in our internal control over financial reporting associated with staffing levels, which is common for the stage and size of the Company;

•	our history of net losses;

•	our need for additional capital, which may not be available on favorable terms, if at all;

•	our ability to generate revenues sufficient to achieve profitability and positive cash flow;

•	competition in our industry and our ability to compete effectively;

•	our ability to attract, recruit, retain and develop key personnel and qualified employees;

•	economic uncertainty, capital markets disruption, international conflicts, supply chain constraints, inflation, and a potential recession, among other things;

•	risks related to laws, regulations and industry standards;

•	risks related to the medical device industry;

•	reliance on significant third-party service providers;

•	reliance on our management team;

•	this is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans;

•	resales of our shares of our common stock in the public market by investors in this offering may cause the market price of our shares of common stock to fall;

•	There is no public market for the Pre-Funded Warrants being offered in this offering.

•	Holders of the Pre-Funded Warrants will have no rights as holders of Common Stock until such warrants are exercised.

•	The Pre-Funded Warrants are speculative in nature.

•	Holders of the Pre-Funded Warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire shares of our common stock.

•	this offering may cause the trading price of our shares of common stock to decrease;

•	our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully; and

•	the other factors described in “Risk Factors.”

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Operational Updates

In 2023, we invested in our marketing, product design, distribution relationships, and quality systems as follows:

•	In February, Tivic received successful recertification to ISO 13485, the international standard for medical device quality systems. This allowed Tivic, in early 2023, to recertify under the European Union Medical Device Certificate (CE-Mark).

•	In March, we completed supplier qualification and first article inspections at ALOM Technologies Corporation (“ALOM”) and Microart Services Inc. (“Microart”), allowing Tivic to reduce assembly production costs by 40% and improve gross margins substantively by end of year.

•	In April, we completed a 2000-person marketing segmentation study to inform our advertising and pricing structure. We subsequently implemented a price increase for ClearUP that negatively impacted direct sales and retail order volumes in Q2, but substantively improved gross profit throughout the course of the year.

•	In May, we launched a B2B portal to support our strategy to increase physician and healthcare provider engagement, including physician resale and recommendation programs for ClearUP.

•	In late June, we entered into a non-exclusive distribution agreement with Cardinal Health for our products.

•	In late August, we entered into a non-exclusive agreement with AmerisourceBergen, soon to be Cencora, to make our products available on AmerisourceBergen’s third-party marketplace.

•	In late September, we entered into an agreement with InStep Health® to introduce ClearUP to over 2,500 healthcare providers and their patients.

•	In Q3, we initiated and subsequently launched a printed circuit board redesign to address charging issues associated with a purchased component used in ClearUP. The redesigned circuitry began shipping in late December 2023 and launched formally as ClearUP 2.0 in January 2024.

In 2023, we also invested in our product innovation and development programs as follows:

•	In early April, we filed our first patent in Vagus Nerve Stimulation with the USPTO, expanding our IP portfolio into new clinical targets.

•	In mid-April, we announced a research collaboration with The Feinstein Institutes for Medical Research to conduct a pilot clinical study that will test a novel non-invasive bioelectronic device approach for vagus nerve stimulation.

•	In July, we announced that the USPTO had issued us a sixth patent for our bioelectronic platform, expanding our IP portfolio to include the proprietary contacts, conductive circuitry design, and algorithms to optimize therapy delivery in our handheld monopolar design.

•	In August, we received study approval from the Institutional Review Board (“IRB”) of The Feinstein Institutes for Medical Research and initiated study recruitment and enrollment for our vagus nerve program.

•	We expanded our post-operative pain clinical study to include Otolaryngology and Facial Plastic Surgery patients. This study aims to investigate the potential benefits of a drug-free alternative to traditional post-operative pain management methods.

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As a result of these programs, the Company was named to Fast Company’s prestigious annual list of the World’s Most Innovative Companies for 2023 in the Medical Device category. Additionally, in 2022, Global Health & Pharma named Tivic Health the Most Pioneering Bioelectronic Medicine Company of 2022.

In the first half of 2024:

•	We launched ClearUP 2.0 and decommissioned older models. The new version included new power management circuitry and improved power management for faster charging and longer battery life.

•	We entered a limited exclusive distribution agreement with McKesson Medical, one of the Top 10 Medical Equipment Distributors and Suppliers in the nation. Under the terms of the agreement, McKesson affiliate Simply Medical will have certain exclusive distribution rights for Tivic Health’s ClearUP product for Walmart, Target, eBay and Kroger, as well as non-exclusive distribution rights in other specified on-line channels.

•	We announced completion of enrollment in a pilot clinical study with The Feinstein Institutes for Medical Research, testing a proprietary approach to non-invasive vagus nerve stimulation, for which we publicly announced the final data analysis results on May 8, 2024.

•	We continued to invest in our intellectual property portfolio, filing our first vagus nerve stimulation patent and prosecuting existing filings.

•	We have continued to intentionally maintain a small core team at this stage of the Company, including further decreasing our headcount in Q2 2024 to reduce operating expenses. We have relied, and continue to rely, heavily on third-party service providers, including marketing agencies, a fulfillment warehouse, software-as-a-service platforms, clinical research organizations, academic research partnerships, finance and accounting support, and legal support to carry out our operations.

Recent Developments

VNS Pilot Clinical Study Results

On May 8, 2024, we issued a press release announcing the final data analysis for our VNS pilot clinical study. We conducted the pilot study in collaboration with the Zanos Laboratory at The Feinstein Institutes for Medical Research to determine how our non-invasive cervical VNS (“ncVNS”) intervention affects the autonomic nervous system (“ANS”), cardiac, and brain function. Twenty healthy subjects were recruited and treated with ncVNS for twenty minutes and several physiologic measurements were taken before, during and after the treatment protocol. Study subjects exhibited a sustained reduction in pupil diameter during ncVNS, which is consistent with increased vagal tone and parasympathetic activation. ANS activity was also measured via electrocardiogram and root mean square of successive differences (“RMSSD”), a widely used measure of heart rate variability that is used as a proxy for vagus nerve activity. Compared with before ncVNS, after treatment subjects had a 97% increase in RMSSD, which is indicative of an increased parasympathetic state. The cardiac data suggest potential applications in arrythmias and cardiovascular disease. Lastly, electroencephalography was applied before and after ncVNS to measure brain activity. Subjects had a mean 24% increase in frontal theta activity, which is indicative of calm awake states, and a > 60% reduction in gamma activity in several brain regions, including the temporal lobe. The magnitude of the changes seen in our ncVNS study suggest our ncVNS approach may have clinical utility in several patient populations including those with epilepsy, depression, post-traumatic stress disorder and ischemic stroke, among others.

Based on these promising data results, we believe that there may be significant potential for our platform in the noninvasive VNS space. We are working with The Feinstein Institutes for Medical Research to carry out the next phase of research for our clinical program, an optimization study to further refine the treatment parameters to address discrete disease targets. Additional clinical studies will be required to secure regulatory clearance and Tivic Health’s VNS approach is currently for investigational use only.

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On May 17, 2024, we entered into a Collaboration and Research Support Agreement with The Feinstein Institutes for Medical Research, pursuant to which we will collaborate with The Feinstein Institutes for Medical Research in the development and drafting of a protocol (the “Protocol”) to advance a research program designed to test Autonomic Nervous System (“ANS”) function and/or balance in healthy able-bodied individuals in response to neuromodulation of the ANS by our neurostimulation device, by leveraging and augmenting the NDS Lab’s multi-modal index to quantify the activation status of the ANS during various of clinically relevant tests, and to submit such Protocol and the research study described therein (the “Study”) for institutional and IRB approval. If the Protocol and Study are approved, the Study shall be implemented pursuant to the Protocol and shall be governed by the terms of the agreement. Total length of the project is expected to be one year.

Pursuant to the agreement, we shall be responsible for participant reimbursement and the full time equivalents involved in acquiring IRB approval, recruiting and performing the experiments, and analyzing all the data and development of all algorithms, as more particularly set forth in the Agreement. Payments will be made by the Company upon completion of the following milestones:

•	MILESTONE 1: Execute Collaboration and Research Support Agreement - $24,485.60

•	MILESTONE 2: Receive IRB study approval - $48,971.20

•	MILESTONE 3: Complete enrollment of first all participants and run 1/3 sessions - $85,699.60

•	MILESTONE 4a/b: Complete all sessions; submit final report - $85,699.60

ALOM Agreement Termination

Effective August 1, 2024, we terminated the Fulfillment Services Agreement with ALOM Technologies Corporation (“ALOM”) on November 25, 2022, as amended on March 5, 2024 (the “ALOM Agreement”), pursuant to which ALOM provided, on a non-exclusive basis, certain assembly, procurement, storage, returns, and fulfillment services (collectively, the “Services”) to our end customers and retailers within the United States. We terminated the ALOM Agreement for convenience, in accordance with the terms of the ALOM Agreement, in furtherance of our efforts to continue to reduce both direct and indirect costs associated with product manufacturing and distribution. We did not incur any material early termination penalties in connection with the termination of the ALOM Agreement. We are now utilizing third-party logistics and storage services from alternate suppliers without material minimums and have established in-house assembly and testing capabilities. We completed the transition with no disruptions to service and foresees current capacity will be sufficient to meet demand for the foreseeable future.

Nasdaq Deficiency

On June 28, 2024, we received a notification letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, because the closing bid price for our common stock was below $1.00 per share for 33 consecutive business days, we are not currently in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The notification had no immediate effect on the listing of our common stock on the Nasdaq Capital Market, and, therefore, our listing remains fully effective.

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In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), we have a period of 180 calendar days from June 27, 2024, or until December 26, 2024, to regain compliance with the Minimum Bid Price Requirement. If at any time before December 26, 2024, the closing bid price of our common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification that we have achieved compliance with the Minimum Bid Price Requirement, and the matter would be resolved. If we do not regain compliance during the compliance period ending on December 26, 2024, then Nasdaq may grant us a second 180 calendar day grace period to regain compliance, provided we (i) meet the continued listing requirement for market value of publicly-held shares and all other initial listing standards for the Nasdaq Capital Market, other than the minimum closing bid price requirement, and (ii) we notify Nasdaq of our intent to cure the deficiency.

We intend to continue actively monitoring the closing bid price for our common stock between now and December 26, 2024, and will consider available options to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement. If we do not regain compliance within the allotted compliance period, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that our common stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel. There can be no assurance that we will regain compliance with the Minimum Bid Price Requirement during the 180 day compliance period, secure a second period of 180 calendar days to regain compliance, or maintain compliance with the other Nasdaq listing requirements.

Equity Distribution Agreement

On September 13, 2024, we entered into an Equity Distribution Agreement (the “ATM Agreement”), with Maxim Group LLC (“Maxim”), pursuant to which the Company may offer and sell, from time to time, through or to Maxim, as sales agent or principal, shares of its common stock, par value $0.0001 per share.

Subject to the terms and conditions of the ATM Agreement, Maxim will use commercially reasonable efforts consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations and the rules of the Nasdaq Capital Market to sell shares, from time to time, based upon the Company’s instructions, including any price, time or size limits specified by the Company. Under the ATM Agreement, Maxim may sell shares by any method deemed to be an “at the market” offering as defined in Rule 415 under the U.S. Securities Act of 1933, as amended, or any other method permitted by law, including in privately negotiated transactions. Maxim’s obligations to sell shares under the ATM Agreement are subject to satisfaction of certain conditions, as set forth in the ATM Agreement and as are customary for transactions of this nature. The Company will pay Maxim a commission of 3.0% of the aggregate gross proceeds from each sale of shares and has agreed to provide Maxim with customary indemnification and contribution rights. The Company also agreed to reimburse Maxim for certain specified fees and expenses of up to $40,000, plus an additional $5,000 for each bringdown, as provided in the ATM Agreement.

Sales of shares of common stock under the ATM Agreement will be made pursuant to a prospectus supplement, filed with the SEC on September 13, 2024, to the Company’s effective shelf registration statement on Form S-3 (File No. 333-269494) (the “Registration Statement”), which was initially filed with the SEC on February 1, 2023 and was declared effective on February 8, 2023.

Corporate Information

The Company was incorporated in California in September 2016 and reincorporated as a Delaware corporation in June 2021. Our principal executive offices are located at 47685 Lakeview Blvd., Fremont, California 94538. Our telephone number is (888) 276-6888 and our corporate website is www.tivichealth.com. Unless expressly noted, none of the information on our corporate website is part of this Offering Circular or any amendment to Offering Circular.

Where You Can Find More Information

For additional information regarding our business, properties and financial condition, please refer to the documents cited in the section of this Offering Circular entitled “Where You Can Find More Information.”

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OFFERING SUMMARY

Shares of common stock outstanding before the offering	6,243,403 shares of common stock issued and outstanding as of October 2, 2024.

Common stock offered by us	The Offered Shares, 10,000,000 shares of common stock (assuming the maximum offering price in the range of $2.00), are being offered by the Company in a “best-efforts” offering.

Offering Price Per Share	A price between $0.27 to $2.00 per Offered Share (to be fixed by post-qualification supplement).

Pre-Funded Warrants offered by us

We are also offering to those purchasers, if any, the opportunity to purchase, if any such purchaser so chooses, 10,000,000 Pre-Funded Warrants in lieu of or in combination with the Offered Shares. This offering also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrant sold in this offering.

The purchase price of each Pre-Funded Warrant will be equal to the public offering price per share of common stock sold in this offering minus $0.001, the exercise price per share of common stock of each Pre-Funded Warrant. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. To better understand the terms of the Pre-Funded Warrants, you should carefully read the section of this Offering Circular entitled “Description of Securities We are Offering.” You should also read the form of Pre-Funded Warrant, which is filed as an exhibit to this Offering Circular.

Shares Outstanding After This Offering (1)	16,243,403 shares of common stock issued and outstanding, assuming all of the Offered Shares are sold hereunder and assuming no sales of Pre-Funded Warrants.

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Minimum Number of Shares to Be Sold in This Offering	None.

Investor Suitability Standards	The Offered Shares or Pre-Funded Warrants are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933, as amended (the “Securities Act”)). “Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act.

Market for our Common Stock	Our common stock is listed on Nasdaq under the symbol “TIVC.”

Termination of this Offering	This offering will terminate at the earliest of (a) the date on which all of the Offered Shares have been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Use of Proceeds	We intend to use the net proceeds of this offering for working capital and general corporate purposes. We have not determined the amount of net proceeds to be used specifically for any of such purposes, will have broad discretion in the way that we use the net proceeds of this offering. See “Use of Proceeds”.

Risk Factors	An investment in the Offered Shares or Pre-Funded Warrants involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares or Pre-Funded Warrants.

(1) The number of shares to be outstanding after this offering is based on 6,243,403 shares outstanding as of October 2, 2024 and excludes:

•	66,367 shares of common stock issuable upon exercise of options to purchase shares of common stock outstanding as of October 2, 2024, with a weighted-average exercise price of approximately $28.34 per share;

•	59,497 shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock, with a weighted-average exercise price of approximately $29.34 per share;

•	up to 4,710,000 shares of common stock issuable upon exercise of Series A Warrants outstanding;

•	up to 7,065,000 shares of common stock issuable upon exercise of the Series B Warrants outstanding;

•	up to 188,400 shares of common stock issuable upon exercise of Placement Agent Warrants to be issued to the placement agent or its designees as compensation in connection with this offering at an exercise price of $0.935 per share; and

•	928,412 shares of common stock reserved for future issuance under our Amended and Restated 2021 Equity Incentive Plan (“A&R 2021 Plan”).

Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Exchange Act. Our continuing reporting obligations under Regulation A are deemed to be satisfied as long as we comply with our Section 13(a) reporting requirements.

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RISK FACTORS

An investment in the Offered Shares or Pre-Funded Warrants involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”.

Risk Factor Summary

Below is a summary of the principal factors that make an investment in our securities speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below and should be carefully considered, together with other information included in this Offering Circular.

•	We have a relatively limited operating history and may not be able to execute on our business strategy.

•	Our cash and financial resources may be insufficient to meet our anticipated needs for the next twelve months, which raises substantial doubt about our ability to continue as a going concern.

•

If our stock price continues to remain below $1.00, our common stock may be subject to delisting from The Nasdaq Capital Market, which would materially reduce the liquidity of our common stock and have an adverse effect on our market price.

•	Our operating results may be volatile and may not be a reliable indicator of our future performance.

•	If we fail to manage our growth effectively, including with respect to potential acquisitions of other companies, our business could be materially and adversely affected.

•	We have a history of net losses, and we may not achieve or maintain profitability in the future.

•	We have identified a material weakness in our internal control over financial reporting associated with staffing levels, which is common for the stage and size of the Company.

•	We expect that we will need additional capital, which, if obtainable, could dilute the ownership interest of investors.

•	Our business plan depends heavily on product revenues from our core technology, the clinical and consumer acceptance of which is at this time unproven.

•	We rely on third parties to supply and manufacture our devices, and we expect to continue to rely on third parties to manufacture and supply our devices.

•	We may be adversely affected by the effects of inflation.

•	We depend on our senior management team, and the loss of one or more key personnel or an inability to attract and retain highly skilled personnel may impair our ability to grow our business.

•	Economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability, could harm our financial condition and results of operations.

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•	The guarantees and warranties we provide on our products could have a material adverse effect on our business, financial condition and results of operations.

•	Our markets are undergoing continuous change, and our future success will depend on our ability to meet the changing needs of our customers.

•	Developing medical technology entails significant technical, regulatory and business risks.

•	The size and expected growth of our available market has not been established with precision and may be smaller than we estimate.

•	Our insurance may not adequately cover our operating risk.

•	Our business could be disrupted by catastrophic occurrences and similar events.

•	Changes in the regulatory landscape for our products could render our business model contrary to applicable regulatory requirements, and we may be required to seek additional clearance or approval for our products. Additionally, we have relied on guidance documents from FDA and our EU Notified Body to make determinations about the regulatory pathway for future products, which may be interpreted to a different effect by the governing regulatory bodies.

•	We are subject to consumer protection laws that regulate our marketing practices and prohibit unfair or deceptive acts or practices. Our actual or perceived failure to comply with such obligations could harm our business, and changes in such regulations or laws could require us to modify our products or marketing or advertising efforts.

•	Our reliance on vendors in foreign countries, including China, subjects us to risks and uncertainties relating to foreign laws and regulations and changes in relations between the United States and such foreign countries.

•	We are highly dependent on our intellectual property (“IP”) and our methods of protecting our IP may not be adequate or could be costly. In addition, we may face risks of claims for IP infringement. We may be unable to enforce our intellectual property rights throughout the world.

•	Our stock price has fluctuated significantly since our IPO, and may continue to fluctuate significantly, and investors may not be able to resell the securities that they purchase at or above the price at which they purchased them. An active trading market for our common stock may never develop or be sustained.

•	We do not expect to pay any cash dividends for the foreseeable future.

•	Future issuances of stock or other securities could dilute the holdings of our stockholders and could materially affect the price of our common stock.

•	We are an “emerging growth company” and a “smaller reporting company,” and the reduced public company reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

•	If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

•	If our operating and financial performance in any given period does not meet any guidance that we provide to the public, the market price of our common stock may decline.

•	This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

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•	There is no public market for the Pre-Funded Warrants being offered in this offering.

•	Holders of the Pre-Funded Warrants will have no rights as holders of Common Stock until such warrants are exercised.

•	The Pre-Funded Warrants are speculative in nature.

•	Holders of the Pre-Funded Warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire shares of our common stock.

•	Resales of our shares of our common stock in the public market by investors in this offering may cause the market price of our shares of our common stock to fall.

Risks Related to Our Financial Condition and Business Model

We have a relatively limited operating history and may not be able to execute on our business strategy.

We were originally incorporated in 2016 and began selling our first product in 2019. Accordingly, we have a limited operating history, which makes an evaluation of our future prospects and execution ability difficult. Our revenue and income-producing potential is unproven, and our business model and strategy may continue to evolve. Future revenues are contingent upon several factors, including, without limitation, our ability to successfully develop and scale-up sales of the ClearUP line and future products, our ability to develop relationships with channel partners and customers, as well as the clinical and market acceptance of our technology. We may need to make business decisions that could adversely affect our operating results, such as modifications to our pricing strategy, business structure or operations.

Our operating results will likely be volatile and may not be a reliable indicator of our future performance.

Our future expenses, revenues and operating results may vary significantly from quarter to quarter due to a number of factors, including, without limitation:

•	receptiveness of the market to a fundamentally new way of treating target conditions;

•	intrinsic variability in spending patterns associated with the conduct of clinical trials;

•	disruptions to the global supply chain and inflationary pressures;

•	fluctuations in demand for our technology, including seasonal variations; and

•	delays in introducing new technology to market, including product design, manufacturing, marketing cycles, sales and distribution related delays.

We expect that our revenues may be volatile as we develop new technology and obtain new customers in the future. The volume and timing of commercial outcomes are difficult to estimate, as the adoption of bioelectronic treatments is immature, and the sales cycle may vary substantially from forecasts.

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If we fail to manage our growth effectively, our business could be materially and adversely affected.

We will not be successful unless we are able to generate additional revenues and grow our business, which will likely require us to hire additional employees and expand our technology, product, development and sales and marketing teams in order to achieve our business plan. Our management systems are emergent. The continued growth of our business may place demands on our management, financial, operational, technological and other resources, and we expect that our growth will require us to continue developing and improving our operational, financial and other internal controls. We may not be able to address these challenges in a cost-effective manner, or at all. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, which could have a material adverse effect on our business, financial condition and results of operations.

We have a history of net losses and we may not achieve or maintain profitability in the future.

We have incurred net losses since inception. For the years ended December 31, 2023 and 2022, we incurred net losses of $8.2 million and $10.1 million, respectively, and at December 31, 2023, we had working capital of $3.3 million and an accumulated deficit of $37.9 million. During the years ended December 31, 2023 and 2022, we used $8.5 million and $8.9 million of cash, respectively, for operating activities. For the six months ended June 30, 2024, we incurred a net loss of $2.7 million, and at June 30, 2024, we had cash and cash equivalents of $3.7 million, an accumulated deficit of $40.6 million, and working capital of $4.1 million.

The net losses we incur may fluctuate significantly from quarter to quarter and may increase as a result of macroeconomic factors. Additionally, future costs relating to product development and operating activities may be significantly higher than our historical costs.

Management expects to incur substantial additional operating losses for the foreseeable future to expand our markets, complete development of new products, obtain regulatory approvals, launch and commercialize our products and continue research and development programs.

Our future capital requirements will depend upon many factors, including, without limitation, progress with developing, manufacturing and marketing our technologies; the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights; our ability to successfully execute our acquisition strategy, including the closing of potential acquisitions and integrating new business into our own; our ability to establish collaborative arrangements; marketing activities; and competing technological and market developments. Our ability to generate revenue and achieve profitability requires us to successfully market and secure purchase orders for our products and services from customers currently identified in our sales pipeline as well as new customers. We will also be required to efficiently manufacture and deliver equipment on those purchase orders. These activities, including our planned research and development efforts, will require significant uses of working capital. There can be no assurance that we will generate revenue and cash as expected in our current business plan. We expect that we will need to raise additional capital to continue operating our business and fund our planned operations, including to execute on our acquisition strategy, research and development, clinical trials and, if regulatory approval is obtained, commercialization of future product candidates. We may seek additional funds through equity or debt offerings and/or borrowings under notes payable, lines of credit or other sources. We do not know whether additional financing will be available on commercially acceptable terms, or at all, when needed. If adequate funds are not available or are not available on commercially acceptable terms, our ability to fund our operations, support the growth of our business or otherwise respond to competitive pressures could be significantly delayed or limited, which could materially and adversely affect our business, financial conditions, or results of operations.

Our long-term success is dependent upon our ability to successfully develop, commercialize and market our products, earn revenue, obtain additional capital when needed and, ultimately, to achieve profitable operations. We will need to generate significant additional revenue to achieve profitability. Future products may require substantially higher levels of investment than initial products, including investments in research, development, regulatory and/or marketing and sales. It is possible that we will not achieve profitability or that, even if we do achieve profitability, we may not maintain or increase profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

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There is substantial doubt about our ability to continue as a going concern.

Because we have incurred operating losses since inception, and based on our current cash levels and burn rate, amongst other things, we believe our cash and financial resources may be insufficient to meet our anticipated needs for the next twelve months, which raises substantial doubt about our ability to continue as a going concern within one year from the issuance date of the financial statements included elsewhere in this Offering Circular. These losses are expected to continue for at least a period of time. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the fiscal years ended, December 31, 2023 and 2022, describing the existence of substantial doubt about our ability to continue as a going concern. The financial statements included elsewhere in this Offering Circular have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern within one year after the date the financial statements are issued.

In the event that we raise the maximum amount of cash proceeds in this offering, and assuming that our operations do not materially change, we currently expect that we would have sufficient cash to fund our operating expenses and capital expenditure requirements for twelve months after closing. However, in the event that we do not raise the maximum amount of cash proceeds in this offering, we may require additional funding to continue as a going concern for the next twelve months.

Our ability to obtain additional financing, if and when needed, will depend on a number of factors, including, among others, the condition of the capital markets and the other risks described in these risk factors. If any one of these factors is unfavorable, we may not be able to obtain additional funding, in which case, our business could be jeopardized and we may not be able to continue our operations or pursue our strategic plans. If we are forced to scale down, limit or cease operations, our shareholders could lose all or part of their investment in our Company.

We have identified a material weakness in our internal control over financial reporting.

In connection with the audit of our financial statements for the years ended December 31, 2023 and 2022, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. In 2022, we remediated deficiencies related to inventory cost accounting procedures, and to the extent possible, the segregation of duties. In addition, we completed our internal control design and formalized various internal control processes and procedures during the year ended December 31, 2022. However, due to the small size of our accounting and financial reporting team, as well as recent staff turnover even with processes and procedures in place to mitigate the risk of a material misstatement, we believe that there is still a reasonable possibility that a material misstatement of our annual or interim financial statements may not be prevented or detected on a timely basis. If we are unable to remedy our material weakness, or if we generally fail to establish and maintain effective internal controls appropriate for a public company, we may be unable to produce timely and accurate financial statements, and we may continue to conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.

We expect that we will need additional capital, which, if obtainable, could dilute the ownership interest of investors.

We anticipate we will need additional capital to market our products, develop additional products and fund our operations, which we may raise through the sale and issuance of equity, equity-related or convertible debt, or other securities. Our future capital requirements depend on many factors including our need to market our products, acquire or develop additional products and fund our operations. We cannot be certain that additional financing will be available to us on acceptable terms when required, or at all.

If we issue additional equity securities or securities convertible into equity securities, our existing stockholders will be subject to dilution. Additionally, sales of substantial amounts of our equity securities could have an adverse effect on the value of our equity and our ability to raise additional capital through future capital increases.

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Our business plan depends heavily on revenues from our initial products, the clinical and consumer acceptance of which is unproven at this time.

Our future growth depends on the commercial success of our technology and initial products. It is not certain that our target customers will choose our technology for technical, cost, support or commercial reasons. If our target customers do not widely adopt and purchase our technology, our future growth will be limited. Further, our resources and investments may not be adequate to achieve the targeted level of manufacturing and sales set out in our business plan.

Cybersecurity risks and cyber incidents, as well as other significant disruptions of our information technology networks and related systems and resources, could adversely affect our business, disrupt operations and expose us to liabilities to employees, customers, governmental regulators, and other third parties.

We use information technology and other computer resources to carry out important operational activities and to maintain our business records. As part of our normal business activities, we permit certain employees to perform some or all of their business activities remotely, we collect and store certain personal identifying and/or confidential information relating to our employees, customers, vendors and suppliers, and we maintain operational and financial information related to our business. Furthermore, we rely on products and services provided by third-party suppliers to operate certain critical business systems, including without limitation, cloud- based infrastructure, encryption and authentication technology, email, and other functions, which exposes us to supply-chain attacks or other business disruptions.

We face risks associated with security breaches through cyber-attacks or cyber-intrusions, malware, computer viruses and malicious codes, ransomware, attachments to e-mail, unauthorized access attempts, denial of service attacks, phishing, social engineering, persons with access to systems inside our organization, and other significant disruptions of our information technology networks and related systems. The risk of a security breach has generally increased as the frequency, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques, tools and tactics used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed to not be detected and, in fact, may not be detected. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers, disaster recovery or other preventative or corrective measures, and thus it is impossible for us to entirely counteract this risk or fully mitigate the harms after such an attack.

We have implemented certain systems and processes intended to address ongoing and evolving cybersecurity risks, secure our information technology, applications and computer systems, and prevent unauthorized access to or loss of sensitive, confidential and personal data. Although we and our service providers employ what we believe are adequate security, disaster recovery and other preventative and corrective measures, our security measures, taken as a whole, may not be sufficient for all possible situations and may be vulnerable to, among other things, fraud, hacking, employee error, system error, and faulty password management. Additionally, we rely on third-parties for virtually all of our operating infrastructure, who may themselves have standards of materiality of cybersecurity risks that differ from the materiality standards of Tivic itself.

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Our ability to conduct our business may be impaired if our or our services providers’ information technology networks, systems or resources, including our and their websites or e-mail systems, are compromised, degraded, damaged or fail, whether due to a virus or other harmful circumstance, fraud, intentional penetration or disruption of our or their information technology resources by:

•	a third party,

•	natural disaster,

•	a failure of hardware or software due to a design or programmatic flaw,

•	a failure of hardware or software security controls,

•	telecommunications system failure,

•	service provider error or failure,

•	fraudulent transactions,

•	intentional or unintentional personnel actions,

•	lost connectivity to our networked resources, or

•	a failure of disaster recovery system.

A significant and extended disruption could damage our business or reputation and cause, amongst other things, loss of revenues or customer relationships, unintended and/or unauthorized public disclosure or the misappropriation of proprietary, personal identifying and confidential information, and us to incur significant expenses to address and remediate or otherwise resolve these kinds of issues. Our disaster recovery procedures and contingency planning rely heavily on third-party providers and may prove insufficient to fully protect Tivic operations and business interests

The release of confidential information may also lead to litigation or other proceedings against us by affected individuals, business partners and/or regulators, and the outcome of such proceedings, which could include losses, penalties, fines, injunctions, expenses and charges recorded against our earnings and cause us reputational harm and/or could have a material and adverse effect on our business, financial position or results of operations.

We rely on third parties to supply and manufacture our devices, which could cause supply shortages, and we expect to continue to rely on third parties to manufacture and supply our devices.

We encountered disruptions in our supply of various materials and components, and electronic components during 2022 due to the well-documented shortages and constraints in the global supply chain. This was exacerbated by the resurgence of the COVID-19 pandemic in certain parts of China, which resulted in the temporary closure of manufacturing facilities, including those that make electronic parts like those that we included in our products, in certain parts of China. Although the supply chain constraints that we faced during the pandemic have primarily subsided, no assurances can be provided that we will not face similar disruptions in the future. If we experience similar constraints in the future, the supply or manufacture of our devices could be stopped, delayed or made less profitable if any of these third parties fail to provide us with sufficient quantities at acceptable quality levels or prices, or fail to maintain or achieve satisfactory regulatory compliance.

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We rely on, and expect to continue to rely on, third-party providers for the supply and manufacturing of our devices, including components and electronic parts. Lead times for ordered components may vary significantly, and some components used to manufacture our products are provided by a limited number of sources.

We are continuously evaluating alternative and secondary source suppliers in order to ensure that we are able to source sufficient components and materials to manufacture our products. In the event that we are unable source sufficient components and materials from our current suppliers, or to develop relationships with additional suppliers, to manufacture enough of our products to satisfy demand, we may have to cease or slow down production of our products. To the extent our current manufacturers or suppliers, or any manufacturers and suppliers that we engage in the future, are unable to meet our requirements in a timely and cost-effective manner, we may not be able to obtain an adequate supply of electronic parts or components for our products. Any shortage of materials caused by any disruption or unavailability of supply or an increase in the demand for our products, could harm our ability to satisfy customer demand, delay deliveries of our products to customers, lead to customer cancellations and returns, delay the development and launch of new products, or increase our costs and decrease our revenue. Any such impacts or delays could adversely affect our sales, customer satisfaction, profitability, cash flows and financial condition. and our business may be adversely affected. Our efforts to mitigate supply chain weaknesses may not be successful or may have unfavorable effects.

We do not control the operational processes of the contract manufacturing organizations with whom we contract and are dependent on these third parties for the production of our devices in accordance with relevant regulations, which include, among other things, quality control, quality assurance and the maintenance of records and documentation.

We may be adversely affected by the effects of inflation.

Inflation has the potential to adversely affect our liquidity, business, financial condition and results of operations by increasing our overall cost structure, particularly if we are unable to achieve commensurate increases in the prices we charge our customers. The existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, shipping costs, supply shortages, increased costs of labor, weakening exchange rates and other similar effects. As a result of inflation, we have experienced and may continue to experience, cost increases. Although we may take measures to mitigate the impact of this inflation, if these measures are not effective our business, financial condition, results of operations and liquidity could be materially adversely affected. Even if such measures are effective, there could be a difference between the timing of when these beneficial actions impact our results of operations and when the cost inflation is incurred.

We depend on our senior management team and the loss of one or more key personnel or an inability to attract and retain highly skilled personnel may impair our ability to grow our business.

Our future success depends heavily upon the continued services of our executive officers and key personnel. The Company is headquartered in California, which is an at will employment state. Accordingly, the employment agreements that we have entered into with our executive officers and other key personnel do not require them to continue to work for us for any specified period and, therefore, they may terminate employment with us at any time, for any reason and with no advance notice. The replacement of members of our senior management team or other key personnel would likely involve significant time and costs, and the loss of these employees may significantly delay or prevent the achievement of our business objectives.

In addition, our ability to recruit and retain talent in all areas of the business, including but not limited to skilled hires in marketing, product development, regulatory, clinical, quality, logistics, and finance, faces significant competition. We may not be able to hire or retain the type and number of managerial, sales and technical personnel necessary for future success. We will need to devote considerable resources to ensure that we retain our employees in the face of a highly competitive market for talented personnel. If we fail to attract and retain the skilled employees required, this could harm our business and hamper future expansion of our business operations.

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We rely on third parties for sales, marketing, manufacturing, distribution, and other business operations.

For us to be successful, third parties providing us with sales, marketing, manufacturing, distribution and other business operations services must be able to provide us with such services in compliance with regulatory requirements, in accordance with agreed upon specifications, at acceptable costs, and on a timely basis. While our service providers have generally met our expectations in the past, their ability and willingness to continue to do so going forward, and the ability and willingness of any new service provider to meet our expectations in the future, may be limited for several reasons, including our relative importance as a customer. Additionally, we rely on third-party online retailers such as Amazon, BestBuy, Walmart, FSAStore and other specialty online retailers, as well as the parties that we have entered into distribution agreements with, to sell our products. We do not have long-term agreements in place with certain of these third parties and there is no guarantee that such third parties will continue to allow us to sell our products through their platforms or channels. Accordingly, we may be exposed to disruptions or reduced qualify of services, including access to distribution channels, due to factors beyond our direct control, which may impact our ability to operate successfully.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability, the ongoing military conflicts between Russia and Ukraine and Israel and Hamas, and record inflation. Our business, financial condition and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine and the Middle East, geopolitical tensions or record inflation.

U.S. and global markets are experiencing volatility and disruption and the global economy has been, and may continue to be, negatively impacted by Russia’s ongoing military conflict with Ukraine. As a result of Russia’s invasion of Ukraine in February 2022, the U.S., the European Union, the United Kingdom, other G7 countries, as well as various other countries, have imposed substantial financial and economic sanctions on certain industry sectors and parties in Russia. Broad restrictions on exports to Russia have also been imposed. These measures include: (i) comprehensive financial sanctions against major Russian banks; (ii) additional designations of Russian individuals with significant business interests and government connections; (iii) designations of individuals and entities involved in Russian military activities; and (iv) enhanced export controls and trade sanctions limiting Russia’s ability to import various goods. Russian military actions and the resulting sanctions could continue to adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

Addition, in October 2023, Hamas militants and members of certain other organizations infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Shortly thereafter, Israel’s security cabinet declared war against Hamas and launched an aerial bombardment of various targets within the Gaza Strip. It is possible that other countries and/or regional organizations will join the hostilities as well, including without limitation Hezbollah in Lebanon, and Palestinian military organizations in the West Bank, resulting in further expansion of the conflict. The conflict between Israel and Hamas is ongoing, and the length and impact of the ongoing military conflict is highly unpredictable.

There are also current geopolitical tensions with China. Recently, the Biden administration has signed multiple executive orders regarding China, including certain executive orders that may impact the pharmaceutical industry and other similar industries in the U.S. Moreover, both the U.S. and China have recently imposed sanctions upon certain companies and individuals based in the other country, and have also imposed certain import and export restrictions and tariffs on products originating from the other country. Any additional executive action, legislative action or potential sanctions with China could materially impact our current manufacturing partners and our agreements with them.

Although our business has not been materially impacted by the ongoing military conflicts between Russia and Ukraine or Israel and Hamas, geopolitical tensions, or record inflation to date, it is impossible to predict the extent to which our operations, or those of our suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the conflicts in Ukraine and the Middle East, geopolitical tensions, record inflation, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described herein.

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We may not be able to successfully identify, consummate or integrate acquisitions or to successfully manage the impacts of such transactions on our operations.

Part of our business strategy includes investigating growth through acquisitions. We may expand our business by making strategic acquisitions and seeking suitable acquisition targets to enhance our growth. Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) the potential disruption of our ongoing business; (ii) the distraction of management away from the ongoing oversight of our existing business activities; (iii) incurring additional indebtedness; (iv) the anticipated benefits and cost savings of those transactions not being realized fully, or at all, or taking longer to realize than anticipated; (v) an increase in the scope and complexity of our operations; (vi) exposure to unknown liabilities; and (vii) the loss or reduction of control over certain of our assets.

The pursuit of acquisitions may pose certain risks to us. We may not be able to identify acquisition candidates that fit our criteria for growth and profitability. Even if we are able to identify such candidates, we may not be able to acquire them on terms or financing satisfactory to us. We may incur expenses and dedicate attention and resources associated with the review of acquisition opportunities, whether or not we consummate such acquisitions, which may divert management’s attention from our day-to-day business.

Additionally, even if we are able to acquire suitable targets on agreeable terms, we may not be able to successfully integrate their operations with ours. Achieving the anticipated benefits of any acquisition will depend in significant part upon whether we integrate such acquired businesses in an efficient and effective manner. We may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of our acquisitions within the anticipated timing, or at all. The benefits from any acquisition will be offset by the costs incurred in integrating the businesses and operations. We may also assume liabilities in connection with acquisitions to which we would not otherwise be exposed. An inability to realize any or all of the anticipated synergies or other benefits of an acquisition as well as any delays that may be encountered in the integration process, which may delay the timing of such synergies or other benefits, could have an adverse effect on our business, results of operations and financial condition.

The guarantees and warranties we provide on our products could have a material adverse effect on our business, financial condition and results of operations.

We provide product guarantees to our customers, pursuant to which we allow for the return of products from customers within 60 days after the original sale. We also provide a one-year warranty for any defective product. Existing and future product guarantees and warranties place us at the risk of incurring future returns and repair and/or replacement costs. While we engage in product quality programs and processes, including monitoring and evaluating the quality of our components sourced from our suppliers, our guaranty and warranty obligation is affected by actual product defect rates, parts and equipment costs and service labor costs incurred in correcting a product defect. During the years ended December 31, 2023 and 2022, we accrued return reserves equal to approximately 12% and 10%, respectively, of gross revenues. We believe our reserve as of December 31, 2023 is adequate. However, our reserves set aside to cover warranty returns and customer returns may be inadequate due to an unanticipated number of customer returns, undetected product defects, unanticipated component failures or changes in estimates for material, labor and other costs we may incur to replace projected product defects. As a result, if actual customer returns, product defect rates, parts and equipment costs or service labor costs exceed our estimates, it could have a material adverse effect on our business, financial condition and results of operations.

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Risks Related to Our Business and Markets

Our ability to compete in the sinus, cold and allergy market is unproven.

We currently compete in the sinus, cold and allergy market segment, a segment with large, entrenched players. We expect to experience competition from current and potential new competitors, some of which may be better established and have significantly greater financial, technical, marketing and distribution resources. We encounter competition from larger, well-established and well-financed entities that may continue to acquire, invest in, or form joint ventures with producers of alternate sinus care technologies.

Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Our market position could erode rapidly as a result of the development of new, superior products and technology by competitors. In addition, current and potential competitors may have greater name recognition, broader physician reach and more extensive customer bases. Increased competition could result in price reductions, lower volume sales, and reduced gross margins. There can be no assurance that we will be able to compete successfully against our current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

Our markets are undergoing continuous change, and our future success will depend on our ability to meet the changing needs of our customers.

For our business to survive and grow, we must continue to enhance and improve our products and technology to address a broader range of customers’ needs. If customer behavior or new industry standards or practices emerge, our existing technology may become obsolete. Our future success will depend upon, among other things, our ability to:

•	develop and license new technologies that address the increasingly sophisticated and varied needs of prospective customers;

•	stay ahead of technological advances and emerging industry standards and practices on a cost-effective and timely basis; and

•	monitor and stay ahead of shifts in the competitive landscape.

Developing medical technology entails significant technical, regulatory and business risks.

We may fail to adapt our technology to user requirements or emerging treatment standards. Microcurrent and other neuromodulation therapies are not currently considered standard of care for inflammation and may not ever be considered standard of care. Treatment standards may not evolve to incorporate our product. New industry standards for the development, manufacture and marketing of medical devices may evolve and we may not be able to conform to the changes, meet new standards in a timely fashion or maintain a competitive position in the market. In particular, regulatory standards for bioelectronic treatments of medical conditions are evolving. If we face material delays in introducing our products and new technology, we may fail to attract new customers.

Customer or third-party complaints or negative reviews or publicity about our company or our products could harm our reputation and brand.

We are heavily dependent on customers who use our ClearUP device to provide good reviews and word-of- mouth recommendations to contribute to our growth. Customers who are dissatisfied with their experiences with our products or services may post negative reviews. We may also be the subject of blog, forum or other media postings that include inaccurate statements and/or create negative publicity. In addition, any negative news regarding bioelectronic medicine may adversely impact our business. Any negative reviews or publicity, whether real or perceived, disseminated by word-of-mouth, by the general media, by electronic or social networking means or by other methods, could harm our reputation and brand and could severely diminish consumer confidence in our products.

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We may face risks associated with expanding to international markets.

We may pursue marketing and selling our products internationally, which would likely be primarily done through e-commerce accelerators, distribution arrangements and regional licensing. We have limited experience operating outside the United States, and we will likely need to rely heavily on distributors and licensees in the event that we expand internationally. Expansion into international markets may expose us to, among other things, the following additional risks:

•	strain on our managerial resources;

•	pricing pressure that we may experience internationally;

•	a shortage of high-quality e-commerce accelerators, distributors, and licensees;

•	competitive disadvantage to competition with established business and customer relationships;

•	foreign currency exchange rate fluctuations;

•	the imposition of additional U.S. and foreign governmental controls or regulations;

•	economic instability;

•	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•	the imposition of restrictions on the activities of foreign agents, representatives and distributors;

•	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

•	laws and business practices favoring local companies;

•	difficulties in maintaining consistency with our internal guidelines;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	the imposition of costly and lengthy new export licensing requirements;

•	the imposition of U.S. or international sanctions against a country, company, person or entity with whom we do business that would restrict or prohibit continued business with the sanctioned country, company, person or entity; and

•	the imposition of new trade restrictions.

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The size and expected growth of our available market has not been established with precision and may be smaller than we estimate.

Our data on the available market for our current products and future products is based on a number of internal and third-party research reports, estimates and assumptions. While we believe that such research, our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct. In addition, the statements in this Offering Circular relating to, among other things, the expected growth in the market for our ClearUP device are based on a number of internal and third-party data, estimates and assumptions, and may prove to be inaccurate. If the actual number of consumers who would benefit from our products, the price at which we can sell future products or the available market for our products is smaller than we estimate, it could have a material adverse effect on our business, financial condition and results of operations.

Our insurance may not adequately cover our operating risk or litigation exposure.

We have insurance to protect our assets, operations and employees. While we believe our insurance coverage addresses the material risks to which we are exposed and is adequate and customary in our current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. Also, our insurance may be insufficient to cover the costs of any securities- related or other lawsuits or litigation, regardless of the merits of any such lawsuits or litigation. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable or affordable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

Our business could be disrupted by catastrophic occurrences and similar events.

Our headquarters are located in the San Francisco Bay Area, and we are vulnerable to interruption from catastrophic occurrences, such as earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, criminal acts, sabotage, other intentional acts of vandalism and misconduct, geopolitical events, disease, such as the COVID-19 pandemic, and similar events. The San Francisco Bay Area is a region known for seismic activity. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our facilities or the facilities of our suppliers and vendors could result in disruptions and other performance and quality problems. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and/or to execute successfully on those plans in the event of a disaster or emergency, our business would be seriously harmed.

Risks Related to Legal and Regulatory Matters

Changes in the regulatory landscape for our products could render our business model contrary to applicable regulatory requirements, and we may be required to seek additional clearance or approval for our products.

Our ClearUP device is a US FDA Class II device with FDA clearance for over-the-counter purchase. We continue to expand our product offerings within the ClearUP brand based on the architecture used in the ClearUP product line. Such expansions may include design modifications of the ClearUP device. Given that current improvements to the ClearUP product line are a line extension of the ClearUP device, and based on the approval by our designated EU Notified Body and our assessment of relevant FDA guidance (Guidance for Industry and Food and Drug Administration Staff “Deciding When to Submit a 510(k) for a Change to and Existing Device” October 25, 2017), we have determined that such current expansions of the ClearUP product line are covered under the same regulatory clearances as ClearUP. If the FDA were to determine that our products or product candidates do not properly satisfy the conditions for FDA clearance as Class II devices, or that our ClearUP product line expansion is not covered by the same regulatory clearances as our existing ClearUP device, we could be required to cease distribution of our products until we obtain regulatory clearance or approval, abandon new product launch plans, and/or we could be subject to additional enforcement action by the FDA. All existing FDA clearances, including those covering our ClearUP device, could be subject to change based on subsequent FDA review or changes in FDA regulations. In addition, many states have laws regarding the provision of medical devices, and if we are found to be in violation of the laws of any state in which our devices are sold, we could be subject to further sanctions at the state level.

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The laws and regulations applicable to the industries in which we operate are continuously evolving. Changes in our regulatory and legal landscape could substantially increase the costs of compliance, increase the time and resources required to bring new products to market, or otherwise negatively impact our business. There can be no assurance that new legislation or regulations will not impose significant additional costs or burdens on our business or subject us to additional liabilities. We may be or become subject to claims that our operations violate these laws or regulations.

Our business is subject to risks arising from epidemic diseases, such as the recent COVID-19 pandemic.

The occurrence of regional epidemics or a global pandemic such as COVID-19 may adversely affect our operations, financial condition, and results of operations. The COVID-19 pandemic had widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices from 2020 into 2023. The extent to which global pandemics, including as a result of the lingering effects of COVID-19 on the global economy, impact our business going forward will depend on various factors such as the duration and scope of the pandemic; governmental, business, and individuals’ actions in response to the pandemic; and the impact on economic activity including the possibility of recession or financial market instability.

Measures taken by the governments of countries affected by future pandemics could adversely impact our business, financial condition, or results of operations. Potential disruptions may include, without limitations, delays in processing registrations or approvals by applicable state or federal regulatory bodies, delays in product development efforts and/or clinical trials, and additional government requirements or other incremental mitigation efforts that may further impact our capacity to manufacture, sell and support the use of our ClearUP device or other products.

We are subject to consumer protection laws that regulate our marketing practices and prohibit unfair or deceptive acts or practices. Our actual or perceived failure to comply with such obligations could harm our business, and changes in such regulations or laws could require us to modify our products or marketing or advertising efforts.

In connection with the marketing or advertisement of our products, we could be the target of claims relating to false, misleading, deceptive or otherwise noncompliant advertising or marketing practices, including under the auspices of the FTC and state consumer protection statutes. If we rely on third parties to provide any marketing and advertising of our products, we could be liable for, or face reputational harm as a result of, their marketing practices if, for example, they fail to comply with applicable statutory and regulatory requirements.

If we are found to have breached any consumer protection, advertising, unfair competition or other laws or regulations, we may be subject to enforcement actions that require us to change our marketing and business practices in a manner that may negatively impact us. This could also result in litigation, fines, penalties and adverse publicity that could cause reputational harm and loss of customer trust, which could have a material adverse effect on our business, financial condition and results of operations.

Our reliance on vendors in foreign countries, including China, subjects us to risks and uncertainties relating to foreign laws and regulations and changes in relations between the United States and such foreign countries.

Electronic components for our ClearUP devices are sourced primarily from China, and we may in the future source components from vendors located in other foreign countries. Under its current leadership, the government of China has been pursuing economic reform policies, including by encouraging foreign trade and investment. However, there is no assurance that the Chinese government will continue to pursue such policies, that such policies will be successfully implemented, that such policies will not be significantly altered, or that such policies will be beneficial to our partnerships in China. China’s system of laws, as well as the laws of other foreign countries where we may source components, can be unpredictable, especially with respect to foreign investment and foreign trade.

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The United States government has called for substantial changes to foreign trade policy with China and has raised, and has proposed to further raise in the future, tariffs on several Chinese goods. China has retaliated with increased tariffs on United States goods. Moreover, China’s legislature has adopted a national security law to substantially change the way Hong Kong has been governed since the territory was handed over by the United Kingdom to China in 1997. This law increases the power of the central government in Beijing over Hong Kong, limits the civil liberties of residents of Hong Kong and could restrict the ability of businesses in Hong Kong to continue to conduct business or to continue to with business as previously conducted. The U.S. State Department has indicated that the U.S. no longer considers Hong Kong to have significant autonomy from China. The U.S. State Department previously enacted sanctions related to China’s governing of Hong Kong, and the U.S. may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. Any further changes in United States trade policy could trigger retaliatory actions by affected countries, including China, resulting in trade wars.

Changes to Chinese regulations affecting the manufacture of electronic components may also be unpredictable. For example, the Uyghur Forced Labor Prevention Act bans imports from China’s Xinjiang Uyghur Autonomous Region unless it can be shown that the goods were not produced using forced labor and this legislation may have an adverse effect on global supply chains which could adversely impact our business and results of operations. Additionally, China has recently implemented significant restrictions on the export of gallium and germanium, both of which are used for the manufacture of computer chips. Changes to regulations in China and/or any other country where we may source components in the future may also be unpredictable and could affect the manufacture of electronic components in such countries and our ability to purchase components on a cost- effective basis. Any regulatory changes and changes in United States and China relations, or changes in relations with the United States any other country where we may source components in the future, may have a material adverse effect on our vendors in China and other such countries which could materially harm our business and financial condition.

International trade disputes could result in tariffs and other protectionist measures that could have a material adverse effect on our business, financial condition and results of operations.

Tariffs, and in particular tariffs imposed on materials imported from China, could increase the cost of our products and raw materials that go into making them. These increased costs could adversely impact the gross margin that we earn on our products. Tariffs could also make our products more expensive for customers, which could make our products less competitive and reduce consumer demand. Countries may also adopt other protectionist measures that could limit our ability to source components for our products or to offer our products. Political uncertainty surrounding international trade disputes and protectionist measures could also have a negative effect on consumer confidence and spending, which could have a material adverse effect on our business, financial condition and results of operations.

We may in the future become subject to the requirements of the Sunshine Act.

We are not currently subject to the Physician Payment Sunshine Act (“Sunshine Act”), which was enacted as part of the Affordable Care Act. However, if we begin selling our products directly to governmental entities or our products become reimbursable by Medicare or Medicaid, then we may become subject to the Sunshine Act, which will require us to report annually to the Secretary of Health and Human Services: (i) payments or other transfers of value made by us, or by a third-party as directed by us, to physicians and teaching hospitals or to third parties on behalf of physicians or teaching hospitals; and (ii) physician ownership and investment interests in our company. The payments required to be reported include the cost of meals provided to a physician, travel reimbursements and other transfers of value, including those provided as part of contracted services such as speaker programs, advisory boards, consultation services and clinical trial services. Failure to comply with the reporting requirements can result in significant civil monetary penalties ranging from $1,000 to $10,000 for each payment or other transfer of value that is not reported (up to a maximum per annual report of $150,000) and from $10,000 to $100,000 for each knowing failure to report (up to a maximum per annual report of $1.0 million). Additionally, becoming subject to the Sunshine Act and the information we disclose could lead to greater scrutiny, which could result in modifications to established practices and additional costs. Additionally, similar reporting requirements have also been enacted on the state level domestically, and an increasing number of countries worldwide have either adopted or are considering adopting similar laws requiring transparency of interactions with healthcare professionals.

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Risks Related to Our Intellectual Property

We are highly dependent on our IP, and our methods of protecting our IP may not be adequate or could be costly.

We rely on a combination of patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our IP rights. We are building our IP portfolio, and may not be able to secure sufficient protection to prevent competition from entering the market or from creating competing products.

We cannot be certain that we will be able to obtain patent protection on the key components of our technology or that we will be able to obtain patents in key jurisdictions, such as the United States, Europe and Asia. We cannot give assurances that we will develop new products or technologies that are patentable or (to the extent applicable) that any new products will be covered by existing patents, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not impair our ability to do business.

We cannot guarantee that the applicable governmental authorities will approve any of our future trademark applications. Even if the applications are approved, third parties may seek to oppose or challenge these registrations. A failure to obtain trademark registrations in key jurisdictions could limit our ability to use our trademarks and impede our marketing efforts in those jurisdictions.

Despite our efforts to protect our IP, unauthorized parties may attempt to copy or obtain and use our technology. Policing the unauthorized use of our technology on a global basis is difficult, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology.

We cannot give assurances that our measures for preserving the secrecy of our trade secrets and confidential information will be sufficient to prevent others from obtaining our trade secrets.

We generally require our employees, consultants and corporate partners to sign confidentiality and non-disclosure agreements prohibiting them from disclosing any of our trade secrets. Our employment agreements and consulting agreements also contain confidentiality undertakings, as well as non-compete provisions, which prohibit employees, advisors and consultants from acting contrary to our interests during the period of their relationship with us.

Despite our efforts to preserve the secrecy of our trade secrets and confidential information, we may not have adequate remedies to preserve our trade secrets or to compensate us fully for our loss if employees, consultants or corporate partners breach confidentiality agreements with us. We cannot give assurances that our trade secrets will provide any competitive advantage, as they may become known to, or be independently developed by, competitors, regardless of the success of any measures we may take to try to preserve their confidentiality.

Any failure or inability to protect any of our IP or confidential information, or to enforce our rights against any infringement or misappropriation of our IP or confidential information, could have a material adverse effect on our business, financial condition and results of operations. Additionally, we may be forced to litigate to enforce or defend our IP, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

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We may face risks of claims for IP infringement.

Our competitors or other persons may have already obtained or may in the future obtain patents or other rights relating to one or more aspects of our technology. Because we have not conducted a formal freedom to operate analysis for patents related to our technology, we may not be aware of issued patents that a third party might assert are infringed by our current or any future technology, which could materially impair our ability to commercialize our current or any future technology. Even if we diligently search third-party patents for potential infringement by our current or any future technology, we may not successfully find patents that our current or any future technology may infringe. If we are unable to secure and maintain freedom to operate, others could preclude us from commercializing our current or future technology. We may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current and any future technology, whether or not we are actually infringing, misappropriating or otherwise violating the rights of third parties. If we are sued for patent or other intellectual property right infringement, we may be forced to incur substantial costs in defending our self.

If litigation were to result in a judgment that we infringed a valid and enforceable patent or other intellectual property right, a court may order us to pay substantial damages to the owner of the patent or other intellectual property right and to stop using any infringing technology or products. This could cause a significant disruption in our business and force us to incur substantial costs to develop and implement alternative, non-infringing technology or products, or to obtain a license from the patent or other intellectual property right owner.

We cannot give assurance that we would be able to develop non-infringing alternatives at a reasonable cost that would be commercially acceptable, or that we would be able to obtain a license from any patent or other intellectual property right owner on commercially reasonable terms, if at all.

We may be unable to enforce our IP rights throughout the world.

The laws of some foreign countries do not protect IP rights to the same extent as the laws of the United States. The area of bioelectronic medicine, specifically, is a nascent and emerging industry. To the extent we demonstrate novel means to manage physiological functions, the nature and degree of IP protection we can obtain throughout the world may vary. Many companies have encountered significant problems in protecting and defending IP rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of our foreign patents, if obtained, or the misappropriation of our other IP rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against certain third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our IP rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of our IP.

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General Risk Factors

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our common stock could decline.

The market price and trading volume of our common stock is heavily influenced by the way analysts interpret our financial information and other disclosures. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, our stock price would be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

We have and will continue to incur increased costs and are subject to heightened regulations and requirements as a result of becoming a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will continue to incur costs associated with the Sarbanes-Oxley Act, and related rules implemented by the SEC, and the Nasdaq Capital Market. The expenses generally incurred by public companies for reporting and corporate governance purposes have been increasing. These rules and regulations have increased and will continue to increase our legal and financial compliance costs and to make some activities more time-consuming and costlier, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations may also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our ongoing obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory action and potentially civil litigation.

Actual or perceived failures to comply with applicable data privacy and security laws, regulations, policies, standards, contractual obligations and other requirements related to data privacy and security and changes to such laws, regulations, standards, policies and contractual obligations could adversely affect our business, financial condition and results of operations.

The global data protection landscape is rapidly evolving, and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. We are subject to numerous state, federal and foreign laws, requirements and regulations governing the collection, transmission, use, disclosure, storage, retention and security of personal and personally-identifying information, such as information that we may collect in connection with conducting our business in the United States and abroad. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards or perception of their requirements may have on our business. This evolution may create uncertainty in our business; affect our ability to operate in certain jurisdictions; or to collect, store, transfer use and share personal information; necessitate the acceptance of more onerous obligations in our contracts; result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulation, our internal policies and procedures, or our contracts governing our processing of personal information could result in negative publicity, government investigations and enforcement actions, fines, imprisonment of company officials and public censure, claims by third parties, damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition and results of operations.

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Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

U.S. generally accepted accounting principles (“GAAP”) and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws could subject us to criminal or civil liability and harm our business, financial condition, and results of operations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), U.S. domestic bribery laws, the UK Bribery Act 2010, and other anti-corruption and anti-money laundering laws in the countries in which we conduct business. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with business partners and third-party intermediaries to market our products and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third- party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, there is a risk that our employees and agents will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we expand internationally, our risks under these laws may increase.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition, and results of operations could be harmed.

Risks Related to Our Securities and this Offering

We expect that our stock price may fluctuate significantly, and investors may not be able to resell their shares at or above the price at which they purchased them. An active trading market for our common stock may never develop.

Prior to our initial public offering, you could not buy or sell our common stock publicly. Even though our common stock is now listed on the Nasdaq Capital Market, an active trading market for our shares may not develop or be sustained following our initial public offering. If an active market for our common stock does not develop or is not maintained, it may be difficult for you to sell your shares depressing the market price for the shares, or at all. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling additional shares of our common stock and may impair our ability to acquire other companies or technologies by using shares of our common stock as consideration.

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The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	the effect of macroeconomic factors on our business and operations and on market conditions generally;

•	the success of our products and of competitive products or technologies;

•	regulatory or legal developments in the United States and other countries;

•	the level of expenses related to our products or development programs;

•	announcements by us, our partners or our competitors of new products or therapies, significant contracts, strategic partnerships, joint ventures, collaborations, commercial relationships, or capital commitments;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts or recommendations for our stock;

•	disputes or other developments related to proprietary rights (including patents), litigation matters, and our ability to obtain patent protection for our technologies;

•	commencement of, or our involvement in, litigation;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	manufacturing disputes or delays;

•	any future sales of our common stock or other securities;

•	any change to the composition of the board of directors or key personnel;

•	general economic conditions and slow or negative growth of our markets;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	announcement or expectation of additional debt or equity financing efforts; and

•	other factors described in this section of the Offering Circular.

These and other market and industry factors may cause the market price and demand for our common stock to fluctuate substantially, regardless of our actual operating performance. In addition, the stock market in general, and medical device companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, when the market price of a stock has been volatile, holders of that stock have on occasion instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.

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If our stock price continues to remain below $1.00, our common stock may be subject to delisting from The Nasdaq Capital Market, which would materially reduce the liquidity of our common stock and have an adverse effect on our market price.

On June 28, 2024, we received Notice from Nasdaq that the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of our common stock has been below $1.00 per share for 33 consecutive business days. The Notice has no immediate effect on the listing of our common stock, which will continue to trade at this time on the Nasdaq Capital Market under the symbol “TIVC.”

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until December 26, 2024, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180 calendar day period. In the event we do not regain compliance by December 26, 2024, we may be eligible for an additional 180 calendar day grace period if the Company meets the continued listing requirement for market value of publicly held shares ($1 million) and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price, and we provide written notice to Nasdaq of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If we do not regain compliance within the allotted compliance period(s), Nasdaq will provide notice that our common stock will be subject to delisting from the Nasdaq Capital Market. In that event, we may appeal such delisting determination to a hearings panel.

We are currently evaluating our alternatives to resolve the listing deficiency. To the extent that we are unable to resolve the listing deficiency, there is a risk that our common stock may be delisted from Nasdaq, which would adversely impact liquidity of our common stock, potentially result in even lower bid prices for our common stock, and make it more difficult for us to obtain financing through the sale of our common stock.

We do not expect to pay any cash dividends for the foreseeable future.

We do not expect to pay dividends to our stockholders at any time in the foreseeable future. Anyone considering investing in our stock should not rely on such investment to provide dividend income. Instead, we plan to retain any earnings to establish, maintain and expand our operations and product offerings. In addition, any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our stock. Accordingly, investors must rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any return on their investment.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant will be exercisable until it is fully exercised and by means of payment of the nominal cash purchase price upon exercise. Accordingly, we will not receive any meaningful additional funds upon the exercise of the Pre-Funded Warrants.

Holders of the Pre-Funded Warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire shares of our common stock.

Until holders of the Pre-Funded Warrants acquire shares of our common stock upon exercise thereof, holders of such Pre-Funded Warrants will have no rights with respect to the shares of our common stock underlying such Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, such holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

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Significant holders or beneficial holders of shares of our common stock may not be permitted to exercise the Pre-Funded Warrants that they hold.

A holder of the Pre-Funded Warrants will not be entitled to exercise any portion of any Pre-Funded Warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of shares of our common stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% (or, upon election of holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise; or (ii) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 4.99% (or, upon election of holder, 9.99%) of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such a circumstance, you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market and due to applicable transfer restrictions.

We are an “emerging growth company” and a “smaller reporting company,” and the reduced public company reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to public companies that are not emerging growth companies. These provisions include, but are not limited to: being permitted to have only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure; an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”); not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We intend to take advantage of certain of the exemptions discussed above.

In addition, we are currently a “smaller reporting company,” as defined in the Securities Exchange Act of 1934, as amended (“Exchange Act”), and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to the Sarbanes-Oxley Act and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have more than $250 million in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock), annual revenues of more than $100 million during the most recently completed fiscal year.

As a result, the information we provide will be different than the information that is available with respect to other public companies. In this Offering Circular, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and the market price of our common stock may be more volatile.

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If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. In addition, we are required to furnish a report by management on the effectiveness of our internal controls over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. As of December 31, 2023, based on an analysis completed by management, our internal controls were not effective due to the existence of a material weakness. The process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly and complicated. If we identify material weaknesses in our internal control over financial reporting (as we have for the year ended December 31, 2023), if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decline, and we could also become subject to investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

If our operating and financial performance in any given period does not meet any guidance that we provide to the public, the market price of our common stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this Offering Circular and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our common stock may decline. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

Anti-takeover provisions in our charter documents, and under Delaware law, could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our amended and restated certificate of incorporation, as amended (“Charter”), and amended and restated bylaws, as amended (“Bylaws”), may have the effect of delaying or preventing a change of control or changes in our management. Our Charter and Bylaws include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President (in the absence of a Chief Executive Officer);

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	prohibit cumulative voting in the election of directors;

•	establish that our board of directors will be divided into three classes—Class I, Class II, and Class III—with each class serving staggered three-year terms;

•	provide that, so long as our board of directors is classified, directors may only be removed for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•	require the approval of our board of directors or the holders of two-thirds of our outstanding shares of voting stock to amend our Bylaws and certain provisions of our Charter.

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These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our common stock in an acquisition.

Our Charter and Bylaws provide that the Court of Chancery of the State of Delaware or the federal district court for the District of Delaware will be the exclusive forum for certain disputes between us and our stockholders, which could result in increased costs for our stockholders to bring a claim and could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Charter and Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or our stockholders, creditors or other constituents; (iii) any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Charter or our Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our Charter or our Bylaws; or (v) or any action asserting a claim against us that is governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, or the Company consents in writing to the selection of an alternative forum, such action may be brought in another state or federal court sitting in the State of Delaware. Our Charter and Bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act or Exchange Act. Nothing in our Charter or Bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, this choice of forum provision could result in increased costs for our stockholders to bring a claim and could may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the choice of forum provision that will be contained in our Charter and Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

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Purchasers in the offering will suffer immediate dilution.

If you purchase Offered Shares or Pre-Funded Warrants in this offering, the value of your shares based on our pro forma net tangible book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. At an assumed public offering price of $2.00 per share, which represents the high end of the offering price range herein, purchasers of common stock in this offering will experience immediate dilution of approximately $0.61 per share, representing the difference between the assumed public offering price per share in this offering and our pro forma net tangible book value per share as of June, 30, 2024, after giving effect to this offering, and after deducting estimated offering expenses, including placement agent fees, payable by us. See “Dilution.”

You may experience future dilution as a result of future equity offerings or acquisitions.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in this offering.

In addition, we may engage in one or more potential acquisitions in the future, which could involve issuing our common stock as some or all of the consideration payable by us to complete such acquisitions. If we issue common stock or securities linked to our common stock, the newly issued securities may have a dilutive effect on the interests of the holders of our common stock. Additionally, future sales of newly issued shares used to effect an acquisition could depress the market price of our common stock.

This is a “best efforts” offering; no minimum amount of Offered Shares is required to be sold, and we may not raise the amount of capital we believe is required for our business.

There is no required minimum number of Offered Shares (or Pre-Funded Warrants) that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this Offering Circular. We may sell fewer than all of the Offered Shares (or Pre-Funded Warrants) offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Offered Shares (or Pre-Funded Warrants) sufficient to pursue the business goals outlined in this Offering Circular. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of the Offered Shares or Pre-Funded Warrants offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from the sale of Offered Shares or Pre-Funded Warrants under this offering for marketing and advertising expenses and general corporate purposes, including working capital. We have not reserved or allocated specific amounts for any of these purposes and we cannot specify with certainty how we will use the net proceeds. See “Use of Proceeds”. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for corporate purposes that do not increase our operating results or market value.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of June 30, 2024, was $4.19 million, or $0.68 per share of common stock based on 6,183,592 shares of common stock outstanding as of June 30, 2024. Historical net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of such date.

After giving further effect to the assumed sale by us of the Offered Shares at an assumed public offering price of $2.00 per share (which represents the high end of the offering price range herein), and after deducting estimated offering expenses, including placement agent fees payable by us, our pro forma net tangible book value as of June 30, 2024 would have been approximately $22.64 million or $1.39 per share of common stock. This represents an immediate increase in the net tangible book value of $0.72 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $0.61 per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed public offering price per share	$2.00
Historical net tangible book value per share as of June 30, 2024	$0.67
Increase in pro forma net tangible book value per share attributable to this offering	$0.72
Pro forma net tangible book value per share as of June 30, 2024 after giving effect to this offering	$1.39
Dilution per share to purchasers of Offered Shares in this offering	$0.61

A $0.10 increase (decrease) in the assumed public offering price of $2.00 per Offered Share, would increase (decrease) the pro forma net tangible book value per share by $0.04, and increase dilution to new investors by $0.04 per share, in each case assuming that the number of Offered Shares offered by us, as set forth on the cover page of this Offering Circular, remains the same and after deducting estimated offering expenses payable by us, including placement agent fees.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our Offered Shares and other terms of this offering determined at pricing.

The number of shares of common stock outstanding as of June 30, 2024, as shown above, is based on 6,183,592 shares of common stock issued and outstanding as of that date and excludes:

•	54,369 shares of common stock issuable upon exercise of options to purchase shares of common stock outstanding as of June 30, 2024, with a weighted-average exercise price of approximately $34.52 per share;

•	59,497 shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock, with a weighted-average exercise price of approximately $29.34 per share;

•	up to 4,710,000 shares of common stock issuable upon exercise of Series A Warrants outstanding;

•	up to 7,065,000 shares of common stock issuable upon exercise of the Series B Warrants outstanding;

•	up to 188,400 shares of common stock issuable upon exercise of Placement Agent Warrants to be issued to the placement agent or its designees as compensation in connection with this offering at an exercise price of $0.935 per share; and

•	32,786 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan (“2021 Plan”).

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USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at an assumed per share price of $2.00, which represents the high end of the offering price range herein. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares or Pre-Funded Warrants in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	2,500,000	5,000,000	7,500,000	10,000,000
Gross proceeds	$5,000,000	$10,000,000	$15,000,000	$20,000,000
Commissions (1)	(350,000)	(700,000)	(1,050,000)	(1,400,000)
Offering expenses(2)	(150,000)	(150,000)	(150,000)	(150,000)
Net proceeds	$4,500,000	$9,150,000	$13,800,000	$18,450,000

(1)	We have engaged Maxim Group LLC (“the “Placement Agent”), to act as placement agent for this offering, in exchange for a fee of 7% of the aggregate offering price of the Offered Shares or Pre-Funded Warrants sold.”).
(2)	Represents placement agent, legal and accounting fees and expenses and out-of-pocket costs (See “Plan of Distribution”).

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include operating expenses, research and development, and future acquisitions. We have not determined the amount of net proceeds to be used specifically for any of such purposes. Given that this is a best efforts offering and we may receive substantially less than the maximum proceeds, we intend to prioritize the use of proceeds first for ongoing operating expenses of the Company and, thereafter, research and development expenses, including, specifically, related to the VNS clinical research with the The Feinstein Institutes for Medical Research and, thereafter, to assess future acquisition activity.

Although we may, from time to time, evaluate potential strategic investments and acquisitions, we do not have any pending acquisitions at this current time.

Our expected use of net proceeds from this offering and our existing cash and cash equivalents represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As a result, we cannot predict with any certainty our use of the net proceeds from this offering or the amounts that we will actually spend on each area of use set forth above. Our management will retain broad discretion over the allocation of the net proceeds from this offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

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PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 10,000,000 Offered Shares on a “best-efforts” basis, at a fixed price of $0.27 to $2.00 per Offered Share (to be fixed by post-qualification supplement). There is no minimum purchase requirement for investors in this offering. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. This offering could terminate without a closing in the event that there is no market or interest for the Offered Shares.

We are also offering to purchasers, the opportunity to purchase, if any such purchaser so chooses, a maximum of 10,000,000 pre-funded warrants (“Pre-Funded Warrants”) in lieu of or in combination with the Offered Shares of our outstanding shares of common stock. The purchase price of each Pre-Funded Warrant will be equal to the public offering price per Offered Shares sold in this offering minus $0.001, the exercise price per share of common stock of each Pre-Funded Warrant. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants are also being offered by this Offering Circular.

There is no minimum number of Offered Shares or Pre-Funded Warrants that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the section entitled “Use of Proceeds” of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned once an investor’s subscription agreement has been accepted by us.

The Securities will be offered by Maxim Group LLC, a broker-dealer registered with the SEC and a member of FINRA (“Maxim,” or the “Placement Agent”), on a “best efforts” basis pursuant to the placement agency agreement to be entered into between us and Maxim, which we refer to as the “Placement Agent Agreement”. Pursuant to the Placement Agent Agreement, we will pay the Placement Agent, concurrently with each closing of this offering, a cash placement fee equal to 7.0% of the gross proceeds of such closing. In addition, we will also pay the Placement Agent up to $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses out of the proceeds of the initial closing and up to $10,000 for fees and expenses of legal counsel and other out-of-pocket expenses out of each subsequent closing.

We or the Placement Agent may also ask other FINRA member broker-dealers that are registered with the SEC to participate as soliciting dealers for this offering.

Procedures for Subscribing

If you are interested in subscribing for Securities in this offering, please submit a request for information by e-mail to Syndicate Department at Maxim Group LLC at: syndicate@maximgrp.com; all relevant information will be delivered to you by return e-mail. Thereafter, should you decide to subscribe for the Offered Shares, you are required to follow the procedures described in the subscription agreement included in the delivered information, which are:

• Electronically execute and deliver to us a subscription agreement; and

• Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Acceptance of a subscription may occur up to 10 calendar days after a prospective investor submits a subscription agreement, depending on the volume of subscriptions received. Once a subscription is accepted, Offered Shares will be issued to the subscriber as of the date of settlement, which will not occur until an investor’s funds have cleared and we issue the shares of our common stock. We expect that such clearance will occur within T+1 days of acceptance of a subscription agreement.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction and such prospective investor will be promptly notified.

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Right to Reject Subscriptions

The Offered Shares will be issued in a continuous offering which will commence within two calendar days after the qualification of this offering. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will attempt to accept or reject subscriptions within 10 calendar days of receipt. If we accept your subscription, we or Maxim will email you a confirmation. Such funds will be kept in a non-interest bearing escrow account until such time as the foregoing determination is made. We anticipate that, once such subscription agreement is accepted, we will settle such transaction on a T+1 basis. If we reject your subscription, we or Maxim will return all monies from rejected subscriptions immediately to you, without interest or deduction.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”.

“Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Issuance of Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Listing of Offered Shares

The Offered Shares will be listed on The Nasdaq Capital Market under the symbol “TIVC.”

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

As of October 2, 2024, there are 6,243,403 shares of common stock outstanding, and zero shares of preferred stock outstanding.

In addition, as of October 2, 2024, there were outstanding options to purchase 66,367 shares of our common stock and outstanding warrants to purchase 12,022,897 shares of our common stock outstanding.

This description is intended to be a summary and is qualified in its entirety by reference to our Charter and Bylaws, which are filed as exhibits to this Offering Circular.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our Charter to alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of our common stock do not have cumulative voting rights. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect. Except as otherwise provided by our Charter, Bylaws, the rules or regulations of any stock exchange applicable to the Company, or applicable law or pursuant to any regulation applicable to the Company or its securities, all other matters presented to our stockholders at a duly called or convened meeting, at which a quorum is present, shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Dividends

Dividends may be declared and paid on shares of our common stock as and when determined by our board of directors, subject to any preferential dividend or other rights of any then outstanding preferred stock and to the requirements of applicable law. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to share equally, identically and ratably in any dividends that our board of directors may determine to issue from time to time.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

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Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares, and there are no redemption or sinking funds provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

No series of preferred stock are currently designated, and there are no shares of preferred stock currently outstanding. Under the terms of our Charter, our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws

Certain provisions of Delaware law, as well as our Charter and Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, such negotiation could result in an improvement of the terms of such proposals.

Charter and Bylaws

Certain provisions set forth in our Charter, Bylaws, and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Classified Board of Directors

Our Board is divided into three classes serving three-year terms, with one class being elected each year by a plurality of the votes cast by the stockholders entitled to vote on the election.

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Proposals of business and nominations.

Our Bylaws generally regulate proposals of business and nominations for election of directors by stockholders. In general, Section 2.5 requires stockholders intending to submit proposals or nominations at a stockholders meeting to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business or nomination as well as information regarding the proposed business or nominee. Sections 2.4 and 2.5 provides a time period during which business or nominations must be provided to the Company that will create a predictable window for the submission of such notices, eliminating the risk that the Company finds a meeting will be contested after printing its proxy materials for an uncontested election and providing the Company with a reasonable opportunity to respond to nominations and proposals by stockholders.

Blank Check Preferred Stock.

Our Board has the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval.

Board Vacancies.

Our Bylaws generally provide that only our Board (and not the stockholders) may fill vacancies and newly created directorships.

While the foregoing provisions of our Charter, Bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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Generally, a business combination includes a merger, asset, stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of Section 203 to have an anti- takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Listing

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “TIVC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company. The transfer agent’s principal business address is 90 Park Avenue, 25th Floor, New York, NY 10016, and its telephone number is 800-468-9716.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering an aggregate of 10,000,000 shares of our common stock and/or Pre-Funded Warrants to purchase shares of our common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this Offering Circular.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants, the form of which is filed as an exhibit to this Offering Circular. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.0001 per share of common stock. The Pre-Funded Warrants will be exercisable immediately, and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting shares of our common stock and the exercise price.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the shares of common stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder, together with its affiliates and any other persons acting as group together with any such persons, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of our common stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with Beneficial Ownership Limitation of 4.99%, upon notice to use and effective 61 days after the date such notice is delivered to us may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of ordinary shares outstanding immediately after exercise.

Cashless Exercise

The Pre-Funded Warrants may also be exercised, in whole or in part, at any time by means of “cashless exercise” in which the holder shall be entitled to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants, which generally provides for a number of shares of common stock equal to (A)(1) the volume weighted average price on (x) the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered on d ay that is not a trading day or prior to the opening of “regular trading hours” on a trading day or (y) the trading day of the notice of exercise, if the notice of exercise is executed and delivered after the close of “regular trading hours” on such trading day, or (2) the bid price on the day of the notice of exercise, if the notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter, less (B) the exercise price, multiplied by (C) the number of shares of common stock the Pre-Funded Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.

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Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole shares of common stock.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. The shares of common stock issuable upon exercise of the Pre-Funded Warrants are currently listed on The Nasdaq Capital Market under the symbol “TIVC.”

Rights as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of the underlying shares of common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of shares of our common stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of our common stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

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BUSINESS

Business Overview

Tivic Health is a health tech company focused on bioelectronic medicine. Bioelectronic medicine is a branch of the global neuromodulation market that treats disease and conditions by modulating the electrical signals carried along various nerve pathways. The field grew out of the neuromodulation industry and relied, historically, on implantable devices (e.g., pacemakers, spinal implants, deep brain stimulators). IDTechEx has identified several fast-growing areas in the bioelectronic medicine field, including peripheral nerve stimulation, which it has indicated is forecasted to grow at a 35% CAGR from 2019 through 2029. Tivic currently has two non-invasive bioelectronic platforms designed to deliver therapeutic benefits via manipulation of such signals without the use of traditional implanted technology.

Platforms

Tivic has developed two complementary platforms. Tivic’s first commercial platform is a handheld design that interfaces non-invasively with the trigeminal, sympathetic, and other facial and cranial nerve structures. This platform is the basis for Tivic’s existing product, currently marketed with FDA approval as ClearUP Sinus Pain Relief for the treatment of sinus pain and congestion.

The second platform is a research-stage platform directed to vagus nerve stimulation, which is currently undergoing clinical evaluation. We received the final data analysis for our pilot clinical study with The Feinstein Institutes for Medical Research in the beginning of May 2024, and the final data analysis results were publicly announced by the Company on May 8, 2024. See the section of this Offering Circular entitled “Recent Developments,” below, for additional information regarding the final data results.

First Commercial Product

Tivic Health currently markets one commercial product under the brand name “ClearUP Sinus Pain Relief.” ClearUP is built on our patented, handheld neuromodulation design and was developed by Tivic Health for the treatment of sinus and allergy-related conditions. It uses ultra-low current electrical waves to relieve sinus pain and congestion symptoms that are prevalent in nasal allergies, sinus infections, chronic sinusitus, cold and flu and other disease conditions. ClearUP had U.S. FDA approval for the treatment of sinus pain and congestion, and is the first FDA-approved bioelectronic treatment of the foregoing indications. Additionally, ClearUP has E.U. CE Mark approval for the treatment of sinus pain, pressure and congestion.

The FDA initially provided clearance to our ClearUP product under a 510(k) as an allergy treatment in January

2019. The FDA granted ClearUP a subsequent De Novo clearance in March 2021, which expanded ClearUP’s label, enabling marketing of ClearUP for allergies, sinusitis, cold, flu, and any inflammatory condition involving congestion.

A 2023 study with over 2,000 representative consumers conducted by Intellego Insights (commissioned by Tivic Health) identified that approximately 85 million U.S. adults experience inflammation-related symptoms related to allergies, congestion, head pain, and sinus issues. Of the consumers that participated in the study, 58% of sufferers try to avoid medication, if at all possible.

Customers can purchase ClearUP products directly from Tivic via our own website and through major online stores, including Amazon, Walmart, BestBuy, FSAStore and HSA Store. The Company has also entered distribution agreements with McKesson, Cardinal Health and Amerisource Bergen.

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A sham-controlled clinical trial is in progress with the Icahn School of Medicine at Mount Sinai, to extend the use of Tivic’s handheld monopolar platform to the management of pain resulting from functional endoscopic sinus surgery and other facial surgeries. If successful, the Company may develop additional products addressing this clinical use case, which would require new regulatory clearances for a novel indication.

We have also previously evaluated the market opportunity for use of ClearUP as part of a migraine treatment toolkit. While we believe that both clinical and market rationale are positive for such use, we have, for the time being, determined to down-prioritize any clinical studies of migraine-related indications based on the aggressive competition among entrenched incumbents and limited uptake, to date, of existing devices for the treatment and/ or prevention of migraine.

Expanding Our Technology Portfolio

Tivic has also developed a proprietary non-invasive approach to precision vagus nerve stimulation (“VNS”) based on our experience building evidence-based bioelectronic therapies. The vagus nerve is the tenth cranial nerve and the longest autonomic nerve in the body. The vagus nerve is responsible for regulating several bodily functions including digestion, heart rate, breathing, cardiovascular activity, and visceral reflexes. Since the vagus nerve regulates many organ systems associated with chronic disease, modulating activity in this nerve pathway is of significant interest in academic research and in industry.

Electrical VNS is currently indicated for treatment-resistant epilepsy and depression, cluster headache, migraine headache, and stroke rehabilitation and is being studied for other neurological, cardiac, and immune conditions. Currently, there are both invasive implantable VNS devices and non-invasive VNS devices in market. There is room for meaningful improvement in how VNS devices can be used to more precisely target and stimulate the vagus nerve to achieve intended biological and clinical outcomes.

Our approach to non-invasive VNS aims to leverage improvements in engineering, circuitry, and stimulation parameters to augment efficacy and reliability compared to the current state of the art. We have conducted proof of principle experiments demonstrating effects on the autonomic nervous system and have initiated a clinical research program with The Feinstein Institute for the Bioelectronic Medicine at Northwell Health to further characterize the autonomic, cardiovascular, and neurological effects of our intervention.

Given our deep expertise and relationships in the field of bioelectronic medicine and adjacent diagnostic fields, we are continuously monitoring and evaluating options to add complementary product opportunities into our product portfolio.

Recent Developments

ALOM Agreement Termination

Effective August 1, 2024, we terminated the Fulfillment Services Agreement with ALOM Technologies Corporation (“ALOM”) on November 25, 2022, as amended on March 5, 2024 (the “ALOM Agreement”), pursuant to which ALOM provided, on a non-exclusive basis, certain assembly, procurement, storage, returns, and fulfillment services (collectively, the “Services”) to our end customers and retailers within the United States. We terminated the ALOM Agreement for convenience, in accordance with the terms of the ALOM Agreement, in furtherance of our efforts to continue to reduce both direct and indirect costs associated with product manufacturing and distribution. We did not incur any material early termination penalties in connection with the termination of the ALOM Agreement. We are now utilizing third-party logistics and storage services from alternate suppliers without material minimums and have established in-house assembly and testing capabilities. We completed the transition with no disruptions to service and foresees current capacity will be sufficient to meet demand for the foreseeable future.

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Business Updates

May 2024 Public Offering

On May 13, 2024, we sold an aggregate of (i) 4,710,000 shares of common stock, (ii) Series A warrants to purchase up to 4,710,000 shares of common stock and (iii) Series B warrants to purchase up to 7,065,000 shares of common stock to certain investors in a registered public offering at a combined public offering price of $0.85 per share and accompanying warrants. We also issued Maxim Group LLC, who served as the placement agent for the offering, warrants to purchase 188,400 shares of common stock as partial compensation for services rendered in connection with the offering. The securities were registered pursuant to the registration statement on Form S-1 (File No. 333-278383), which was initially filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2024, and amended on April 29, 2024 and May 8, 2024, and declared effective on May 9, 2024.

We received gross proceeds from the offering of approximately $4.0 million, before deducting placement agent fees and other estimated offering expenses payable by the Company. Net proceeds to the Company from the Offering, after deducting the placement agent fees and expenses and estimated offering expenses (excluding proceeds to the Company, if any, from the future exercise of the warrant issued in connection with the offering), were approximately $3.5 million. See Note 13 to our condensed financial statements included in Part I, Item 1 of this Quarterly Report on Form 10-Q for additional information regarding this offering.

VNS Clinical Research

On May 8, 2024, we announced the final results of our pilot research study with The Feinstein Institutes for Medical Research. Through this collaboration, we have confirmed the effectiveness of our patent-pending non-invasive cervical vagus nerve stimulation (“ncVNS”) approach, which induces responses in the autonomic, cardiac, and central nervous systems and can be expected to have clinical utility in several major disease areas.

•	Compared to baseline measurement, our ncVNS intervention resulted in a 97% increase in the root mean square of successive differences (“RMSSD”) measure of heart rate variability, which is a widely accepted proxy for vagus nerve activity.

•	Measurements of brain activity using EEG demonstrated that our ncVNS intervention increased frontal theta power by 24% and reduced gamma power in several brain regions, including a 66% reduction in frontal gamma power. These changes in brain activity are consistent with reduced arousal and anxiety.

•	During ncVNS stimulation, subjects had sustained pupil constriction, a 9.5% reduction in pupil diameter, an outcome associated with activation of the parasympathetic nervous system.

Previous studies of non-invasive VNS devices have reported mixed results regarding autonomic nervous system changes. The magnitude of our ncVNS data imply potential for greater clinical effects and enhanced reproducibility. While these results were in healthy subjects, the data suggest our ncVNS approach may have clinical utility in several patient populations including those with epilepsy, post-traumatic stress disorder, and ischemic stroke, among others.

On May 17, 2024, we entered into a Collaboration and Research Support Agreement with The Feinstein Institutes for Medical Research, pursuant to which we will collaborate with The Feinstein Institutes for Medical Research in the development and drafting of a protocol (the “Protocol”) to advance a research program designed to test Autonomic Nervous System (“ANS”) function and/or balance in healthy able-bodied individuals in response to neuromodulation of the ANS by our neurostimulation device, by leveraging and augmenting the NDS Lab’s multi-modal index to quantify the activation status of the ANS during various of clinically relevant tests, and to submit such Protocol and the research study described therein (the “Study”) for institutional and IRB approval. If the Protocol and Study are approved, the Study shall be implemented pursuant to the Protocol and shall be governed by the terms of the agreement. Total length of the project is expected to be one year.

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Pursuant to the agreement, we shall be responsible for participant reimbursement and the full time equivalents involved in acquiring IRB approval, recruiting and performing the experiments, and analyzing all the data and development of all algorithms, as more particularly set forth in the Agreement. Payments will be made by the Company upon completion of the following milestones:

•	MILESTONE 1: Execute Collaboration and Research Support Agreement - $24,485.60

•	MILESTONE 2: Receive IRB study approval - $48,971.20

•	MILESTONE 3: Complete enrollment of first all participants and run 1/3 sessions - $85,699.60

•	MILESTONE 4a/b: Complete all sessions; submit final report - $85,699.60

Lease Termination

On May 21, 2024, we entered into a Sublease Termination Agreement (the “Termination Agreement”) with Czarnowski Display Service, Inc. (“CDS”), pursuant to which we terminated that certain Sublease Agreement, by and between the Company and CDS, dated as of November 17, 2021 (the “Sublease”), effective as of May 31, 2024 (the “Termination Date”). Prior to the Termination Date, we leased approximately 9,091 square feet of office space located at 25821 Industrial Boulevard, Suite 100, Hayward, California (the “Premises”) under the Sublease, which served as our principal place of business.

In exchange for the early termination of the Sublease pursuant to the Termination Agreement, we made a one-time termination payment to CDS in the amount of $44,480.44. Additionally, in connection with the termination, we agreed to pay (i) all commissions owned to any broker in connection with the sublease of the Premises by CDS to the new sublessee, and (ii) any fees or expenses charged by the owner of the Premises in connection with its review of the new sublease agreement with the new sublessee.

We expect that the termination of the Sublease will result in a reduction of approximately $200,000 in lease expense over the next year and a half.

New Principal Place of Business

On May 30, 2024, we entered into a Co-Working Space Agreement, pursuant to which we rent office space located at 47685 Lakeview Blvd., Fremont, California, which will serve as our principal place of business, for a total $1,000 a month. The agreement has an initial term of six months, commencing June 1, 2024, after which it will automatically renew on a month to month basis until terminated.

Appointment of Christina Valauri to the Board

On June 17, 2024, our board of directors (the “Board”) appointed Christina Valauri as a director of the Company, effective July 1, 2024, to fill a vacancy in the Class I class of directors of the Board. Additionally, Ms. Valauri was appointed to serve as a member of the Compensation Committee, Audit and Risk Committee and Nominations and Corporate Governance Committee of the Board, and replaced Karen Drexler as chairperson of the Nominations and Corporate Governance Committee, in each case effective July 1, 2024. Ms. Drexler continues to serve as a member of the Nominations and Corporate Governance Committee.

Appointment of Lisa Wolf as Interim CFO; Resignation of Kimberly Bambach as Interim CFO

On September 12, 2024, Kimberly Bambach tendered her resignation from her role as interim Chief Financial Officer of the Company, effective October 1, 2024. Ms. Bambach will continue to provide services to the Company in an advisory role after the effective date of her resignation. Ms.

Bambach has advised the Company that her decision to step down from the role of interim Chief Financial Officer was not based on any disagreement with the Company on any matter relating to its operations, policies or practices.

Effective October 1, 2024, Lisa Wolf has been appointed as the Company’s new interim Chief Financial Officer and Principal Financial and Principal Accounting Officer.

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Resignation of Karen Drexler from the Board

On June 17, 2024, Karen Drexler tendered her resignation from the Board and each of the Compensation Committee, Audit and Risk Committee and Nominations and Corporate Governance Committee thereof, in each case effective September 30, 2024. Ms. Drexler’s decision to resign from her positions as a director on the Company’s Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, and it is expected that Ms. Drexler will continue to serve as an advisor to the Company and the Board after her resignation is effective.

Nasdaq Compliance

On June 28, 2024, we received a notification letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, because the closing bid price for our common stock was below $1.00 per share for 33 consecutive business days, we are not currently in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The notification had no immediate effect on the listing of our common stock on the Nasdaq Capital Market, and, therefore, our listing remains fully effective.

In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), we have a period of 180 calendar days from June 27, 2024, or until December 26, 2024, to regain compliance with the Minimum Bid Price Requirement. If at any time before December 26, 2024, the closing bid price of our common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification that we have achieved compliance with the Minimum Bid Price Requirement, and the matter would be resolved. If we do not regain compliance during the compliance period ending on December 26, 2024, then Nasdaq may grant us a second 180 calendar day grace period to regain compliance, provided we (i) meet the continued listing requirement for market value of publicly-held shares and all other initial listing standards for the Nasdaq Capital Market, other than the minimum closing bid price requirement, and (ii) we notify Nasdaq of our intent to cure the deficiency.

We intend to continue actively monitoring the closing bid price for our common stock between now and December 26, 2024, and will consider available options to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement. If we do not regain compliance within the allotted compliance period, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that our common stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel. There can be no assurance that we will regain compliance with the Minimum Bid Price Requirement during the 180 day compliance period, secure a second period of 180 calendar days to regain compliance, or maintain compliance with the other Nasdaq listing requirements.

Equity Distribution Agreement

On September 13, 2024, we entered into an Equity Distribution Agreement (the “ATM Agreement”), with Maxim Group LLC (“Maxim”), pursuant to which the Company may offer and sell, from time to time, through or to Maxim, as sales agent or principal, shares of its common stock, par value $0.0001 per share.

Subject to the terms and conditions of the ATM Agreement, Maxim will use commercially reasonable efforts consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations and the rules of the Nasdaq Capital Market to sell shares, from time to time, based upon the Company’s instructions, including any price, time or size limits specified by the Company. Under the ATM Agreement, Maxim may sell shares by any method deemed to be an “at the market” offering as defined in Rule 415 under the U.S. Securities Act of 1933, as amended, or any other method permitted by law, including in privately negotiated transactions. Maxim’s obligations to sell shares under the ATM Agreement are subject to satisfaction of certain conditions, as set forth in the ATM Agreement and as are customary for transactions of this nature. The Company will pay Maxim a commission of 3.0% of the aggregate gross proceeds from each sale of shares and has agreed to provide Maxim with customary indemnification and contribution rights. The Company also agreed to reimburse Maxim for certain specified fees and expenses of up to $40,000, plus an additional $5,000 for each bringdown, as provided in the ATM Agreement.

Sales of shares of common stock under the ATM Agreement will be made pursuant to a prospectus supplement, filed with the SEC on September 13, 2024, to the Company’s effective shelf registration statement on Form S-3 (File No. 333-269494) (the “Registration Statement”), which was initially filed with the SEC on February 1, 2023 and was declared effective on February 8, 2023.

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Market Opportunity

In December 2021, Precedence Research noted that the burden of various chronic diseases and infections is growing and so have people’s healthcare expenditures. In 2018, the per capita healthcare expenditure in the U.S. was over $10,500. U.S. health care spending grew 4.1 percent in 2022, reaching $4.5 trillion, or $13,493 per person.

Grand View Research projects that the non-invasive electroceutical devices segment will witness the highest growth through 2030. This is due to technological advancements and rising investments in research and development by companies for innovative product development.

Additionally, according to Mintel Group Ltd., over-the-counter allergy, cough, cold and flu treatments were projected to be an $11.1 billion market by 2025 in the U.S. alone.

The FDA provided clearance to our ClearUP product under a 510(k) for the temporary relief of sinus pain associated with allergic rhinitis in January 2019. As a treatment for allergy-related sinus pain, we believe that the available market for ClearUP is approximately 45 million U.S. adults.

The FDA then granted ClearUP a subsequent De Novo clearance in March 2021 for the temporary relief of moderate to severe congestion, expanding ClearUP’s label and enabling marketing of ClearUP for allergies, sinusitis, cold, flu, and any inflammatory condition involving congestion. As a treatment for moderate to severe congestion, we believe the available target market for ClearUP is approximately 85 million U.S. adults.

We have also received a CE Mark for international marketing of ClearUP. The CE Mark for ClearUP covers a broad set of conditions related to sinonasal inflammation with the symptoms pain, pressure and congestion. The CE Mark allows sales in European Union Member states and certain other countries that recognize the CE Mark for regulatory governance. We believe that there are international opportunities for the sale of ClearUP.

In clinical research studies pertaining to ClearUP:

•	82% of participants indicated that they prefer it to their current treatments;(1) and

•	77% of participants indicated that they would recommend ClearUP.(2)

(1) Data from a 71-person randomized controlled study conducted by a third-party academic research center.

(2) Data from a 30-person open label trial conducted by a third-party clinical research organization.

In 2023, we completed, with Intellego Intelligence, a 2000-person market segmentation study that identified the following addressable markets in the United States, based on the Company’s current pricing structure for ClearUP:

•	Individuals with severe sinus conditions representing a $0.9 billion addressable market, of which the Company has achieved less than 0.002% penetration.

•	Allergy sufferers seeking to avoid pharmaceutical side effects, representing $1.2 billion addressable market, of which the Company has achieved less than 0.002% penetration.

•	High-performance athletes seeking improved breathing to enhance performance, representing a $2.4 billion addressable market that the Company has not yet targeted.

•	CPAP and Sleep Apnea sufferers for whom congestion is a significant contributing factor to lack of quality sleep and/or CPAP compliance, representing a $0.6 billion addressable market.

•	Individuals for whom sinus conditions cascade into severe headaches and migraine, representing a $4.0 billion addressable market. Claims for migraine would require separate FDA submissions beyond the Company’s currently approved indications.

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Sales and Marketing

ClearUP is sold directly to consumers through our own website, Amazon, and Walmart. We also sell to major online retailers, such as BestBuy and FSAStore. In 2023, we also entered into distribution agreements with Cardinal Health and AmerisourceBergen, and subsequently, in 2024, established a relationship with McKesson- affiliate Simply Medical. Expansion of our ClearUP sales channels has been gradual and measured to maintain pricing integrity, cultivate consumer acceptance and establish strong channel relationships.

Our marketing strategy is built around customer segments, whose buying decisions may be driven by differentiated messages. We reach and convert our customers for ClearUP through a combination of press releases, advertising, retargeting and emails.

In Q4 of 2023, we also partnered with In-Step on a trial physician education program, reaching 2,500 physicians over four months with information about bioelectronic medicine, the clinical efficacy of ClearUP, and patient education materials.

Core Technology

Our technology combines proprietary algorithms, programmable stimulation parameters, and a patented delivery mechanisms to modulate nerve signals. We are researching the utility of this stimulation approach for other clinical conditions.

Tivic currently has two non-invasive bioelectronic platforms designed to deliver therapeutic benefits via manipulation of such signals without the use of traditional implanted technology, one of which has been commercialized to date.

Key elements of our current commercial platform include:

•	a proprietary algorithmic means of detecting areas of dense nerve innervation and blood vessels, which help guide a user to the optimal treatment locations;

•	a proprietary algorithmic means of adapting treatment currents and detection to the unique physiological attributes of the technology’s user at the time of use;

•	a proprietary algorithmic means of dynamically adjusting treatment levels to maintain both efficacy and comfort;

•	programmability of the stimulation protocols via firmware to deliver varied stimulation protocols for different physical and disease targets, providing accelerated opportunities for new product applications; and

•	a unique monopolar design that enables ultra-low currents to pass through skin and tissue while maintaining nearly imperceptible current levels.

This combination creates a platform for non-invasively influencing peripheral activity in the facial region with an ultra-low current level.

Numerous inflammatory conditions are associated with trigeminal and peripheral nerve activity of the face, including:

•	chronic quality-of-life conditions such as migraines (39 million U.S.), temporomandibular joint disorder (31 million U.S.), and tinnitus (50 million U.S.);

•	severe, life-altering conditions such as trigeminal neuralgia (150,000 U.S., severe condition); and

•	acute conditions such as ear infections (50% of children) and pain and swelling from facial and sinus surgeries (600,000 functional endoscopic surgeries annually, U.S.).

Each of these applications would involve regulation of pain and inflammation-related mediators like those seen in sinus and nasal inflammation.

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Our second platform is a research-stage platform directed to vagus nerve stimulation, which is currently undergoing clinical evaluation in partnership with The Feinstein Institutes for Medical Research. Multiple acute and chronic conditions could be the target for our non-invasive vagus nerve treatment platform, including:

•	acute and chronic inflammation (e.g. sepsis, brain injury, major depressive disorder);

•	auto-immune inflammation (e.g. rheumatoid arthritis, Crohn’s disease); and

•	autonomic nervous system dysfunction (e.g. dysautonomia, post-traumatic stress disorder).

We believe that this non-invasive, low-risk nature of Tivic’s approach to bioelectronic medicine has the potential to accelerate new product development by: (i) extending the device platforms to other clinical areas, thereby reducing research and development time, and (ii) continuing to benefit from low-risk non-invasive device designations and regulatory pathways by the FDA, which typically result in shorter time to approval when compared with invasive devices or new drugs. Although it is our intention to bring new products to market, medical device development is inherently uncertain and there is no guarantee that our research and development efforts will lead to approved products for other clinical indications.

Competitive Landscape

Pharmaceutical Treatments

Sinus pain, pressure and congestion can be caused by allergic rhinitis (allergies), rhinosinusitis, sinus infections, cold and flu and are most often treated with over-the-counter products targeted symptomatically.

•	Sinus pain/pressure is usually managed with analgesic medications (e.g., ibuprofen/Advil, acetaminophen/Tylenol, naproxen sodium/Aleve). Analgesic medications provide short periods of relief and are often associated with side effects including stomach pain, bleeding, ulcers, constipation, diarrhea, gas, bloating, heartburn, nausea, vomiting, dizziness, headache, nervousness, and rash.

•	Congestion is treated with a variety of approaches:

•	Antihistamine medications are often a first-line therapy for allergy-related symptoms and research indicates that they are effective for treating allergy symptoms such as itchiness, but are less effective for congestion. Antihistamine medications (e.g., loratadine/Claritin) are generally well-tolerated, but may have side-effects including headache, sleepiness, fatigue, dry mouth, and sore throat.

•	Oral decongestants (e.g., phenylephrine/Sudafed) used to treat congestion have been demonstrated to exert poor to moderate efficacy, and are associated with nervousness, restlessness, insomnia, dizziness, tachycardia, heart palpitations, syncope, headache, sweating, nausea or vomiting, trembling, paleness, and weakness.

•	Intranasal decongestants (e.g., oxymetazoline/Afrin) are more effective than oral decongestants. However, they have reduced effectiveness and rebound effects after three days of use and can lead to the development of a serious condition, rhinitis medicamentosa. Additionally, intranasal decongestants cause side effects including nose irritation or burning, sneezing, dizziness, increased blood pressure, tachycardia, heart palpitations, restlessness and insomnia

•	Intranasal glucocorticoids (e.g., fluticasone propionate/Flonase) have been shown to have the most significant benefits, with some studies showing a 34% reduction in congestion severity after one week of use. Intranasal glucocorticoids have several side effects including epistaxis, dryness, stinging, burning in nose, headache, nausea, vomiting, diarrhea, dizziness, sore throat, and cough.

Examples of companies developing drugs for pain and congestion include GlaxoSmithKline, Bayer, and Johnson & Johnson.

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Limitations on Use of Pharmaceutical Treatments

Due to the side effect profiles of pharmaceuticals, many of the above-mentioned treatments carry warnings to discontinue use after two weeks or less according to the U.S. National Library of Medicine. Additionally, some carry warnings regarding use with certain medications or diseases such as high blood pressure.

In the Fall of 2023, a panel of U.S. health experts found that many widely used products containing phenylephrine are ineffective. According to a Yale School of Medicine news article, an FDA advisory committee unanimously concluded that phenylephrine, an ingredient found in popular nasal decongestants sold under such brand names as Sudafed and Dayquil, works no better than a placebo in treating cold and allergy symptoms.

Non-pharmaceutical Treatments

According to our 2023 Intellego Insight study, many consumers are seeking natural, non-pharmaceutical treatment options. Alternative options currently include, without limitation:

•	Nasal irrigation with saline, rinsing the nasal passages with saline solution is a common non-pharmaceutical treatment. Example products include NeilMed Sinus Rinse, Navage Nasal Care and Vicks Sinex Severe. Nasal irrigation is understudied, but there is some evidence of improved quality of life and clearance of mucus. However, saline can irritate an already inflamed sinonasal tissue and nasal irrigation using tap water has been found to carry risk of parasite-driven encephalitis.

•	Bioelectronic devices. ClearUP is the first device to have been approved by the FDA under a de novo classification for the intended use for temporary relief of moderate to severe congestion. The Company also received FDA clearance for the intended use in treatment of sinus pain associated with allergic rhinitis.

Examples of companies developing non-drug products for sinus pain and congestion include NeilMed, Rhinosystems Inc., and Vapore LLC.

ClearUP is a novel product offering in the non-drug category, an emerging bioelectronic medicine segment, and currently has small market share compared to the existing establishments, most of which offer pharmaceutical options.

Clinical Research on ClearUP

Allergic rhinitis is an inflammatory disease driven by IgE-mediated reactions to inhaled indoor or seasonal outdoor allergens. The resulting sinus and nasal inflammation may cause symptoms including sinus pain and pressure, nasal congestion, runny nose, sneezing, and nasal itching. Allergic rhinitis affects a significant number of U.S. adults, of which a vast majority experience sinus pain, pressure and congestion as a result of inflammation of the nasal and sinus mucosa.

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Key Technical Features

•	Treatment Point Detection. ClearUP employs an advanced treatment point detection algorithm that dynamically personalizes to each user. Haptic vibration indicates to the user to hold the device over these points to facilitate stimulation in areas that maximize therapeutic benefit. We have innovated by integrating dynamic measurement with neuromodulation technology to create this novel therapy. (Issued patents: US10625076, US11160978, and US10537738)

•	Monopolar Circuit. ClearUP delivers microcurrent stimulation via a monopolar circuit in which the rounded tip of the device is the active electrode and the conductive housing of the device serves as the return electrode. The monopolar design of ClearUP is a significant improvement over typical bipolar approaches to neuromodulation engineering and facilitates deeper delivery of current and sensitive treatment point detection. (Issued patents: US10625076, US11160978, and US10596374)

•	Proprietary Waveform Delivery. ClearUP delivers a specific frequency, waveform shape, and amplitude of microcurrent that was empirically determined to have fast-acting therapeutic effects on users with common sinonasal symptoms like pain and congestion. Additionally, we have developed an adaptive algorithm that ensures consistent and comfortable delivery of microcurrent treatment on different parts of the face that can have varying electrical properties. (Issued patents: US10625076, US11160978, and US10537738)

•	Ergonomic Design and Ease of Use. ClearUP’s design ensures the product is comfortable to hold and that the hand will always be in contact with the conductive housing of the monopolar circuit. The device shape has also been refined so that the user can navigate the treatment path with ease. Additionally, the single-button control and intuitive indicators make ClearUP Sinus Relief simple to use. Greater than 95% of users report that applying ClearUP Sinus Relief treatment is easy. (Issued patents: US10596374, US10576280)

Two separate clinical trials have demonstrated the safety and efficacy of ClearUP Sinus Relief in treating sinus pain from allergic rhinitis and moderate to severe congestion.

Pivotal Study: randomized, placebo-controlled, double-blinded clinical trial

In July 2018, the Stanford University Sinus Center conducted a double-blind randomized controlled clinical trial using the ClearUP bioelectronic device. 71 subjects suffering from sinus pain and congestion used either ClearUP or a sham device. The sham device was identical to ClearUP in every way except that it used a continuous DC output instead of the pulsed AC stimulation used by ClearUP.

Each subject used the real or sham device for a single five-minute treatment. Before and ten minutes after treatment, subjects completed questionnaires to quantify their symptoms. Subjects treated with ClearUP reported a rapid and clinically meaningful reduction in sinus pain (-29.6%) and congestion (-35%) at ten minutes after treatment.

This magnitude of change was significantly greater than that observed in sham device-treated subjects.

PUBLICATION: Maul, X. A., Borchard, N. A., Hwang, P. H., & Nayak, J. V. (2019, April). Microcurrent technology for rapid relief of sinus pain: a randomized, placebo-controlled, double-blinded clinical trial. In International forum of allergy & rhinology (Vol. 9, No. 4, pp. 352-356).

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Open-label Prospective Trial

The Allergy and Asthma Associates of Santa Clara Valley Research Center conducted a 30-person study on the use of ClearUP over four weeks. Subjects with sinus pain and congestion used the ClearUP device for five minutes during the study visit and then took the device home with them with instructions to use the device one to four times daily for five minutes per treatment as needed for four weeks. Subjects rated their symptoms weekly using a questionnaire. After the first five-minute treatment with ClearUP, subjects reported reduced sinus pain that remained six hours later, the longest time interval tested in the study. Additionally, subjects reported that after four weeks of use, they experienced an average of 43% reduction in sinus pain and 44% reduction in congestion. This magnitude of change was equivalent to efficacy seen in studies of fluticasone propionate after two-weeks of use.

PUBLICATION: Goldsobel, A. B., Prabhakar, N., & Gurfein, B. T. (2019). Prospective trial examining safety and efficacy of microcurrent stimulation for the treatment of sinus pain and congestion. Bioelectronic medicine,

5(1), 1-9.

Safety

In the clinical studies and post-market surveillance, there have been no reports of any significant side effects and very few reports of minor side effects. Minor side effects have included reddening of skin (<0.02%), eyelid twitch (<0.01%), and headache (<0.01%), all of which resolved without intervention.

VNS Clinical Research

The ANS maintains and coordinates the physiology of multiple organs and organ systems in the human body, including the heart, lungs, intestines, and spleen, with additional regulation of blood vessels and pupils. One particularly essential nerve in the ANS is the vagus nerve (“VN”). The afferent and efferent signals along the VN control reflexes of physiological homeostasis, including those in the cardiovascular, pulmonary, and gastrointestinal systems. Implanted VNS has been proven to be effective in treating epilepsy, treating depression, and supporting rehabilitation during stroke recovery; however there is significant interest in non-invasive strategies to stimulate this neural pathway.

The Feinstein Institutes for Medical Research Phase I Study

In collaboration with the Zanos Laboratory at The Feinstein Institutes for Medical Research, we conducted a clinical study to determine how our ncVNS intervention affects ANS, cardiac, and brain function. The 20-person clinical trial was led by Theodoros Zanos, Ph.D., Associate Professor in the Institute of Bioelectronic Medicine and Head of the Neural and Data Science Lab at The Feinstein Institutes for Medical Research, twenty healthy subjects were recruited and treated with ncVNS for twenty minutes and several physiologic measurements were taken before, during and after the treatment protocol to assess the impact of Tivic’s system on the autonomic nervous system, cardiac function, and brain activity.

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The study confirmed that our patent-pending ncVNS approach induced large, clinically relevant responses in the autonomic, cardiac, and central nervous systems and may have clinical utility in several major disease areas. Study subjects exhibited a sustained reduction in pupil diameter during ncVNS, which is consistent with increased vagal tone and parasympathetic activation. ANS activity was also measured via electrocardiogram and RMSSD, a widely used measure of heart rate variability that is used as a proxy for vagus nerve activity. Compared with before ncVNS, after treatment subjects had a 97% increase in RMSSD, which is indicative of an increased parasympathetic state. Additionally, we saw a 170% increase in RMSSD in high responders (2.7x), representing 60% of participants.

RMSSD is an accepted proxy for vagal tone and parasympathetic activity. Increasing parasympathetic activity may treat or prevent cardiac arrythmia, and higher RMSSD is associated with lower morbidity and mortality in cardiovascular disease. The cardiac data suggest potential applications in arrythmias and cardiovascular disease.

Lastly, electroencephalography was applied before and after ncVNS to measure brain activity. Subjects had a mean 24% increase in frontal theta activity, which is indicative of calm awake states, and a > 60% reduction in gamma activity in several brain regions, including the temporal and frontal lobes.

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Increased frontal theta activity is expected to be useful in treating anxiety, post-traumatic stress disorder and other psychiatric disorders. Additionally, reducing gamma activity is an accepted therapeutic strategy for reducing the frequency of epileptic seizures. The brain data suggest ncVNS may have potential applications in neurology and psychiatry.

The magnitude of these changes seen in our ncVNS study suggest our ncVNS approach may have clinical utility in several patient populations including those with epilepsy, depression, post-traumatic stress disorder and ischemic stroke, among others.

Based on these promising data results, we believe that there may be significant potential for our platform in the noninvasive VNS space. We are working with The Feinstein Institutes for Medical Research to carry out the next phase of research for our clinical program, an optimization study program to further refine the treatment parameters to address discrete disease targets. Additional clinical studies will be required to secure regulatory clearance and Tivic Health’s VNS approach is currently for investigational use only.

Research Initiatives: New Product Candidates

We combine proprietary algorithms, programmable stimulation parameters, and a patented monopolar delivery mechanism to modulate the nerve signals that control inflammation-driven symptoms like pain and congestion. This design has proven effective in treating sinus and nasal inflammatory conditions and we are researching the clinical utility of this stimulation approach for other clinical conditions. This platform has the potential to accelerate new product development by: (i) extending the existing device platform to other clinical areas, thereby reducing research and development time, and (ii) continuing to benefit from low-risk, non-invasive device designations and regulatory pathways by the FDA, which typically result in shorter time to approval when compared with invasive devices or new drugs.

Numerous inflammatory conditions are associated with peripheral nerve activity of the face, including:

•	chronic quality-of-life conditions such as migraines (39 million U.S.), temporomandibular joint disorder (31 million U.S.), and tinnitus (50 million U.S.);

•	severe, life-altering conditions such as trigeminal neuralgia (150,000 U.S., severe condition); and

•	acute conditions such as ear infections (50% of children) and pain and swelling from facial and sinus surgeries (600,000 functional endoscopic surgeries annually, U.S.).

Each of these applications would involve regulation of pain and inflammation-related mediators like those seen in sinus and nasal inflammation. Firmware programming of ClearUP allows various stimulation protocols to be used for different disease and neural targets, providing accelerated opportunities for new product candidates at varying price points.

Activities are ongoing for two product candidates: (i) npdPP, an at home-use device for treating postoperative pain after sinus surgery, and (ii) npdMI, an at home-use device for treating migraine headaches. These product candidates are still in early stages of research and development and will require additional studies and regulatory clearances prior to bringing them to market.

npdPP: We completed a ten-person pilot study with the U.S. Institute for Advanced Sinus Care and Research (Cleveland, OH) to evaluate a new device for the treatment of postoperative pain after functional endoscopic sinus surgery (“FESS”). The pilot study was conducted to establish clinical feasibility and we subsequently began a double-blind randomized controlled trial with the Icahn School of Medicine at Mount Sinai to further test this application.

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npdMI: We are in the process of investigating the area of migraine headaches, which impacts approximately 1 billion people worldwide and 39 million people in the U.S. As part of our research and development activities for migraine, we have been in communication with the FDA to determine the next steps and an appropriate regulatory pathway for expanding our indications. We have completed a market and technology assessment of a potential migraine indication. While we believe that both clinical and market rationale are positive for such use, we have, for the time being, determined to down-prioritize any clinical studies of migraine-related indications based on the aggressive competition among entrenched incumbents and limited uptake, to date, of existing devices for the treatment and/or prevention of migraine.

We believe our commitment to non-invasive bioelectronic medicine simplifies clinical trial approaches, improves the safety profile important in regulatory matters, and lowers barriers to adoption once in the market. These factors could afford us a unique opportunity for a rapid pace of innovation relative to other therapeutic companies. While it is our intention to bring new products to market, therapeutic development is inherently uncertain and there is no guarantee that our research and development efforts will lead to approved products for other clinical indications.

Component Sourcing and Manufacturing

The ClearUP device is comprised of conventional, off-the-shelf electronic components.

Certain of our electronic components are sourced primarily from China. To increase predictability in sourcing and pricing of electronic components used in our products, we maintain an agreement with Future Electronics, Inc., one of the largest global electronic component distributors. The contract has an initial term of 12 months that automatically renews for additional 12-month periods, subject to annual review, and provides for extended payment terms. Future Electronics may terminate the agreement upon 30 days prior written notice if it determines, in its sole discretion, that we are not meeting our minimum purchase requirement or we are otherwise not performing our obligations under the agreement.

Packaging production is divided between North America and China. The plastic enclosure components and sub-assemblies are produced in China. Materials for both packaging and plastics are commonly available and can be sourced from multiple vendors. Lead times may vary due to supply availability, customs and port management issues.

Electronic components are assembled, tested, warehoused at, and distributed from North America.

The Company has ISO 13485 certification (70488) required to validate the internal processes being compliant with the FDA 21 CFR Part 820. The Company was re-certified in 2023, with certificates extended until the fourth quarter of 2026.

Intellectual Property / Barriers to Entry

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates and other discoveries, inventions, trade secrets and know-how that are critical to our business operations. Our success also depends in part on our ability to operate without infringing the proprietary rights of others, and in part, on our ability to prevent others from infringing our proprietary rights. A comprehensive discussion on risks relating to intellectual property is provided under the section of this Offering Circular entitled “Risk Factors—Risks Related to Our Intellectual Property.”

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We rely primarily on a combination of patent, copyright, trademark, and trade secret laws, as well as contractual provisions with employees and third parties, to establish and protect our intellectual property rights. Our patent strategy is to pursue broad protection for key technologies, supplemented by additional patent filings covering conceptual methods, specific aspects of current and proposed products, and forward-looking applications and technological developments. We also engage in strategic analysis of our owned patent assets, and pursue additional patent claims from our existing portfolio that may provide us with market advantages. We do not rely heavily on trade secret protection, but do maintain a certain amount of in-house know-how that is not disclosed publicly.

Our intellectual property portfolio currently consists of:

•	10 issued patents in the U.S. and abroad.

•	10 patents pending in the U.S. and abroad.

•	7 trademarks granted in the U.S. and China.

•	2 trademark applications have been filed in the U.S.

Our intellectual property portfolio includes a large number of disclosures that cover enhanced cost and manufacturability, performance, ergonomics, comfort, ease of use, system expansion, and treatments performed. Identity is protected by way of trademarks. Various aspects of design and function that cannot be readily reverse engineered are held as trade secrets.

In most jurisdictions in which we file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application. However, the term of U.S. patents may be extended for delays incurred due to compliance with FDA requirements or by delays encountered during prosecution that are caused by the United States Patent and Trademark Office (“USPTO”). We intend to seek patent term extensions in any jurisdiction where these are available and where we also have a patent that may be eligible; however, there is no guarantee that the applicable authorities will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions.

Other Barriers to Entry

We have published high-quality clinical research in high-impact peer reviewed journals, establishing Tivic Health as an evidence-based company. Our first-to-market position has secured a high volume and proportion of positive reviews on our websites and other ecommerce channels. We believe that each of these assets, in addition to our intellectual property and regulatory clearances, will create barriers to entry for competitors.

Government Regulation

ClearUP is a U.S. FDA Class II and EU Class IIa medical device that has received three regulatory clearances: (US FDA 510(k) number K182025, US FDA De Novo number DEN200006 and EU CE Mark Certificate number CE (704687). Our EU CE Mark Certificate expires in June 2024 and we are in the process of applying for a new EU CE Mark Certificate under the new EU Medical Device Regulations (MDR) 2017/745. We expect to be compliant with the new regulations prior to the EU CE Mark Certificate expiry date.

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Regulation by the FDA

In the United States, the Federal Food, Drug, and Cosmetic Act (“FD&C Act”), as well as FDA regulations and other federal and state statutes and regulations, govern medical device design and development, preclinical and clinical testing, device safety, premarket clearance, grant, and approval, establishment registration and device listing, manufacturing, labeling, storage, record-keeping, advertising and promotion, sales and distribution, export and import, recalls and field safety corrective actions, and post-market surveillance, including complaint handling and medical device reporting of adverse events.

The FDA classifies medical devices into three classes (Class I, II or III) based on the degree of risk associated with a device and the level of regulatory control deemed necessary to ensure its safety and effectiveness. Class I devices are those for which safety and effectiveness can be assured by adherence to the FDA’s general controls for medical devices. Class II devices are subject to the FDA’s general controls and any other special controls the FDA deems necessary to ensure the safety and effectiveness of the device. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury.

De Novo classification is a risk-based classification process. The De Novo process provides a pathway to classify novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness for the intended use, but for which there is no legally marketed predicate device. De Novo classified devices fall either into Class I or Class II and may be marketed and used as predicates for future premarket notification 510(k) submissions.

In 2019, the FDA issued guidance stating that it does not intend to examine low risk general wellness products to determine whether they are devices within the meaning of the FD&C Act or, if they are devices, whether they comply with the premarket review and post-market regulatory requirements for devices under the FD&C Act and implementing regulations. For purposes of its guidance, the FDA defined general wellness products as “products that meet the following two factors: (1) are intended for only general wellness use, as defined in this guidance, and (2) present a low risk to the safety of users and other persons.” Although the FDA classifies our peripheral nerve stimulation platform as a Transcutaneous Electrical Nerve Stimulator (“TENS”) regulated as a Class II medical device, we also intend to pursue development and marketing of general wellness claims and assess if our products fall within the general wellness FDA guidelines.

ClearUP Sinus Relief was cleared under 510(k) number K182025 based on clinical data supporting its safety and efficacy for the temporary relief of sinus pain associated with allergic rhinitis. We were subsequently granted the rights to market ClearUP for the temporary relief of moderate to severe congestion under De Novo number DEN200006.

Labeling

All medical devices commercially distributed in the U.S. must comply with specific FDA labeling requirements. These requirements address the labeling (e.g., device label, Instruction for Use, package label, etc.) that must be affixed to the device or packaging and, in the case of devices used by the consumer, provided to all users of the device. Our ClearUP labeling has been reviewed by the FDA as part of our regulatory clearances and our quality management system provides for control of documents to prevent changes that might invalidate FDA’s review.

Quality System Regulation

The devices that we commercially distribute in the U.S. are subject to pervasive and continuing regulation by the FDA and certain state agencies. This includes product listing and establishment registration requirements, which facilitate FDA inspections and other regulatory actions. We adhere to applicable current good manufacturing practice, or cGMP, requirements, as set forth in the 21 CFR 820 QSR, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all phases of the design and manufacturing process. We are also required to verify that our suppliers maintain facilities, procedures and operations that comply with applicable quality and regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of contractors. FDA regulations also require investigation and correction of any deviations from the QSR and impose reporting and documentation requirements upon us and our third-party manufacturers.

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Post-market surveillance

We must also comply with post-market surveillance regulations, including medical device reporting (“MDR”), requirements which require that we review and report to the FDA any incident in which our products may have caused or contributed to a death or serious injury, and any incident in which our device has malfunctioned if that malfunction would likely cause or contribute to a death or serious injury if it were to recur. We must also comply with medical device correction and removal reporting regulations, which require manufacturers to report to the FDA corrections and removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FD&C Act that may present a risk to health. Although we may undertake recall actions voluntarily, we must submit detailed information on any recall action to the FDA, and the FDA can order a medical device recall in certain circumstances. To date, we have not been made aware of any reportable incidents that would require us to submit a medical device report to the FDA or any competent authority globally.

In addition to post-market quality and safety actions, labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the FTC. Medical devices approved, cleared, or granted by the FDA may not be promoted for outside their respective Indication for Use, otherwise known as “off-label” promotion.

Other healthcare laws and regulations

The healthcare industry is also subject to federal and state fraud and abuse laws, including anti-kickback, self- referral, false claims and physician payment transparency laws, as well as patient data privacy and security and consumer protection and unfair competition laws and regulations. Our operations are also subject to certain state and local laws, including manufacturing license, sales and marketing practices, interactions with consumers, consumer incentive and other promotional programs, and state corporate practice and fee-splitting prohibitions.

Currently, ClearUP is not reimbursed by any government or private healthcare program, limiting our exposure under certain laws such as the Sunshine Act.

CE Mark – European Union and other jurisdictions that recognize the CE Mark

In 2020 we secured the CE Mark CE 704687 allowing sales and marketing of ClearUP in the European Union and in any country that recognizes CE Mark certificate for relief of sinus pain, pressure and congestion, without regard to the cause of pain, pressure and congestion. Sales in such jurisdictions will expose our operations to additional regulations.

To the extent that any of our products are sold in a foreign country, we may become subject to foreign laws, which may include, for example, applicable post-marketing requirements, including post-market clinical follow up, safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals. We must operate our business within the requirements of these laws.

Coverage and reimbursement

Our current product is purchased on a cash-pay basis and is not covered by government healthcare programs and/ or other third-party payors. However, we monitor federal and state legislation and regulatory changes that could affect our results of operations.

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Privacy and security

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations, imposes privacy, security and breach reporting obligations with respect to individually identifiable health information upon “covered entities” (health care providers, health plans and health care clearinghouses), and their respective business associates, individuals or entities that create, received, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity.

Even when HIPAA does not apply, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards.

In addition, certain states and non-U.S. laws, such as the GDPR, govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, California recently enacted the California Consumer Privacy Act, or CCPA, which took effect on January 1, 2020 and was amended and expanded by the California Privacy Rights Act, or CPRA, which took effect on January 1, 2023. The CCPA, as amended by the CPRA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information and the right to access information about how their data is being used.

Environmental Matters

Our operations, properties and products are subject to a variety of U.S. and foreign environmental laws and regulations governing, among other things, use of manufacturing components containing substances below established threshold, air emissions, wastewater discharges, management and disposal of hazardous and non-hazardous materials and waste and remediation of releases of hazardous materials. We believe, based on current information that we are in material compliance with environmental laws and regulations applicable to us and rely heavily on our outsourced design and manufacturing partners to assist in maintaining compliance.

Facilities

Our principal executive office is located at 47685 Lakeview Blvd., Fremont, California 94538. In June 2024, the Company entered into a short-term rental agreement for office space located in Fremont, California. Monthly rent payments required are $1,000 per month and the agreement terminates on December 31, 2024. The agreement can be extended in six-month increments.

Human Capital Resources

As of June 30, 2024, we had 9 full-time employees and three contractors. None of our employees are represented by a labor union, and we consider our employee relations to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

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Legal Proceedings

We are not currently a party to any material legal proceedings. We may, however, in the ordinary course of business face various claims brought by third parties, and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property rights as well as claims relating to employment matters and the safety or efficacy of our products. Any of these claims could subject us to costly litigation. If this were to happen, the payment of any such awards could have a material adverse effect on our business, financial condition and results of operations. Additionally, any such claims, whether or not successful, could damage our reputation and business.

Corporate Information

The Company was incorporated in California in September 2016 and reincorporated as a Delaware corporation in June 2021. Our principal executive office is located at 47685 Lakeview Blvd., Fremont, California 94538. Our telephone number is (888) 276-6888. Our website address is www.tivichealth.com. Information contained on, or that can be accessible through, our website is not a part of this Offering Circular and the inclusion of our website address in this Offering Circular is an inactive textual reference only.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the financial statements and related notes included elsewhere in this Offering Circular. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” and in other parts of this Offering Circular.

Overview

Tivic is a bioelectronic medicine company developing and commercializing drug-free treatments for various diseases and conditions. Bioelectronic medicine, also referred to as electroceuticals or neuromodulation, is the treatment of disease and conditions by preferentially activating electrical functions of the body to modify central or peripheral nerve activity. ClearUP is our first commercial product, and is FDA-approved for the treatment of sinus pain and congestion. It has also been granted a CE-Mark as a medical device for the treatment of sinus pain, pressure and congestion. ClearUP is currently sold in the U.S. directly to consumers on various platforms and through reseller channels. The Company has also recently announced the expansion of its IP portfolio and research programs related to vagus nerve stimulation to expand its applications in non-invasive bioelectronic medicine.

Business Overview

Bioelectronic medicine is an emerging market. Since our formation in September 2016, we have devoted substantially all of our efforts to the development and marketing of our proprietary technology platform to provide noninvasive, drug-free treatments and treatment candidates for various diseases and conditions. In 2019, we launched ClearUP in the U.S. market. ClearUP is approved by the FDA for sale in the U.S. for the two FDA-approved indications noted above and has a CE Mark (which covers a third indication of sinus pressure and gives us commercial access to European Union Member states and certain other countries). We currently sell ClearUP directly to consumers online through our own website, Amazon, and Walmart in addition to wholesale via major and specialty retailers, such as BestBuy, FSAStore, and others.

Recent Events

In the first half of 2024, we invested in our product, innovation and development as follows:

•	We launched ClearUP 2.0 and decommissioned older models. The new version included new power management circuitry and improved power management for faster charging and longer battery life.

•	We entered a limited exclusive distribution agreement with McKesson Medical, one of the Top 10 Medical Equipment Distributors and Suppliers in the nation. Under the terms of the agreement, McKesson affiliate Simply Medical will have certain exclusive distribution rights for Tivic Health’s ClearUP product for Walmart, Target, eBay and Kroger, as well as non-exclusive distribution rights in other specified on-line channels.

•	We announced completion of enrollment in a pilot clinical study with The Feinstein Institutes for Medical Research, testing a proprietary approach to non-invasive vagus nerve stimulation, for which we publicly announced the final data analysis results on May 8, 2024.

•	We continued to invest in our intellectual property portfolio, filing our first vagus nerve stimulation patent and prosecuting existing filings.

•	We have continued to intentionally maintain a small core team at this stage of the Company, including further decreasing our headcount in Q2 2024 to reduce operating expenses. We have relied, and continue to rely, heavily on third-party service providers, including marketing agencies, a fulfillment warehouse, software-as-a-service platforms, clinical research organizations, academic research partnerships, finance and accounting support, and legal support to carry out our operations.

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Business Activities

Reverse Stock Split - 2023

Effective August 23, 2023, the Company implemented a reverse stock split of the Company’s issued and outstanding shares of common stock at a ratio of 1-for-100. As a result of the reverse stock split, the total number of shares of Common Stock held by each stockholder of the Company were converted automatically into the number of shares of Common Stock equal to the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to completion of the reverse stock split divided by 100. The Company issued one whole share of the post reverse stock split common stock to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split. As a result, no fractional shares were issued in connection with the reverse stock split and no cash or other consideration was paid in connection with any fractional shares that would otherwise have resulted from the reverse stock split. Also, all options, warrants and other convertible securities of the Company outstanding immediately prior to the reverse stock split were adjusted by dividing the number of shares of common stock into which such options, warrants and other convertible securities were exercisable or convertible by 100 and multiplied the exercise or conversion price thereof by 100, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding pursuant to such terms. There was no change to the par value, or authorized shares, of either the common stock or preferred stock, as a result of the reverse stock split. All share and per share amounts for the Company’s common stock, as well as the options and warrants outstanding and exercise prices thereof, from dates prior to completion of the reverse stock split that are included in this Offering Circular, including the financial statements and footnotes thereto included herein, have been retroactively restated to give effect to the reverse stock split.

2023 Capital Raises

On February 13, 2023, we sold an aggregate of 200,000 shares of our common stock to certain investors at a public offering price of $25.00 per share (less underwriting discounts and commissions) in a firm commitment underwritten public offering. This offering resulted in aggregate gross proceeds to the Company of $5.0 million. Aggregate net proceeds to the Company, after deducting the underwriting discount and commissions and offering expenses paid by the Company, was approximately $3.6 million. ThinkEquity LLC served as underwriter for the offering. The securities issued in connection with the offering were registered pursuant to the registration statement on Form S-1 (File No. 333-268010), which was initially filed with the SEC on October 26, 2022, and amended on December 09, 2022, December 20, 2022, January 6, 2023, February 1, 2023, and February 9, 2023, which the SEC declared effective on February 8, 2023.

From July 11, 2023 to August 9, 2023, we sold an aggregate of 1,169,230 shares of common stock to certain investors at prices ranging from $4.00 to $5.50 per share in a series of registered public offerings, resulting in aggregate gross proceeds to the Company of approximately $5.2 million. Aggregate net proceeds to the Company, after deducting placement agent fees and offering expenses paid by the Company, was approximately $4.3 million. Maxim served as the placement agent, on a “reasonable best efforts basis,” in connection with each of the offerings. The shares of common stock sold in the offerings were offered pursuant to final prospectus supplements, filed with the SEC, to the Company’s effective shelf registration statement on Form S-3 (File No. 333-269494), which was initially filed with the SEC on February 1, 2023 and was declared effective on February 8, 2023. See footnote No. 9 “Common Stock” and No. 10 “Common Stock Warrants” in the financial statements included elsewhere in this Offering Circular for additional information regarding each of the offerings.

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Operational Updates

Fiscal 2023

In 2023, we invested in our marketing, product design, distribution relationships, and quality systems as follows:

•	In February, Tivic received successful recertification to ISO 13485, the international standard for medical device quality systems. This allowed Tivic, in early 2023, to recertify under the European Union Medical Device Certificate (CE-Mark).

•	In March, we completed supplier qualification and first article inspections at ALOM Technologies Corporation (“ALOM”) and Microart Services Inc. (“Microart”), allowing Tivic to reduce assembly production costs by 40% and improve gross margins substantively by end of year.

•	In April, we completed a 2000-person marketing segmentation study to inform our advertising and pricing structure. We subsequently implemented a price increase for ClearUP that negatively impacted direct sales and retail order volumes in Q2, but substantively improved gross profit throughout the course of the year.

•	In May, we launched a B2B portal to support our strategy to increase physician and healthcare provider engagement, including physician resale and recommendation programs for ClearUP.

•	In late June, we entered into a non-exclusive distribution agreement with Cardinal Health for our products.

•	In late August, we entered into a non-exclusive agreement with AmerisourceBergen, soon to be Cencora, to make our products available on AmerisourceBergen’s third-party marketplace.

•	In late September, we entered into an agreement with InStep Health® to introduce ClearUP to over 2,500 healthcare providers and their patients.

•	In Q3, we initiated and subsequently launched a printed circuit board redesign to address charging issues associated with a purchased component used in ClearUP. The redesigned circuitry began shipping in late December 2023 and launched formally as ClearUP 2.0 in January 2024.

In 2023, we also invested in our product innovation and development programs as follows:

•	In early April, we filed our first patent in Vagus Nerve Stimulation with the USPTO, expanding our IP portfolio into new clinical targets.

•	In mid-April, we announced a research collaboration with The Feinstein Institutes for Medical Research to conduct a pilot clinical study that will test a novel non-invasive bioelectronic device approach for vagus nerve stimulation.

•	In July, we announced that the USPTO had issued us a sixth patent for our bioelectronic platform, expanding our IP portfolio to include the proprietary contacts, conductive circuitry design, and algorithms to optimize therapy delivery in our handheld monopolar design.

•	In August, we received study approval from the Institutional Review Board (“IRB”) of The Feinstein Institutes for Medical Research and initiated study recruitment and enrollment for our vagus nerve program.

•	We expanded our post-operative pain clinical study to include Otolaryngology and Facial Plastic Surgery patients. This study aims to investigate the potential benefits of a drug-free alternative to traditional post-operative pain management methods.

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As a result of these programs, the Company was named to Fast Company’s prestigious annual list of the World’s Most Innovative Companies for 2023 in the Medical Device category. Additionally, in 2022, Global Health & Pharma named Tivic Health the Most Pioneering Bioelectronic Medicine Company of 2022.

We have continued to intentionally maintain a small core team at this stage of the Company, including decreasing our headcount to reduce operating expenses. We have relied, and continue to rely, heavily on third- party service providers, including marketing agencies, contract manufacturing organizations, software-as-a-service platforms, clinical research organizations, academic research partnerships, finance and accounting support, and legal support to carry out our operations.

Components of Results of Operations

Revenue

Revenue is generated by the sale of our ClearUP and ancillary products, including accessories and accelerated shipping charges, and is net of return reserves. We currently sell directly to consumers through our own website, Amazon and Walmart. We also sell to major and specialty distributors and online retailers, such as FSAStore and Best Buy. Noninvasive bioelectronic medicine is an emerging market space that provides consumers with non-drug treatments for various diseases and ClearUP is the first FDA-approved bioelectronic treatment for sinus pain and congestion.

Cost of Sales

Cost of sales consists primarily of the materials and services to manufacture our products, the internal personnel costs to oversee manufacturing and supply chain functions, and the shipment of goods to customers. A significant portion of our cost of sales is currently in fixed and semi-fixed expenses associated with the management of manufacturing and supply chain. Cost of sales is expected to increase on an absolute basis as sales volume increases. Cost of sales is expected to decrease as a proportion of revenue with (i) the continued optimization of our supply chain, and (ii) the allocation of fixed and semi-fixed expenses over increasing unit sales volume over time.

Gross Margin

Gross margin has been and will continue to be affected by, and is likely to fluctuate on a quarterly basis due to, a variety of factors, including sales volumes, product and channel mix, pricing strategies, costs of finished goods, reserves for obsolescence, disposal costs of returned and/or obsolete inventory, product return rates, new product launches and potential new manufacturing partners and suppliers. We expect our gross margin to improve with optimization of our product design and supply-chain, and increasing sales volume over which fixed and semi-fixed costs are allocated.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred to conduct research, including the discovery, development and validation of product candidates. Research and development expenses include personnel costs, including stock-based compensation expense, third-party contractor services, including development and testing of prototype devices, and maintenance of limited in-house research facilities. We expense research and development costs as they are incurred. We expect research and development expenses to increase with the discovery and validation of new product candidates.

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Sales and Marketing Expenses

Sales and marketing expenses include personnel costs and expenses for advertising and other marketing services. Personnel costs consist of salaries, bonuses, benefits and stock-based compensation expense. We expect sales and marketing expenses to increase modestly as we continue to expand our markets and distribution channels.

General and Administrative Expenses

General and administrative expenses include D&O insurance, personnel costs, expenses for outside professional services and other expenses. Personnel costs consist of salaries, bonuses, benefits and stock-based compensation expense. Outside professional services consist of legal, finance, accounting and audit services, and other consulting fees. We expect general and administrative expenses to remain relatively flat.

Other Income / Expense, Net

Other income and expense include interest expense, change in fair value of derivative liabilities, loss on extinguishment of debt, and other income.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2024 and 2023

The following table summarizes our results of operations (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change
	(unaudited)
Revenue	$140	$161	$(21)	$474	$537	$(63)
Cost of sales	110	100	10	277	363	(86)
Gross profit	30	61	(31)	197	174	23
Operating expenses:
Research and development	302	468	(166)	558	958	(400)
Sales and marketing	207	452	(245)	712	910	(198)
General and administrative	727	1,266	(539)	1,614	2,547	(933)
Total operating expenses	1,236	2,186	(950)	2,884	4,415	(1,531)
Loss from operations	(1,206)	(2,125)	919	(2,687)	(4,241)	1,554
Other expense:
Other expense:	60	—	60	60	—	60
Total other expense	60	—	60	60	—	60
Net loss	$(1,266)	$(2,125)	$859	$(2,747)	$(4,241)	$1,494

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Revenue

For the three months ended June 30, 2024, revenue decreased overall by $21 thousand, or 13%, compared to the same period in 2023, primarily due to a 12% decrease in the per unit average sales price.

For the six months ended June 30, 2024, revenue decreased overall by $63 thousand, or 12%, compared to the same period in 2023, primarily due to a 27% decrease in unit sales, offset by a 20% increase in the per unit average sales price.

We expect some continued variability in sales due to reduction in marketing spend and price point positioning for target markets, with the net impact resulting in a higher gross profit and lower loss from operations.

Cost of Sales

For the three months ended June 30, 2024, cost of sales increased by $10 thousand, or 10%, compared to the same period in 2023, primarily driven by an increase of $20 thousand in the inventory reserve for obsolescence. Excluding the $20 thousand inventory reserve adjustment in the second quarter of 2024, variable cost was $55 thousand, or $68.86 per unit, for the three months ended June 30, 2024, compared to $52 thousand, or $64.00 per unit, for the same period in 2023. Fixed costs were $35 thousand, or $43.25 per unit, for the three months ended June 30, 2024, compared to $49 thousand, or $60.48 per unit, for the same period in 2023. The decrease in the fixed cost was primarily due to lower product support costs.

For the six months ended June 30, 2024, cost of sales decreased by $86 thousand, or 24%, compared to the same period in 2023, primarily driven by the decrease in sales volume. Variable cost was $205 thousand, or $78.95 per unit, for the six months ended June 30, 2024, compared to $244 thousand, or $68.50 per unit, for the same period in 2023. Fixed costs were $72 thousand, or $27.90 per unit, for the six months ended June 30, 2024, compared to $119 thousand, or $33.52 per unit, for the same period in 2023. The decrease in the fixed cost was primarily due to lower product support costs.

Operating Expenses

Research and Development Expenses

For the three months ended June 30, 2024, research and development expenses decreased by $166 thousand compared to the same period in 2023. For the six months ended June 30, 2024, research and development expenses decreased by $400 thousand compared to the same period in 2023. The decrease was due to reduced headcount and certain expenses incurred in 2023 which did not recur in 2024. The emphasis of research and development activities in 2023 was primarily related to a large segmentation study to identify additional incremental market segments with high willingness to pay, product design in our next generation device, intellectual property protection, and the study at The Feinstein Institutes for Medical Research on vagus nerve stimulation.

Sales and Marketing Expenses

For the three months ended June 30, 2024, sales and marketing expenses decreased by $245 thousand compared to the same period in 2023. For the six months ended June 30, 2024, sales and marketing expenses decreased by $198 thousand compared to the same period in 2023. The decrease was due primarily to a four-month test program ending in February 2024 with InStep Health focused on education of healthcare professionals about the ClearUP solution as well as reductions in agency and staff costs.

General and Administrative Expenses

For the three months ended June 30, 2024, general and administrative expenses decreased by $539 thousand compared to the same period in 2023. For the six months ended June 30, 2024, general and administrative expenses decreased by $933 thousand compared to the same period in 2023. The overall decreases were attributable to reduced headcount, lower consulting and professional fee expenses, as well as other general administrative expenses.

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Comparison of the Years Ended December 31, 2023 and 2022

The following table summarizes our results of operations (in thousands):

	Year Ended December 31,
Statement of operations data:	2023	2022	Change
Revenue	$1,176	$1,840	$(664)
Cost of sales	889	1,541	(652)
Gross profit	287	299	(12)
Operating expenses:
Research and development	1,655	1,730	(75)
Sales and marketing	2,125	2,792	(667)
General and administrative	4,752	5,875	(1,123)
Total operating expenses	8,532	10,397	(1,865)
Loss from operations	(8,245)	(10,098)	1,853
Other income:
Interest income	1	2	(1)
Total other income	1	2	(1)
Net loss before income taxes	$(8,244)	$(10,096)	$1,852

Revenue

Revenue (net of returns) decreased $664 thousand, or -36%, to $1.2 million for the year ended December 31, 2023 from $1.8 million for the year ended December 31, 2022, which decrease was primarily attributable to decreased unit sales of 52%. Unit sales were approximately 7,400 for the year ended December 31, 2023 and were approximately 15,400 for the year ended December 31, 2022. Ancillary revenues were less than 1.5% of total revenue for both of the years ended December 31, 2023 and 2022.

	Year Ended December 31,
Statement of operations data (in thousands):	2023	2022	Change
Product Revenue
Direct-to-consumer	$1,079	$1,635	$(556)
Reseller	261	416	(155)
Returns	(164)	(211)	47
Revenue	$1,176	$1,840	$(664)

Direct-to-consumer product revenue decreased $556 thousand, or -34%, to $1.1 million for the year ended December 31, 2023 from $1.6 million for the year ended December 31, 2022, which was due to decreased unit sales of -53%, offset by an average direct-to-consumer price increase of 46% over the prior year. Direct-to-consumer unit sales were approximately 5,400 for the year ended December 31, 2023 compared to approximately 11,400 for the year ended December 31, 2022. The decrease in unit sales was due to the price increases in 2023 as well as the reduction of unprofitable marketing spend.

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Reseller channel product revenue decreased $155 thousand, or -37%, to $261 thousand for the year ended December 31, 2023 from $416 thousand for the year ended December 31, 2022, attributable to decreased unit sales of 50%. Reseller channel unit sales were approximately 2,000 for the year ended December 31, 2023 and were approximately 4,000 for the year ended December 31, 2022. Average reseller channel selling prices increased 21% in 2023 compared to 2022. The decrease in unit sales and the increase in average selling price were primarily due to the termination of less profitable reseller channels in 2023.

Returns as a percentage of product revenue was approximately 12% for the year ended December 31, 2023 and 10% for the year ended December 31, 2022.

Cost of Sales

Cost of sales for the year ended December 31, 2023 was $889 thousand compared to $1.5 million for the year ended December 31, 2022, a decrease of $652 thousand, or -42%. The decrease was primarily attributable to the -52% decrease in overall unit sales, offset by an increases of $140 thousand of costs related to scrapped inventory and $32 thousand for a reserve against inventory. The costs for scrap and inventory reserves were primarily related to inventory components included in our ClearUP 1.0 unit. With the launch of ClearUP 2.0 in the fourth quarter of 2023, we do not expect to incur similar costs in 2024.

Variable cost of goods sold includes product costs, fulfillment, shipping and purchase price variances and other inventory adjustments. Variable cost of goods sold was $641 thousand, or $86.61 per unit, for the year ended December 31, 2023, as compared to $1.3 million, or $87.04 per unit, for the year ended December 31, 2022. The decrease in variable costs of goods sold was primarily due to reduction in variable costs associated with new supply chain partners, offset by inventory obsolescence associated with the transition in sales to ClearUP 2.0 at year-end.

Fixed cost of goods sold includes third-party product support and logistic fees and allocated overhead costs. Fixed cost of goods sold increased to $248 thousand for the year ended December 31, 2023, as compared to $203 thousand for the year ended December 31, 2022, primarily due to increased product support costs in 2023, which in turn was primarily associated with certain hourly service charges and periodic minimum spend obligations included Tivic’s contracts with its supply chain partners.

Gross profit for the year ended December 31, 2023 was $287 thousand compared to a gross profit of $299 thousand for the year ended December 31, 2022.

Research and Development Expenses

Research and development expenses decreased by $75 thousand to $1.7 million for the year ended December 31, 2023 from $1.7 million for the year ended December 31, 2022. The decrease was primarily due to reduced compensation costs related to decreased headcount. The emphasis of research and development activities in 2023 was primarily related to our work with The Feinstein Institutes of Medical Research. Activities in 2022 were primarily focused on product research and design in the migraine therapeutic area, initiation of a double-blind randomized controlled trial for post-operative pain relief following sinus surgery, and enhancement of our intellectual property protection.

We expect to incur additional research and development expenses related to extending the indications for our product(s) in the near term.

Sales and Marketing Expenses

Sales and marketing expenses decreased to $2.1 million for the year ended December 31, 2023, compared to $2.8 million for the year ended December 31, 2022. The decrease was primarily due to a decrease of $925 thousand in advertising and agency costs, offset by increases of $327 thousand related to the expansion of our internal marketing team and $76 thousand in public relations costs.

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General and Administrative Expenses

General and administrative expenses decreased to $4.8 million for the year ended December 31, 2023, compared to $5.9 million for the year ended December 31, 2022, primarily due to decreased legal and professional fees of $919 thousand and a net decrease in other corporate expenses of $221 thousand as a result of the Company’s efforts to reduce costs.

Other Income

Other income was immaterial for the years ended December 31, 2023 and 2022, and consists of interest income from money market accounts.

Liquidity and Capital Resources

Sources of Liquidity

Since our formation in September 2016, we have devoted substantially all of our efforts to research and development, to regulatory clearance and to early market development and testing for our first product, released in September 2019 in the United States. We are not profitable and have incurred net losses and negative cash flows from our operations in each year since our inception. As of June 30, 2024, we had cash and cash equivalents of $3.7 million, working capital of $4.1 million and an accumulated deficit of $40.6 million. We have financed our operations to date primarily through issuances of SAFE instruments, convertible notes and convertible preferred stock and the proceeds from registered offerings of our securities. In 2021, we completed our IPO, generating net proceeds to the Company of approximately $14.9 million, and we borrowed $2.6 million by issuing convertible notes payable, the outstanding balance of all of which converted into shares of our common stock in connection with our IPO. On February 13, 2023, we completed the sale of 200,000 shares of our common stock in a firm commitment, fully underwritten registered public offering, resulting in net proceeds to the Company of approximately $3.6 million. From  July 11, 2023 to August 9, 2023, we sold an aggregate of 1,169,230 shares of our common stock to certain investors in a series of registered public offerings, resulting in aggregate net proceeds to the Company of approximately $4.3 million. Additionally, in May 2024, we sold an aggregate of 4,710,000 shares of our common stock, together with Series A warrants to purchase an aggregate of 4,710,000 shares of common stock and Series B warrants to purchase an aggregate of 7,065,000 shares of common stock, to certain investors in a registered public offering, resulting in net proceeds to the company of approximately $3.3 million.

Although we have taken measures to decrease our operating expenses, we expect that our operating expenses may increase significantly as we discover, acquire, validate and develop additional product candidates; seek regulatory approval and, if approved, proceed to commercialization of new products; obtain, maintain, protect and enforce our intellectual property portfolio; and hire additional personnel when needed. Furthermore, we have incurred, and will continue to incur, significant costs associated with operating as a public company. Management expects to incur substantial additional operating losses for the foreseeable future to expand our markets, complete development or acquisition of new product lines, obtain regulatory approvals, launch and commercialize our products and continue research and development programs. Based on the Company’s current cash levels and burn rate, amongst other things, the Company believes its cash and financial resources may be insufficient to meet the Company’s anticipated needs for the twelve months following the date of issuance of the financial statements for the quarter ended June 30, 2024, included elsewhere in this Report, which raises substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of the financial statements.

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Plan of Operation and Future Funding Requirements

We have used our capital resources primarily, to date, to fund marketing and advertising for ClearUP, development of both our trigeminal and our vagus nerve platforms and product candidates, evaluating and diligencing potential licensing and acquisition candidates, and the establishment of public company operating infrastructure and general operations. Although we have taken measures to decrease our operating expenses, we expect that our operating expenses will increase as we advance our vagus nerve platform, as well as discover, acquire, validate or develop additional product candidates; seek regulatory approval and, if approved, proceed to commercialization of new products; obtain, maintain, protect and enforce our intellectual property portfolio; hire additional personnel when needed; and maintain compliance with material government (in addition to environmental) regulations. We plan to increase our research and development investments in our vagus nerve platform and clinical applications thereof in 2024.

Furthermore, we have incurred, and will continue to incur, significant costs associated with operating as a public company. We expect to continue to incur losses for the foreseeable future. At this time, due to the inherently unpredictable nature of research and new product adoption as well as other macroeconomic factors, we cannot reasonably estimate the costs we will incur and the timelines that will be required to complete development, obtain marketing approval and commercialize future product candidates, if at all. For the same reasons, we are also unable to predict how quickly we will generate significant revenue from ClearUP product sales or whether, or when, if ever, we may achieve profitability from the sales of one or more products. Clinical and preclinical development timelines, the probability of success, and costs can differ materially from expectations. In addition, we cannot forecast which product candidates may be best developed and/or monetized through future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

In addition to the foregoing, we may, from time to time, consider opportunities for strategic acquisitions or other strategic transactions that we believe will align with our growth plan, complement our product offerings and be in the best interest of the Company and our shareholders. If an acquisition or other strategic transaction is identified and pursued, a substantial portion of our cash reserves may be required to complete such acquisition or other strategic transaction. If we identify an attractive acquisition that would require more cash to complete than we are willing or able to use from our cash reserves, we will consider financing options to complete the acquisition, including through equity and/or debt financings.

We have generated operating losses in each period since inception. We have incurred an accumulated deficit of $40.6 million through June 30, 2024. We expect to incur additional losses in the future as we expand both our research and development activities. Based on our current cash levels and burn rate, amongst other things, we believe our cash and financial resources may be insufficient to meet our anticipated needs for the next twelve months. As a result, we expect that we will need to raise additional capital to continue operating our business and fund our planned operations, including research and development, clinical trials and, if regulatory approval is obtained, commercialization of future product candidates.

We currently generate sales revenue direct-to-consumer though our own websites, Amazon.com and Walmart.com. We also sell to major and specialty U.S. online retailers such as BestBuy and FSAStore and through distributors including McKesson’s affiliate Simply Medical, Cardinal Health and Cencora (formerly known as Amerisource Bergen). Our ability to grow sales revenue will depend on successfully executing a comprehensive marketing campaign to drive additional sales through existing and new channels. Long-term growth will be commensurate with our ability to successfully identify, develop, and secure regulatory approval of one or more additional product candidates beyond ClearUP. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through private or public equity or debt financings, collaborative or other arrangements with corporate, foundation or government funding sources, or through other sources of financing. We do not know whether additional financing will be available on commercially acceptable terms, or at all, when needed. If adequate funds are not available or are not available on commercially acceptable terms, our ability to fund our operations, support the growth of our business or otherwise respond to competitive pressures could be significantly delayed or limited, which could materially adversely affect our business, financial conditions or results of operations, and we may have to significantly delay, scale back or discontinue the development and commercialization of our products and/or future product candidates.

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The timing and amount of our operating expenditures will depend largely on:

•	our ability to raise additional capital if and when necessary and on terms favorable to the Company;

•	the timing and progress of sales initiatives driving top-line revenue;

•	the availability of electronic parts and other components for our products, as well as our ability to source such parts and components at favorable prices;

•	the timing and adoption rate of ClearUP line extensions at lower cost of goods;

•	the payment terms and timing of commercial contracts entered into for manufacturing and sales of our products to and through online third-party retailers;

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	the timing and amount of milestone payments we may receive under any future collaboration agreements;

•	whether we close potential future strategic acquisition opportunities, and if we do, our ability to successfully integrate acquired assets and/or businesses with our own;

•	our ability to source new business opportunities through licenses and research and development programs and to establish new collaboration arrangements;

•	the costs involved in prosecuting and enforcing patent and other intellectual property claims;

•	the cost and timing of additional regulatory approvals beyond those currently held by us;

•	our efforts to enhance operational systems and hire additional personnel, including personnel to support finance, sales, marketing, operations and development of our product candidates and satisfy our obligations as a public company; and

•	our efforts to maintain compliance with material government (including environmental) regulations.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to fund our operations and capital funding needs through equity and/or debt financings. We may also consider entering into collaboration arrangements or selectively partnering with third parties for clinical development and commercialization. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of additional debt would result in debt service obligations, and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations or our ability to incur additional indebtedness or pay dividends, among other items. If we raise additional funds through governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are not able to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially and adversely affect our business, financial condition, results of operations and prospects.

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Cash Flows

The following table summarizes our cash flows for the period indicated (in thousands):

	Six Months Ended
	June 30,
	2024	2023
	(unaudited)	(unaudited)
Cash used in operating activities	$(2,953)	$(4,866)
Cash used in investing activities	–	(118)
Cash provided by (used in) financing activities	3,251	4,126
Net increase (decrease) in cash and cash equivalents	$298	$(858)

	Year Ended December 31,
	2023	2022
Cash used in operating activities	$(8,511)	$(8,919)
Cash used in investing activities	(118)	(11)
Cash provided by (used in) financing activities	8,507	(528)
Net decrease in cash and cash equivalents	$(122)	$(9,458)

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2024 was $3.0 million, which consisted primarily of a net loss of $2.7 million, decreased by non-cash charges of $190 thousand and increased by a net decrease of $396 thousand in our net operating assets and liabilities. The non-cash charges primarily consisted of stock-based compensation of $108 thousand and amortization of right-of-use assets of $76 thousand. The change in our net operating assets and liabilities was primarily due to a decrease in accounts payable and accrued expenses of $617 thousand, an increase in accounts receivable of $153 thousand, an increase in prepaid and other current assets of $139 thousand, and a decrease of $79 thousand in lease liabilities.

Net cash used in operating activities for the six months ended June 30, 2023 was $4.9 million, which consisted primarily of a net loss of $4.2 million, decreased by non-cash charges of $256 thousand and a net decrease of $881 thousand in our net operating assets and liabilities. The non-cash charges primarily consisted of stock-based compensation of $165 thousand and amortization of right-of-use assets of $85 thousand. The change in our net operating assets and liabilities was primarily due to a decrease in accounts payable and accrued expenses of $721 thousand and an increase of $125 thousand in inventory.

Net cash used in operating activities for the year ended December 31, 2023 was $8.5 million, which consisted primarily of net loss of $8.2 million decreased by non-cash charges of $485 thousand and increased by a net change of $752 thousand in our net operating assets and liabilities. The non-cash charges primarily consisted of stock-based compensation of $271 thousand and amortization of right-of-use assets of $174 thousand. The change in our net operating assets and liabilities was primarily due to a decrease in accounts payable of $610 thousand, an increase in prepaid and other current assets of $92 thousand, a decrease in lease liabilities of $161 thousand and an increase in accrued expenses of $103 thousand.

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Net cash used in operating activities for the year ended December 31, 2022 was $8.9 million, which consisted primarily of net loss of $10.1 million decreased by non-cash charges of $572 thousand and further decreased by a net change of $605 thousand in our net operating assets and liabilities. The non-cash charges primarily consisted of stock-based compensation of $398 thousand and amortization of right-of-use assets of $164 thousand. The change in our net operating assets and liabilities was primarily due to an increase in accounts payable of $534 thousand and a decrease in prepaid and other current assets of $558 thousand, offset by an increase in inventory of $434 thousand and a decrease in lease liabilities of $178 thousand.

Investing Activities

There was no cash used in investing activities for the six months ended June 30, 2024. Net cash used in investing activities during the six months ended June 30, 2023 was related to the purchases of property and equipment.

Net cash used in investing activities during the years ended December 31, 2023 and 2022 was related to the purchases of equipment and product development.

Financing Activities

Our financing activities provided $3.3 million of cash during the six months ended June 30, 2024, which consisted primarily of proceeds from the sale of 4,710,000 shares of our common stock and Common Warrants to purchase an aggregate of 11,775,000 shares of common stock in May 2024, net of offering discounts and other costs. For the six months ended June 30, 2023, our financing activities provided $4.1 million of cash, which consisted primarily of proceeds from the sale of 200,000 shares of our common stock, net of offering discounts and other costs.

Our financing activities provided $8.5 million of cash during the year ended December 31, 2023, which consisted primarily of proceeds from the sale of an aggregate of 1,369,230 shares of our common stock, net of offering discounts and other costs.

Our financing activities used $528 thousand of cash during the year ended December 31, 2022, which consisted of $584 thousand of deferred offering costs in connection with the sale of our common stock which closed subsequent to December 31, 2022, offset by $56 thousand of proceeds from the exercise of stock options.

Known Trends or Uncertainties

As discussed elsewhere in this Offering Circular, the world has continued to be been affected by the lingering effects of the COVID-19 pandemic, the ongoing conflicts between Russia and Ukraine as well as Israel and Hamas, economic uncertainty in human capital management (“HCM”) and certain other macroeconomic factors. Inflation has risen, Federal Reserve interest rates have increased over the last year, and the general consensus among economists continues to suggest that we should expect a higher recession risk to continue for the near term. Climate change continues to be an intense topic of public discussion and is adding additional challenges and financial burden due to impending preparations and changes in the customer mindset. Additionally, it is possible that U.S. policy changes, including changes and uncertainty as a result of the upcoming U.S. presidential election, could increase market volatility. These factors, amongst other things, could result in further economic uncertainty and volatility in the capital markets in the near term, and could negatively affect our operations. Effects of the pandemic and recent economic volatility have negatively impacted our business in various ways over the last three years, including as a result of global supply chain constraints at least partially attributable to the pandemic. We will continue to monitor material impacts on our HCM strategies, including potential of employee attrition, amongst other things.

Global supply chain shortages (especially when coupled with the increase in inflation and other economic factors) could result in an increase in the cost of the components used in our products, which could result in a decrease of our gross margins or in us having to increase the price at which we sell our products until supply chain constraints are resolved. Additionally, in the event that the price of our components increases significantly or we are unable to source sufficient components and materials from our current suppliers, or to develop relationships with additional suppliers, to manufacture enough of our products to satisfy demand, we may have to cease or slow down production and our business operations and financial condition may be materially harmed and we may need to alter our plan of operation.

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The United States has implemented tariffs on certain imported goods, including on certain items imported from China. In addition, China has imposed tariffs on a wide range of American products and placed restrictions on the export of certain items, including gallium and germanium, in retaliation for these American tariffs. As a result, there is a concern that the imposition of additional tariffs by the United States could result in the adoption of additional tariffs or export restrictions by China and/or other countries. Any resulting trade war could negatively impact our business. The imposition of tariffs on items imported by us from China or other countries could increase our costs and could result in lowering our gross margin on products sold.

Additionally, U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the ongoing military conflicts between Russia and Ukraine and between Israel and Hamas. Although the length and impact of the ongoing military conflicts is highly unpredictable, the conflicts in Ukraine and the Middle East could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as further supply chain interruptions. Additionally, the recent military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

Although our business has not been materially impacted by the ongoing military conflict between Russian and Ukraine or the conflict between Israel and Hamas to date, it is impossible to predict the extent to which our operations, or those of our suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. We are continuing to monitor the situations in Ukraine, the Middle East and globally to assess potential impacts on our business.

As a result of these global issues and other macroeconomic factors, it has been difficult to accurately forecast our revenues or financial results, especially given the near and long term impact of the pandemic, geopolitical issues, inflation, the Federal Reserve maintaining high interest rates, the potential for a recession and recent uncertainties stemming from the upcoming election. In addition, while the potential impact and duration of these issues on the economy and our business may be difficult to assess or predict, these world events have resulted in, and may continue to result in, significant disruption of global financial markets, and may reduce our ability to access additional capital, which could negatively affect our liquidity in the future. Our results of operations could be materially below our forecasts as well, which could adversely affect our results of operations, disappoint analysts and investors, or cause our stock price to decline. Furthermore, a decrease in orders in a given period could negatively affect our revenues in future periods.

These global issues and events may also have the effect of heightening many risks associated with our customers and supply chain. We may take further actions that alter our operations as may be required by federal, state, or local authorities from time to time, or which we determine are in our best interests. In addition, we may decide to postpone or abandon planned investments in our business in response to changes in our business, which may impact our ability to attract and retain customers and our rate of innovation, either of which could harm our business.

Inflation

Inflation has increased recently and future rates are unknown. Inflationary factors, such as increases in the cost of our products (and components thereof), interest rates, overhead costs and transportation costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, we may experience some effect in the near future (especially if inflation rates continue to rise) due to supply chain constraints, consequences associated with the ongoing conflicts between Russia and Ukraine and Israel and Hamas, employee availability and wage increases, trade tariffs imposed on certain products from China and increased component and services pricing.

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Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Contractual Obligations and Commitments

Office Lease

The Company previously entered into a noncancelable operating lease for approximately 9,091 square feet of office space in Hayward, California as its headquarters. The lease was set to expire in October 2025 and there was no option to renew for an additional term. The Company was obligated to pay, on a pro-rata basis, real estate taxes and operating costs related to the premises. The lease was terminated on May 31, 2024 and the Company has no further obligations with regard to the lease.

On May 30, 2024, we entered into a Co-Working Space Agreement, pursuant to which we rent office space located at 47685 Lakeview Blvd., Fremont, California for a total $1 thousand a month. The agreement has an initial term of six months, commencing June 1, 2024, after which it will automatically renew on a month to month basis until terminated.

Lease costs recorded during the six month periods ended June 30, 2024 and 2023 were $84 thousand and $101 thousand, respectively.

We enter into contracts in the normal course of business with our contract manufacturer and other vendors to assist in the manufacturing of our products and performance of our research and development activities and other services for operating purposes. These contracts generally provide for termination for convenience after expiration of an advance notice period ranging from 0 to 60 days, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments. Except as set forth above, there have been no material changes to our previously disclosed business strategy with respect to our contractual obligations as disclosed under Management’s Discussion and Analysis of Financial Condition and Results of Operations - Contractual Obligations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

We believe that the accounting policies described below involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of our operations.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”). The standard applies to all contracts with customers, except contracts that are within scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments.

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Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are in within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inceptions, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company sells its products direct-to-consumer and third-party online resellers. Revenue is recognized when control of the promised goods is transferred to the customers or retailer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction.

The Company may receive payments at the onset of the contract and before goods have been delivered. In such instances, the Company records a deferred revenue liability. The Company recognizes these contract liabilities as sales after the revenue criteria are met.

The Company relies on third parties to have procedures in place to detect and prevent credit card fraud, as the Company has exposure to losses from fraudulent charges. The Company records the losses related to chargebacks as incurred.

The Company has also elected to exclude from the measurement of the transaction price sales taxes remitted to governmental authorities.

Stock-Based Compensation

We measure all stock options and other stock-based awards granted to our employees, directors, consultants and other non-employee service providers based on the fair value on the date of the grant. Compensation expense related to awards to employees and directors with service-based vesting conditions is recognized on a straight- line basis based on the grant date fair value over the associated service period of the award, which is typically the vesting term. Compensation expense related to awards to employees with performance-based vesting conditions is recognized based on grant date fair value over the requisite service period using the accelerated attribution method to the extent achievement of the performance condition is probable. Non-employee option awards are measured at the earlier of the commitment date for performance by the counterparty or the date when the performance is complete, and compensation expense is recognized in the same manner as if we had paid cash for goods or services.

We classify stock-based compensation expense in our statement of operations in the same way the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.

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We use the Black-Scholes option pricing model to estimate the fair value of stock options on the date of grant. Using the Black-Scholes option pricing model requires management to make significant assumptions and judgments. We determined these assumptions for the Black-Scholes option-pricing model as discussed below.

•	Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. As we do not have sufficient historical experience for determining the expected term of the stock option awards granted, we based our expected term for awards issued to employees and non-employees using the simplified method which is presumed to be the midpoint between the vesting date and the end of the contracted term.

•	Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury constant maturity notes with terms approximately equal to the stock-based awards’ expected term.

•	Expected Volatility—Since we do not have a trading history of common stock, the expected volatility was derived from the average historical stock volatilities of the common stock of several public companies within the industry that we consider to be comparable to our business over a period equivalent to the expected term of the stock-based awards.

•	Dividend Rate—The expected dividend rate is zero as we have not paid and do not anticipate paying any dividends in the foreseeable future.

•	Fair Value of Common Stock—Prior to our initial public offering (“IPO”), the fair value of the shares of common stock underlying the stock-based awards was determined by our board of directors with input from management. Because there was no public market for our common stock, our board of directors determined the fair value of our common stock at the time of grant of the stock-based award by considering a number of objective and subjective factors, including having valuations of the common stock performed by a third-party valuation specialist, as further described below.

As of December 31, 2023, the total compensation cost related to nonvested service-based awards not yet recognized is $440 thousand. The weighted-average period over which the nonvested awards is expected to be recognized is 2.04 years. The aggregate intrinsic value of stock options outstanding as of December 31, 2023 was zero for both vested and unvested options.

Common Stock Valuations

The fair value of the shares of common stock underlying our stock-based awards prior to our IPO was determined by our board of directors with input from management and contemporaneous third-party valuations. We believe that our board of directors had the relevant experience and expertise to determine the fair value of our common stock prior to our IPO. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors included:

•	contemporaneous valuations of our common stock performed by independent third-party specialists;

•	the prices, rights, preferences and privileges of our convertible preferred stock relative to those of our common stock;

•	the prices of common or convertible preferred stock sold to third-party investors by us;

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•	lack of marketability of our common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management;

•	the history of the company and notable milestones;

•	our stage of development;

•	likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our company given prevailing market conditions;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.

In valuing our common stock, our board of directors determined the equity value of our business using the hybrid method with input from management and contemporaneous third-party valuations. The hybrid method is based upon the probability-weighted value across two scenarios, being (i) successfully consummating an initial public offering and (ii) alternative scenarios in which an initial public offering is not consummated. The hybrid method can be a useful alternative to explicitly modeling all probability-weighted expected return scenarios in situations when the company has transparency into one or more near term exits but is unsure about what will occur if current plans do not materialize. In the first scenario, the potential exit date, the probability exit value and the likelihood of interim financings were considered. In the second scenario, which was assigned the residual probability, the potential exit date, the equity volatility, the assumed interest rate, the dividend yield and equity inflection points at which the allocation of proceeds changes were considered. The valuation method considers the total number of shares authorized and outstanding, as well as recent issuances of both preferred and common stock.

Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding the time to the liquidation event and volatility. Changes in these estimates and assumptions or the relationships between these assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of common stock.

Since completion of our IPO in 2021, the fair value of each share of underlying common stock has been based on the closing price of our common stock as reported by the Nasdaq Capital Market on the date of grant, or as otherwise provided in 2021 Equity Incentive Plan. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.

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Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company until December 31, 2026. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of reduced reporting requirements in this Offering Circular and may continue to do so until such time that we are no longer an emerging growth company. We will remain an “emerging growth company” until the earliest of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (b) December 31, 2026, the last day of the fiscal year following the fifth anniversary of the completion of our IPO, (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

In addition, we are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Recent Accounting Pronouncements

For a description of recent accounting pronouncements, see Note 2 of the notes to our audited financial statements for the year ended December 31, 2023, included elsewhere in this Offering Circular.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names, ages, and positions of our executive officers and directors:

Name	Age	Position
Jennifer Ernst	55	Chief Executive Officer and Director
Lisa Wolf	62	Interim Chief Financial Officer
Blake Gurfein, PhD	40	Chief Scientific Officer
Sheryle Bolton	77	Chair of the Board
Dean Zikria	56	Director
Christina Valauri	69	Director

Executive Officers

Jennifer Ernst is a co-founder and has served as our Chief Executive Officer and as a director since September 2016; she also served as our Chief Financial Officer from September 2016 to July 2021. Previously, Ms. Ernst served as the Chief Executive Officer of the U.S. subsidiary of Thin Film Electronics ASA from April 2011 to December 2015. Ms. Ernst also served as the Chief Strategy Officer of Thin Film Electronics ASA from January 2014 to December 2015, where she established and guided the strategic planning process across all business functions and four separate product lines. Ms. Ernst also worked for Xerox PARC for over 20 years, where she held multiple go-to-market roles, including as the Director of Business Development. Ms. Ernst previously served as a director of FlexTech Alliance, the U.S. national consortium for flexible and printed electronics, for four years, including one year as the Chair. Ms. Ernst earned her Master of Business Administration degree from Santa Clara University.

Lisa Wolf currently serves as Tivic’s Interim Chief Financial Officer since October 1, 2024. Ms. Wolf brings over 30 years of experience in public accounting and private industry, including for both public and private companies spanning multiple industries. Ms. Wolf has played a key role in supporting the Company’s accounting and Securities and Exchange Commission reporting functions on an out-sourced basis since June 2022, when she joined Murdock Martell as Vice President. In addition to her role as interim Chief Financial Officer of the Company, Ms. Wolf will continue to serve as Vice President at Murdock Martell. Murdock Martell is a consulting and recruiting firm offering cutting-edge finance, accounting and human relations solutions focused primarily on life science and technology sectors. Prior to joining Murdock Martell, Ms. Wolf spent eight years at Resonant, Inc. (Nasdaq: RESN), a micro-cap public technology company that was acquired by Murata Electronics North America, Inc. in March 2022, initially serving as Vice President of Finance and then Chief Accounting Officer of Resonant, Inc. Ms. Wolf holds a B.S. in Business Administration from California State University, Northridge and earned her CPA while working at Arthur Andersen.

Blake Gurfein, PhD serves as our Chief Scientific Officer, a role that he has held since March 2019, prior to which he served as our Vice President of Research commencing in January 2018. Dr. Gurfein leads our clinical and scientific research. In addition to his full-time role with the Company, he has also served as an Adjunct Assistant Professor of Medicine at the University of California San Francisco since 2012. Dr. Gurfein is an expert in neuromodulation device development and has served as a research executive and consultant for several medical device and pharma companies, including as Chief Scientific Officer of Rio Grande Neurosciences from 2014 to 2017 and as a Medical Writer for EMD Serono/Pfizer in 2012. Dr. Gurfein’s prior research in neuroscience and immunology was funded by the National Institutes of Health and philanthropic donors, yielding high-impact journal publications. Dr. Gurfein has a Ph.D. in Neuroscience from the Icahn School of Medicine at Mount Sinai and an Sc.B. in Neuroscience from Brown University.

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Non-Employee Directors

Sheryle Bolton has served as a director on our board since July 16, 2019, and as Chair of the board since August 18, 2021. She is an experienced serial technology entrepreneur, public company chief executive officer, corporate executive, speaker, board member, and investor. Ms. Bolton has been a corporate executive in financial services, media, and health care and has served on the boards of private and public corporations, ranging from large groups of mutual funds to technology and finance companies, as well as non-profits, including an NGO, where she served as Chair of the audit committee, focused on financing small businesses in Asia and Sub-Saharan Africa and Berry College, a private college with an internationally known work-study program. Ms. Bolton worked in private equity investing as an investment banker at Merrill Lynch Capital Markets, as Director of Strategy at Home Box Office and in asset management at Rockefeller & Co. In her roles as Chief Executive Officer, she raised significant funding for several start-ups from angels, venture capital, and the public and institutional markets. She previously served as Chief Executive Officer of Scientific Learning Corporation, a health care and educational technology company, where she led the company from pre-product to IPO with venture funding from Warburg Pincus. She also served as Chief Executive Officer and Chair of the public company after completion of their IPO. She has served as a board member for more than forty Scudder-Kemper mutual funds. From 2015 to 2021, Ms. Bolton was an adjunct Professor of Practice at Hult International Business School, where she taught entrepreneurship and finance courses in graduate and undergraduate programs. She has also been an invited speaker on business and entrepreneurship in the U.S., Asia, the Pacific Rim, Latin America, and Europe. Harvard Business School recognized Ms. Bolton as one of its most influential female graduates in Silicon Valley and the San Francisco Bay Area. She was a recipient of the first Springboard All-Women’s IPO Class award, formerly served as Chair of Watermark, the largest organization in Silicon Valley for female executives and entrepreneurs, and is a recipient of the “A Woman Who Made Her Mark” award, among many other honors and recognition. Ms. Bolton started her career as a Peace Corps Volunteer in Africa. She holds a Bachelor of Arts. and a Master of Arts in Linguistics from the University of Georgia and a Master of Business Administration from Harvard Business School.

Dean Zikria has served as a director on our board since July 10, 2019. Mr. Zikria brings deep industry experience in allergy and asthma as well as other chronic diseases to the board. Since August 2019, Dean has been the Founder, CEO and Chairman of Mind Machine LLC, a Silicon Valley based marketing/advertising agency—focused on the MedTech industry. From June 1, 2021 until January 2023, he served as the Chief Commercial Officer at Intuity Medical Inc., a Silicon Valley MedTech company launching a highly disruptive glucose meter in the diabetes industry. In addition, he has served as Chairman of DZ Advisors, LLC, a company founded by Mr. Zikria in 2017 that provides consulting and advisory services to the medtech, biotech, digital health and pharmaceutical industries; since inception, where he also served as President from December 2017 until May 31, 2021. Mr. Zikria also sits on the boards of the following privately held companies: AsthmaTek, Inc., a startup digital health company in the asthma space; Brev.Dev, Inc., a technology company developing a disruptive platform to aid developers. Dean previously served as Chief Executive Officer of Spirosure Inc., a FeNO detection company for asthma diagnostics, from 2014 to 2017. Additionally, he previously served as head of global marketing for Johnson & Johnson’s Animas Corporation within their medical device & diagnostics division. He was head of strategy for Pfizer Pharmaceuticals U.S. Cardiovascular Unit, a division with approximately $7 billion in annual revenues. Mr. Zikria brings experience in strategic planning, scenario planning and analysis, and mergers and acquisitions, including sourcing, transactions and integration.

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Christina Valauri has served as a strategic advisor to the company since April 2023 and a director on our board since July 1, 2024. Ms. Valauri has over 30 years of experience in the capital markets holding leadership roles as a healthcare analyst, director of research and senior manager at several investment banks and global financial firms. Ms. Valauri was a healthcare equity research analyst from June 1984 to December 1999, primarily focused on the biotechnology and medical technology sectors and held this position at the following firms: Credit Lyonnais Securities (USA), Inc. April 1998 to December 1999 (acquired by Credit Agricole 2003). Grunthal & Company October 1996 to March 1998, Hancock Institutional Equities Services August 1995 to October 1996, Arnhold and S. Bleichroeder April 1994 to July 1995, Paine Webber Incorporated October 1987 to March 1994 (acquired by UBS 2000), and Arnhold and S. Bleichroeder February 1984 to September 1987. Ms. Valauri held senior equity research management roles from April 1998 to December 2015. Ms. Valauri served as a Global Head of Equity Research at Cantor Fitzgerald LLC from August 2013 to July 2015, and served as a US Director of Research at Natixis (USA) from December 2008 to September 2012 as well as serving from September 2012 to July 2013 as a senior member of the firm’s broker dealer management team for Natixis Securities Americas LLC., which provided regulatory and supervisory oversight. Prior to joining Natixis Ms. Valauri was the Director of Research at Broadpoint Securities Group, Inc. (broker-dealer subsidiary of First Albany Cos. Inc.) from April 2001 to October 2008, where she also served on firm’s equity capital markets management team over that timeframe, and held the position of Associate Director of Research at ING Barings LLC (USA) from September 2000 to February 2001 (acquired by ABNAMRO 2001), and was the Director of US Research at Credit Lyonnais from April 1998 to September 2000 (acquired by Credit Agricole 2003). Her background in equity securities research has provided a deep base of knowledge and experience in pharmaceutical, biotech, and med-tech companies. She has been recognized by the Wall Street Journal’s “Best on the Street” All-Star Analyst Survey. Ms. Valauri has been the founder and CEO of Sagestone Advisory, LLC since July 2017, where she is also a business strategy consultant. Ms. Valauri currently serves as an Entrepreneur In Residence at Weill Cornell Medicine BioVenture eLab, since July 2023 and a Senior Mentor since April 2021. She is an advisor to early stage private and public companies and has been an angel investor for over 20 years. Ms. Valauri also currently serves on the board of Precipio, Inc. (NYSE: PRPO), a specialty cancer diagnostics company. Ms. Valauri earned her B.A. in Biology from Reed College, and an MBA from Cornell University Johnson School of Management Class of 2020.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Corporate Governance

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors (“Board”). The number of directors will be fixed by our Board, subject to the terms of our Charter and Bylaws, which include a requirement that the number of directors be fixed exclusively by a resolution adopted by directors constituting a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. The size of our Board is currently fixed at five directors, with one vacancy.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

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Corporate Governance Profile

As set forth in our Charter and Bylaws, our corporate governance is structured in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	a majority of our directors satisfy the Nasdaq listing standards for independence;

•	generally, all matters to be voted on by stockholders will be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;

•	we comply with the requirements of Nasdaq rules, including having committees comprised solely of independent directors; and

•	we do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Classified Board

In accordance with the terms of our Charter, our Board is divided into three staggered classes, and each of our directors is assigned to one of the three classes, Class I, Class II and Class III. Each class of directors is elected for a three-year term, provided that the first term for each class of directors will expire as set forth below. Currently, our directors are divided among the three classes as follows:

•	the Class I director is Christina Valauri, and her current term will expire at our 2025 annual meeting of stockholders;

•	the Class II director is Dean Zikria, and his current term will expire at our 2026 annual meeting; and

•	the Class III directors are Sheryle Bolton and Jennifer Ernst, and their initial terms will expire at our 2027 annual meeting of stockholders.

The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Leadership Structure and Risk Oversight

Currently, Ms. Ernst serves as our Chief Executive Officer and Ms. Bolton serves as Chair of our Board. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chair of the Board, as our Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board.

The Board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The Board committees will assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit and Risk Committee assists the Board with its oversight of the Company’s major financial risk exposures. The Compensation Committee assists the Board with its oversight of risks arising from the Company’s compensation policies and programs. The Nominations and Corporate Governance Committee assists the Board with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board will continue to be regularly informed about the risks.

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Director Independence

The Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent, or, if a listed company has no nominations committee, that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors. The Nasdaq rules further require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

Our Board has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Dean Zikria, Sheryle Bolton and Christina Valauri qualify as an independent director, as defined under the applicable corporate governance standards of Nasdaq. These rules require that our Audit and Risk Committee be composed of at least three directors, all of whom must be independent members.

Board Committees

The Board has three standing committees, the Audit and Risk Committee, the Compensation Committee, and the Nominations and Corporate Governance Committee, to assist it with the performance of its responsibilities. The Board designates the members of these committees and the committee chairs based on the recommendation of the Nominations and Corporate Governance Committee. The Board has adopted written charters for each of these committees, all of which can be found on our corporate website at https://tivichealth.com/investor/. The chair of each committee develops the agenda for that committee and determines the frequency and length of committee meetings.

Audit and Risk Committee

Our Board has established an Audit and Risk Committee which consists of three independent directors, Dean Zikria, Sheryle Bolton and Christina Valauri, with Sheryle Bolton serving as the Chairperson. The Board has determined that each member of the Audit and Risk Committee meets the independence requirements of Rule 10A-3 of the Exchange Act, and the applicable rules of Nasdaq, and has sufficient knowledge in financial and auditing matters to serve on the Audit and Risk Committee. The committee’s primary duties include:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	reviewing and discussing with management and our independent auditor our annual and quarterly financial statements and related disclosures, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the independent auditor’s audit or review, as the case may be;

•	reviewing our financial reporting processes and internal control over financial reporting systems and the performance, generally, of our internal audit function;

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•	overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit and Risk Committee;

•	providing an open means of communication among our independent registered public accounting firm, management, our internal auditing function and our Board;

•	reviewing any disagreements between our management and the independent registered public accounting firm regarding our financial reporting;

•	preparing the Audit and Risk Committee report for inclusion in our proxy statement for our annual stockholder meetings;

•	establishing procedures for complaints received regarding our accounting, internal accounting control and auditing matters;

•	overseeing the Company’s enterprise risk management process; and

•	approving all audit and permissible non-audit services conducted by our independent registered public accounting firm.

The Board has determined that Sheryle Bolton is an “audit committee financial expert,” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act. The Board has further determined that each of the members of the Audit and Risk Committee is financially literate and that at least one member of the committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

Compensation Committee

Our Board has established a Compensation Committee which consists of three independent directors (as defined under the general independence standards of Nasdaq and our Corporate Governance Guidelines): Dean Zikria, Sheryle Bolton and Christina Valauri are each a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act). Sheryle Bolton serves as interim Chairperson of the Compensation Committee following Ms. Drexler’s resignation from the Board and its committees on September 30, 2024. The committee’s primary duties include:

•	reviewing all overall compensation policies and practices;

•	administering the Company’s compensation recovery policy;

•	approving corporate goals and objectives relevant to executive officer compensation and evaluate executive officer performance in light of those goals and objectives;

•	determining and approving executive officer compensation, including base salary and incentive awards;

•	reviewing and approving, or making recommendations to the Board regarding, compensation plans;

•	administering our equity incentive plan, subject to Board approval; and

•	reviewing succession planning for key executives.

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Our Compensation Committee determines and approves elements of executive officer compensation, except that compensation of our chief executive officer and chief financial officer will be subject to review and approval by the Board. It also provides recommendations to the Board with respect to non-employee director compensation. The Compensation Committee may not delegate its authority to any other person, other than to a subcommittee.

Nominations and Corporate Governance Committee

Our Board has also established a Nominations and Corporate Governance Committee which consists of Dean Zikria, Christina Valauri and Sheryle Bolton, with Christina Valauri serving as Chairperson. The committee’s primary duties include:

•	recruiting new directors, consider director nominees recommended by stockholders and others and recommend nominees for election as directors;

•	reviewing the size and composition of our Board and committees;

•	overseeing the evaluation of the Board;

•	recommending actions to increase the Board’s effectiveness; and

•	developing, recommending and overseeing our corporate governance principles, including our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.

Legal Proceedings

To our knowledge, (i) no director or executive officer has been a director or executive officer of any business that has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Business Conduct and Ethics is available on our corporate website at https://tivichealth.com/investor/. We intend to disclose any amendments to the code, or any waivers of its requirements, on our corporate website or in a Current Report on Form 8-K.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2023 and December 31, 2022, the dollar value of all cash and noncash compensation earned by our named executive officers, as set forth above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Totals ($)
Jennifer Ernst,	2023	275,000	–	15,393	38,947	329,340
CEO and Director	2022	275,000	–	123,320	20,901	419,221
Blake Gurfein, PhD	2023	303,409	40,625	12,315	48,672	405,021
Chief Scientific Officer	2022	275,000	50,938	29,038	29,926	384,902
Ryan Sabia (3)	2023	229,167	10,000	12,315	33,759	285,241
Chief Operating Officer	2022	254,205	24,750	41,484	16,994	337,433

(1)	Amounts shown in the “Option Awards” column represent the aggregate grant date fair value of stock options. These amounts represent the grant date fair value of stock options granted in fiscal 2023 and 2022 computed in accordance with FASB ASC Topic 718. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations.
(2)	Includes the cost of health insurance coverage and benefits paid by the Company for each named executive officer that is not reimbursed.
(3)	On January 22, 2024, Ryan Sabia was terminated as an employee and Chief Operating Officer of the Company.

Narrative to the summary compensation table

Employment Agreements/Arrangements

As of the year ended December 31, 2023, we had executive offer letters in place with Jennifer Ernst, our Chief Executive Officer; Blake Gurfein, our Chief Science Officer; and Ryan Sabia, our Chief Operating Officer, as well as a consulting agreement with Kimberly Bambach, our Interim Chief Financial Officer. A summary of the terms is set forth below.

Currently, the annual compensation of each of our executive officers is determined by the Board. The named executive officers are also entitled to participate in the Company’s benefit plans, which benefits are generally available to all full-time employees.

Executive Offer Letter with Jennifer Ernst

On July 31, 2021, we entered into an executive offer letter with Jennifer Ernst. Pursuant to her executive offer letter, effective July 31, 2021, Ms. Ernst is entitled to a base salary of $275 thousand and, commencing with the 2022 calendar year (payable in the first quarter of 2023), will be eligible to receive, at the sole discretion of the Board, an annual end-of-year incentive bonus in an amount up to 40% of her base salary. The annual end-of-year incentive bonus, if earned, will be determined by the Board, in its sole discretion, and will be dependent upon the achievement of certain Company milestones and profitability, and such other milestones as the Board deems appropriate.

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Ms. Ernst’s employment is “at will,” meaning that either she or the Company are entitled to terminate Ms. Ernst’s employment at any time and for any reason, with or without cause. In the event that her employment with the Company is terminated for any reason before December 31 of any given year, she will not be entitled to receive an annual end-of-year bonus. In the event that (i) Ms. Ernst elects to terminate her employment with the Company other than for good reason, (ii) the Company terminates her employment for cause, or (iii) her employment is terminated as a result of her death of complete disability, then Ms. Ernst will not be entitled to receive any separation benefits. In the event that Ms. Ernst terminates her employment for good reason or the Company terminates her employment without cause, Ms. Ernst shall be entitled to receive 1/12 of her base salary for a period of six months after termination.

Executive Offer Letter with Blake Gurfein

In January 2018, we entered into a standard at will offer with Blake Gurfein, which was amended in part in February 2019. Pursuant to his offer letter, Mr. Gurfein is entitled to a base salary of $350 thousand per annum and, will be eligible to receive, at the sole discretion of the Board, an annual end-of-year incentive bonus in an amount up to 25% of his base salary. The annual end-of-year incentive bonus, if earned, will be determined by the Board, in its sole discretion, and will be based on subjective or objective criteria, as approved by the Board.

Mr. Gurfein’s employment is “at will,” meaning that either he or the Company are entitled to terminate Mr. Gurfein’s employment at any time and for any reason, with or without cause. In the event that his employment with the Company is terminated for any reason before December 31 of any given year, he will not be entitled to receive an annual end-of-year bonus. In the event that Mr. Gurfein’s employment terminates as a result of an involuntary Separation of Service (as defined in the regulations interpreting Section 409A of the Internal Revenue Code), other than for cause, Mr. Gurfein will be eligible to receive his full base salary for a period of six months after termination, as well as reimbursement for COBRA premiums him and his covered dependents for six months after termination. Notwithstanding the foregoing, such severance benefits shall be waived in the event that a Separation of Services occurs within 12 months of a change of control that results in proceeds to Mr. Gurfein of $2,000,000 or more.

Executive Offer Letter with Ryan Sabia

On April 1, 2022, we entered into an executive offer letter with Ryan Sabia. Pursuant to his executive offer letter, and prior to his termination in January 2024, Mr. Sabia was entitled to a base salary of $250 thousand per annum (subject to review and adjustment in accordance with the Company’s normal performance review practices) and, commencing with the 2022 calendar year (payable in the first quarter of 2023), was eligible to receive, at the sole discretion of the Board, an annual end-of-year incentive bonus in an amount up to 25% of base salary. The annual end-of-year incentive bonus, if earned, was to be determined by the Board, in its sole discretion, and was to be dependent upon the achievement of certain Company milestones and profitability, and such other milestones as the Board deems appropriate.

Mr. Sabia was terminated as an employee and Chief Operating Officer of the Company. Mr. Sabia received salary and benefits earned by him through his termination date, and was not entitled to, and did not receive, any separation benefits in connection with his termination. Additionally, all outstanding options to purchase Company common stock held by Mr. Sabia as of his termination date terminated.

Agreement with Kimberly Bambach

Kimberly Bambach was appointed as the Company’s Interim Chief Financial Officer, effective April 28, 2023, and was retained to provide such services as a non-employee consultant pursuant to a consulting agreement. Pursuant to such agreement, Ms. Bambach is entitled to receive $200 per hour for services provided in her capacity as Interim Chief Financial Officer. The agreement shall remain effective until such time as it is terminated by either party. Effective October 1, 2024, Ms. Bambach tendered her resignation as Interim Chief Financial Officer.

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Outstanding Equity Awards at Fiscal Year-End 2023

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2023. See “Equity Incentive Plan Information,” below, for additional information regarding our equity incentive plans.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Jennifer Ernst	575	–		–	$13.20	4/1/2028	–	–	–	–
	917	1,083	(1)	–	$183.00	2/4/2027	–	–	–	–
	–	1,250	(2)	–	$13.00	5/8/2033	–	–	–	–
Blake Gurfein	413	412	(3)	–	$459.00	12/14/2031	–	–	–	–
	79	–		–	$12.00	4/3/2028	–	–	–	–
	53	–		–	$12.00	6/27/2028	–	–	–	–
	162	188	(4)	–	$167.00	2/4/2032	–	–	–	–
	–	1,000	(2)	–	$13.00	5/8/2033	–	–	–	–
Ryan Sabia(6)	345	155	(5)	–	$160.00	6/17/2031	–	–	–	–
	126	124	(3)	–	$459.00	12/14/2031	–	–	–	–
	230	270	(1)	–	$167.00	2/4/2032	–	–	–	–
	–	1,000	(2)	–	$13.00	5/8/2033	–	–	–	–

(1)	The options vest as follows: (i) 25% on February 4, 2023, and (ii) the remaining 75% in equal installments over the next 36 months.
(2)	The options vest as follows: (i) 25% on May 8, 2024, and (ii) the remaining 75% in equal installments over the next 36 months.
(3)	The options vest as follows: (i) 25% on December 14, 2022, and (ii) the remaining 75% in equal monthly installments over the next 36 months.
(4)	The options vest as follows: (i) 25% on February 4, 2022, and (ii) the remaining 75% in equal monthly installments over the next 36 months.
(5)	The options vest as follows: (i) 25% on March 1, 2022, and (ii) the remaining 75% in equal monthly installments over the next 36 months.
(6)	As noted above, Mr. Sabia was terminated as an employee of the Company on January 22, 2024. In connection with his termination, all of the outstanding stock options held by Mr. Sabia as of that date terminated.

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Equity Incentive Plan Information

The following table provides information as of December 31, 2023, regarding our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	14,661	$144.41	7,190
Equity compensation plans not approved by security holders	–	–	–
Total	14,661	$144.41	7,190

(1)	Represents outstanding stock options granted to our current or former employees, directors and consultants pursuant to the 2017 Equity Incentive Plan (the “2017 Plan”) and 2021 Equity Incentive Plan (the “2021 Plan”).

2017 Equity Incentive Plan

The Board adopted the 2017 Plan on April 13, 2017. The principal purpose of the 2017 Plan was to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the 2017 Plan are summarized below. In August 2021, the Board adopted and our stockholders approved the 2021 Plan, which became effective upon the completion of our IPO. Upon the effectiveness of the 2021 Plan, it replaced the 2017 Plan, except with respect to awards outstanding under the 2017 Plan, and no further awards are available for grant under the 2017

Plan.

Share reserve. Under the 2017 Plan, 9,813 shares of our common stock were reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, restricted stock awards, and other stock- based awards. With respect to the share reserve under the 2017 Plan:

•	to the extent that an award terminated, expired or lapsed for any reason or an award was settled in cash without the delivery of shares prior to the effectiveness of the 2021 Plan, any shares subject to the award at such time would have been available for future grants under the 2017 Plan; and

•	prior to the effectiveness of the 2021 Plan, to the extent that shares of our common stock were repurchased by us prior to vesting so that shares were returned to us, such shares would have been available for future grants under the 2017 Plan.

As noted above, upon the effectiveness of the 2021 Plan, it replaced the 2017 Plan, except with respect to awards outstanding under the 2017 Plan, and no further awards are available for grant under the 2017 Plan.

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Administration. Following completion of our IPO, the Compensation Committee of the Board began administering the 2017 Plan. Prior to that, the 2017 Plan was administered by the Board.

Subject to the terms and conditions of the 2017 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2017 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2017 Plan. The Board may at any time remove the Compensation Committee as the administrator and revest in itself the authority to administer the 2017 Plan.

Eligibility. Options, restricted stock and all other stock-based and cash-based awards under the 2017 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company may be granted incentive stock options (“ISOs”).

Awards. The 2017 Plan provides that the administrator may grant or issue stock options, restricted stock, other stock- or cash-based awards and dividend equivalents, or any combination thereof; provided, however, that as noted above, no additional awards may be issued under the 2017 Plan. Each award will be set forth in a separate agreement with the person receiving the award, which will indicate the type, terms and conditions of the award.

•	Incentive stock options. ISOs will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2017 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•	Nonstatutory stock options. Nonstatutory Stock Options, or NSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/ or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•	Restricted stock. Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for No consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

•	Other stock-based awards. Other stock-based awards are awards of fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock.

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Other stock-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Change in control. In the event of a change in control, to the extent that an award (i) is vested, (ii) the terms of an award provide for acceleration of vesting upon a change in control, or (iii) the administrator elects to accelerate the vesting of the award in connection with the change in control, the plan administrator may elect to provide for the purchase or exchange of an award for cash or other property in an amount equal to the difference between (x) the value of cash or other property the optionee would receive in connection with such change in control if the optionee exercised the award, and (y) the aggregate exercise price of the vested portion of the award. If the award is not purchased or exchanged as provided above, then the award will be terminated and cease to be exercisable unless the award is expressly assumed or substituted by the acquirer.

Adjustments of awards. In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combinations or exchange of share, merger, consolidation, split-up, spin off, recapitalization, repurchase or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2017 Plan or any awards under the 2017 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2017 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2017 Plan. In connection with the 1-for-4 reverse stock split of our issued and outstanding shares of common stock that was effected on August 31, 2021, the terms of certain awards granted under our 2017 Plan were equitably adjusted in accordance with the provisions thereof.

Amendment and termination. The administrator may terminate, amend or modify the 2017 Plan at any time and from time to time. However, we must generally obtain stockholder approval to amend or modify the 2017 Plan to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

No ISOs may be granted pursuant to the 2017 Plan after the tenth anniversary of the effective date of the 2017 Plan. Any award that is outstanding on the termination date of the 2017 Plan will remain in force according to the terms of the 2017 Plan and the applicable award agreement.

Amended and Restated 2021 Equity Incentive Plan

In August 2021, the Board adopted and our stockholders approved the 2021 Plan, which became effective upon the completion of our IPO. Upon the effectiveness of the 2021 Plan, it replaced the 2017 Plan, except with respect to awards outstanding under the 2017 Plan, and no further awards may be made under the 2017 Plan. Additionally, any awards that are canceled or expire under the 2017 Plan will not be reissued. The principal purpose of the 2021 Plan is to attract, retain and incentivize the Company’s employees and other service providers through the granting of certain stock-based awards, including performance-based awards. The material terms of the 2021 Plan, as it is currently contemplated, are summarized below.

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On June 15, 2024, the Board unanimously approved the adoption of an Amended and Restated 2021 Equity Incentive Plan (the “A&R 2021 Plan”), and directed that the A&R 2021 Plan be submitted to our stockholders for their approval at the 2024 Annual Meeting. On August 9, 2024, the stockholders approved the A&R 2021 Plan.

 Description of the A&R 2021 Plan

The principal provisions of the A&R 2021 Plan are summarized below. This summary is not a complete description of all of the A&R 2021 Plan’s provisions and is qualified in its entirety by reference to the full text of the 2021 A&R Plan, a copy of which is attached hereto as an exhibit.

Purpose of the A&R 2021 Plan

The purpose of the A&R 2021 Plan is to (i) provide additional incentive for selected Employees, Directors and Consultants to further the growth, development and financial success of the Company by providing a means by which such persons can personally benefit through the ownership of capital stock of the Company, and (ii) enable the Company to secure and retain key Employees, Directors and Consultants considered important to the long-term success of the Company by offering such persons an opportunity to own capital stock of the Company.

Share reserve. Under the A&R 2021 Plan, 1,000,000 shares of our Common Stock shall initially be reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, restricted stock awards, restricted stock units, stock bonus awards and performance-based awards as of the date of its adoption by the Company. With respect to the share reserve under the A&R 2021 Plan:

•	to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the A&R 2021 Plan; and

•	to the extent that shares of our Common Stock are repurchased by us at the original purchase price, such shares will be available for future grants under the A&R 2021 Plan.

In addition, the A&R 2021 Plan provides that additional shares will automatically be added to the shares authorized for issuance under the A&R 2021 Plan on January 1 of each year. The number of shares added each year will be equal to the lesser of: (i) 5.0% of the shares of Common Stock outstanding on December 31st of the preceding calendar year or (ii) such number of shares determined by the Board, in its discretion.

Administration. The Compensation Committee of the Board is authorized to administer the A&R 2021 Plan unless the Board subsequently assumes authority for administration. The Compensation Committee must consist of at least two members of the Board, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our Common Stock are traded. The term Administrator refers to either the Board or the Compensation Committee, as applicable.

Additionally, the Board or Compensation Committee may delegate certain functions under the A&R 2021 Plan to designate employees who are not Officers to be recipients of awards under the A&R 2021 Plan, and to determine the number of shares subject to awards granted to such employees.

Subject to the terms and conditions of the A&R 2021 Plan, the Administrator has the authority to construe and interpret the A&R 2021 Plan and awards granted under it and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. All decisions, determinations and interpretations by the Administrator regarding the A&R 2021 Plan shall be final and binding on all participants or other persons claiming rights under the A&R 2021 Plan or any award.

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Awards. The A&R 2021 Plan provides that the Administrator may grant or issue stock options, restricted stock, restricted stock units, other stock-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Eligibility. Options, restricted stock, restricted stock units and all other stock-based awards under the A&R 2021 Plan may be granted to individuals who are then our officers, employees, directors or consultants or are the officers, employees or consultants of certain of our subsidiaries. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs. No ISO may be granted under the A&R 2021 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year (under the A&R 2021 Plan and all other such plans of the Company and its affiliates) may not exceed $100,000. ISOs are not transferable except by will or by the laws of descent and distribution, provided that a participant may designate a beneficiary who may exercise an option following the participant’s death.

•	Stock Options. Options granted under the A&R 2021 Plan may become exercisable in cumulative increments (“vest”) as determined by the Administrator. Such increments may be based on continued service to the Company over a certain period of time, the occurrence of certain performance milestones, or other criteria. Options granted under the A&R 2021 Plan may be subject to different vesting terms.

To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, or by such other method as may be set forth in the option agreement. The maximum term of options under the A&R 2021 Plan is 10 years, except that in certain cases (see Eligibility) the maximum term of certain incentive stock options is five years. Options under the A&R 2021 Plan generally terminate sixty (60) days after termination of the participant’s service unless (i) such termination is due to the participant’s disability, in which case the option may, but need not, provide that it may be exercised at any time within 6 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised within 12 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. If an optionee’s service with the Company, or any affiliate of the Company, ceases with cause, the option will terminate at the time the optionee’s service ceases. In no event may an option be exercised after its expiration date.

•	Stock Bonuses and Restricted Stock Awards. Stock bonus awards and restricted stock awards are granted through a stock bonus award agreement or restricted stock award agreement. The purchase price for a stock purchase award (if any) may be payable in cash, or any other form of legal consideration approved by the Administrator. Stock bonus awards may be granted in consideration for the recipient’s past services for the Company. Common Stock issued under a restricted stock or stock bonus award agreement may be subject to a share repurchase option or forfeiture right in our favor, each in accordance with a vesting schedule and subject to the minimum vesting requirement. If a recipient’s service relationship with us terminates, we may reacquire or receive via forfeiture all of the shares of our Common Stock issued to the recipient pursuant to a restricted stock or stock bonus award that have not vested as of the date of termination. Rights under a stock bonus or restricted stock bonus agreement may be transferred only as expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

•	Restricted Stock Units. Restricted stock unit awards are issued pursuant to a restricted stock unit award agreement. The consideration for a stock unit award shall be determined by the Administrator and may be payable in any form acceptable to the Administrator and permitted under applicable law. The Administrator may impose any restrictions or conditions upon the vesting of restricted stock unit awards, or that delay the delivery of the consideration after the vesting of stock unit awards, that it deems appropriate consistent with the minimum vesting requirement. Restricted stock unit awards may be settled in cash or shares of the Company’s Common Stock, as determined by the Administrator. No dividends payments will be made on unvested restricted stock unit awards, but instead any dividends will be deferred until awards become vested. If a restricted stock unit award recipient’s service relationship with the Company terminates, any unvested portion of the restricted stock unit award is forfeited upon the recipient’s termination of service.

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•	Performance-Based Award. Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals. Generally, such pre-established performance goals consist of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Administrator.

Certain Corporate Transactions. In the event of a merger, sale of all or substantially all of the assets of the Company or other change of control transaction, unless otherwise determined by the Board, all outstanding awards will be subject to the agreement governing such merger, asset sale or other change of control transaction. Such agreement need not treat all such awards in an identical manner, and it will provide for one or more of the following with respect to each award: (i) the continuation of the award, (ii) the assumption of the award, (iii) the substitution of the award, or (iv) the payment of the excess of the fair market value of the shares subject to the award over the exercise price or purchase price of such shares. In the event the successor corporation refuses to either continue, assume or substitute the shares subject to the award pursuant to the terms of the A&R 2021 Plan, or pay the excess of the fair market value of the shares subject to the award over the exercise price or purchase price of such shares, then outstanding awards shall vest and become exercisable as to 100% of the shares subject thereto contingent upon the consummation of such change of control transaction.

Adjustments Provisions. Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, recapitalization, reincorporation, reclassification, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, or a change in corporate structure may change the type(s), class(es) and number of shares of Common Stock subject to the A&R 2021 Plan and outstanding awards. In that event, the A&R 2021 Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of Common Stock subject to the A&R 2021 Plan, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of Common Stock subject to such awards.

Amendment and termination. The administrator may terminate, amend or modify the A&R 2021 Plan at any time and from time to time. However, we must generally obtain stockholder approval to amend or modify the A&R 2021 Plan to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

New Plan Benefits

At the present time, no specific determination has been made as to the grant or allocation of future awards under the A&R 2021 Plan. Awards granted under the A&R 2021 Plan are within the Board’s and the Compensation Committee’s discretion, and neither the Board nor the Compensation Committee has determined future awards or who might receive them. Therefore, at this time, the benefits that will be awarded or paid under the A&R 2021 Plan, if stockholder approval of the A&R 2021 Plan is obtained, cannot currently be determined. The A&R 2021 Plan does not have set benefits or amounts, and no grants or awards have been made by the Board or the Compensation Committee that are conditioned upon stockholder approval of the A&R 2021 Plan.

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Director Compensation

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our non-employee directors who served on our Board for the year ended December 31, 2023.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)	Option awards ($)(2)(3)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Sheryle Bolton	63,000	–	2,121	–	–	–	65,121
Karen Drexler	50,000	–	2,121	–	–	–	52,121
Dean Zikria	35,000	–	2,121	–	–	–	37,121

(1)	These amounts reflect the cash payments that we made as compensation for Board services during fiscal year 2023.
(2)	These amounts represent the grant date fair value of stock options granted in fiscal 2023 computed in accordance with FASB ASC Topic 718. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations.
(3)	As of December 31, 2023, the number of shares subject to all outstanding option awards and stock awards held by our non-employee directors were as follows:

Director	Number of Shares Subject to Option Awards	Number of Shares Subject to Stock Awards
Sheryle Bolton	893	–
Karen Drexler	956	–
Dean Zikria	893	–

On December 16, 2021, our Board, upon recommendation of the Compensation Committee, approved an annual compensation plan for our Board (the “Board Compensation Plan”), which Board Compensation Plan is still in effect. In accordance with the Board Compensation Plan, directors of the Company will be entitled to receive the following annual compensation, which amounts will be paid in equal quarterly installments in accordance with our policies:

•	Annual Retainer for all Directors: $35,000

•	Chairperson of the Board: $15,000

•	Chairperson of the Audit and Risk Committee: $13,000

•	Chairperson of the Compensation Committee: $9,000

•	Chairperson of the Nominating and Governance Committee: $6,000

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MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock, par value $0.0001 per share, is listed on the Nasdaq Capital Market under the ticker symbol

“TIVC.”

Holders

As of October 2, 2024, there were approximately 96 shareholders of record of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares are held by banks, brokers, and other financial institutions.

Dividends

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs. Investors should not purchase our common stock with the expectation of receiving cash dividends.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of October 2, 2024 by: (i) each of our directors, (ii) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act), and (iii) all of our directors and named executive officers as a group. As of October 2, 2024, there are no persons known to us to beneficially own more than 5% of each class of our outstanding common stock. As of October 2, 2024, there were 6,243,403 shares of our common stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse. The Company does not know of any arrangements the operation of which may at a subsequent date result in a change of control of the Company.

Beneficial owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Named Executive Officers
Jennifer Ernst (2)	14,419	*
Lisa Wolf	0	*
Blake Gurfein, PhD (3)	2,469	*
Christina Valauri (4)	907	*
Dean Zikria (5)	1,418	*
Sheryle Bolton (6)	1,418	*
All directors and executive officers as a group (6 persons)	29,793	*

*	Less than 1%
(1)	Unless otherwise indicated in the footnotes to the table, the address for each beneficial owner listed is c/o Tivic Health Systems, Inc., 47685 Lakeview Blvd., Fremont, CA 94538.
(2)	Includes 11,999 shares of common stock held by Ms. Ernst, and options to purchase 2,420 shares of common stock that are vested and exercisable (or will be vested and exercisable within 60 days of October 2, 2024).
(3)	Includes 1,120 shares of common stock held by Dr. Gurfein, as well as options to purchase 1,349 shares of common stock that are vested and exercisable (or will be vested and exercisable within 60 days of October 2, 2024).
(4)	Includes options to purchase 907 shares of common stock that are vested and exercisable (or will be vested and exercisable within 60 days of October 2, 2024).
(5)	Includes options to purchase 1,418 shares of common stock that are vested and exercisable (or will be vested and exercisable within 60 days of October 2, 2024).
(6)	Includes options to purchase 1,418 shares of common stock that are vested and exercisable (or will be vested and exercisable within 60 days of October 2, 2024).

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

There have not been any transactions or any series of similar transactions, since January 1, 2022, nor are we aware of any such pending transactions, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120 thousand or one percent of the average of our total assets for the last two fiscal years; and

•	any of our directors, executive officers, holders of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements with directors and executive officers, which are described where required under the sections above entitled “Executive Compensation” and “Director Compensation.”

Policies and Procedures Regarding Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120 thousand and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit and Risk Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. The related person transactions disclosed in this Proxy Statement were each approved by the full Board or Audit and Risk Committee, as applicable.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPERTS

Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm, has audited our financial statements at December 31, 2023 and 2022, and for the years then ended, as set forth in their report. We have included our financial statements in this Offering Circular in reliance on Rosenberg Rich Baker Berman P.A.’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Snell & Wilmer LLP, San Diego, California, has acted as the Company’s legal counsel and will pass upon the validity of the Offered Shares offered hereunder. Carter Ledyard & Milburn LLP, New York, New York, has acted as special New York counsel to the Company by providing an opinion on the validity of the Pre-Funded Warrants offered hereunder. The placement agent is represented by Ellenoff Grossman & Schole LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be accessed at the SEC’s website http://www.sec.gov. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

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INDEX TO FINANCIAL STATEMENTS

TIVIC HEALTH SYSTEMS, INC.

Financial Statements

For the Years Ended December 31, 2023 and 2022

Unaudited Interim Condensed Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Tivic Health Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tivic Health Systems, Inc. (the Company) as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses and negative cash flows from operations and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2020

Somerset, New Jersey

March 25, 2024

F-2

Tivic Health Systems, Inc.

Balance Sheets

December 31, 2023 and 2022

(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$3,395	$3,517
Accounts receivable, net	174	107
Inventory, net	756	863
Deferred offering costs	–	584
Prepaid expenses and other current assets	327	235
Total current assets	4,652	5,306
Property and equipment, net	122	12
Right-of-use assets, operating lease	349	523
Other assets	34	34
Total assets	$5,157	$5,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$713	$1,323
Other accrued expenses	495	392
Operating lease liability, current	193	163
Total current liabilities	1,401	1,878
Operating lease liability	176	367
Total liabilities	1,577	2,245
Commitments and contingencies (Note 6)
Stockholders’ equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2023 and 2022, respectively	–	–
Common stock, $0.0001 par value, 200,000,000 shares authorized; 1,466,092 and 96,778 shares issued and outstanding at December 31, 2023 and 2022, respectively	–	–
Additional paid in capital	41,466	33,272
Accumulated deficit	(37,886)	(29,642)
Total stockholders’ equity	3,580	3,630
Total liabilities and stockholders’ equity	$5,157	$5,875

The accompanying notes are an integral part of these financial statements

F-3

Tivic Health Systems, Inc.

Statements of Operations

Years Ended December 31, 2023 and 2022

(in thousands, except share and per share data)

	Years Ended December 31,
	2023	2022
Revenue	$1,176	$1,840
Cost of sales	889	1,541
Gross profit	287	299

Operating expenses:
Research and development	1,655	1,730
Sales and marketing	2,125	2,792
General and administrative	4,752	5,875
Total operating expenses	8,532	10,397

Loss from operations	(8,245)	(10,098)

Other income:
Interest income	1	2
Total other income	1	2

Net loss before income taxes	$(8,244)	$(10,096)

Net loss per share - basic and diluted	$(10.40)	$(104.32)

Weighted-average number of shares - basic and diluted	793,043	96,778

The accompanying notes are an integral part of these financial statements

F-4

Tivic Health Systems, Inc.

Statements of Stockholders’ Equity

Years Ended December 31, 2023 and 2022

(in thousands except share and per share data)

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances at January 1, 2022	–	$–	97,153	$–	$32,818	$(19,546)	$13,272
Exercise of stock options	–	–	563	–	56	–	56
Repurchase of restricted common stock	–	–	(938)	–	–	–	–
Stock-based compensation expense	–	–	–	–	398	–	398
Net loss	–	–	–	–	–	(10,096)	(10,096)
Balances at December 31, 2022	–	$–	96,778	$–	$33,272	$(29,642)	$3,630
Issuance of common stock, net of issuance costs	–	–	1,369,230	–	7,560	–	7,560
Issuance of warrants	–	–	–	–	363	–	363
Issuance of common stock in lieu of fractional shares for stock split	–	–	84	–	–	–	–
Stock-based compensation expense	–	–	–	–	271	–	271
Net loss	–	–	–	–	–	(8,244)	(8,244)
Balances at December 31, 2023	–	$–	1,466,092	$–	$41,466	$(37,886)	$3,580

The accompanying notes are an integral part of these financial statements

F-5

Tivic Health Systems, Inc.

Statements of Cash Flows

Years Ended December 31, 2023 and 2022

(in thousands)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(8,244)	$(10,096)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	271	398
Depreciation	8	10
Amortization of right-of-use asset	174	164
Reserve for inventory obsolescence	32	–
Changes in operating assets and liabilities:
Accounts receivable	(67)	1
Inventory	75	(434)
Prepaid expenses and other current assets	(92)	558
Accounts payable	(610)	534
Accrued expenses	103	109
Lease liabilities	(161)	(178)
Other assets	–	15
Net cash used in operating activities	(8,511)	(8,919)

Cash flows from investing activities
Acquisition of property and equipment	(118)	(11)
Net cash used in investing activities	(118)	(11)

Cash flows from financing activities
Proceeds from exercise of stock options	–	56
Proceeds from issuance of common stock, net of issuance costs	8,507	–
Offering costs in advance of sale of common stock	–	(584)
Net cash provided by (used in) financing activities	8,507	(528)
Net decrease in cash and cash equivalents	(122)	(9,458)

Cash and cash equivalents
Beginning of period	3,517	12,975
End of period	$3,395	$3,517

Supplemental disclosure on noncash financing activities
Issuance of common stock warrant	$363	$–
Deferred offering costs charged to additional paid-in-capital	$584	$–

The accompanying notes are an integral part of these financial statements

F-6

Tivic Health Systems, Inc.

Notes to Financial Statements

December 31, 2023 and 2022

(amounts are as indicated)

1.	Formation and Business of the Company

Tivic Health Systems, Inc. (the “Company”), was incorporated in the state of California on September 22, 2016 for the purpose of developing and commercializing non-invasive bioelectronic medicine. In June 2021, the Company was reincorporated as a Delaware corporation. The Company's first commercial product, ClearUP, is an FDA approved medical device for the treatment of sinus pain, pressure and nasal congestion. The Company is headquartered in Hayward, California..

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Certain reclassifications have been made to the prior year’s balance sheet, statement of operations and statement of cash flows to conform to the current year presentation.

Going Concern Uncertainty

The accompanying financial statements have been prepared as if the Company will continue as a going concern. As noted above, the Company has experienced losses and negative cash flows from operations; incurred a net loss of $8.2 million during the year ended December 31, 2023; had cash and cash equivalents of $3.4 million as of December 31, 2023; and had an accumulated deficit of $37.9 million as of December 31, 2023. The Company’s working capital as of December 31, 2023 was approximately $3.3 million. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of the financial statements. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the financial statements are issued.

Future capital requirements will depend upon many factors, including, without limitation, progress with developing, manufacturing and marketing our technologies; the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights; our ability to establish collaborative arrangements; completion of any acquisitions or other strategic transactions; marketing activities and competing technological and market developments, including regulatory changes and overall economic conditions in our target markets. Our ability to generate revenue and achieve profitability requires us to successfully market and secure purchase orders for our products and services from existing as well as new customers. We also will be required to efficiently manufacture and deliver on those purchase orders. These activities, including our planned research and development efforts, may require significant uses of working capital. There can be no assurance that we will generate revenue and cash as expected in our current business plan.

F-7

The Company recognizes it will need to raise additional capital to continue research and development and to fund its planned operations, clinical trials and, if regulatory approval is obtained, commercialization of future products. We may seek additional funds through equity or debt offerings and/or borrowings under notes payable, lines of credit or other sources. We do not know whether additional financing will be available on commercially acceptable terms, or at all, when needed. If adequate funds are not available or are not available on commercially acceptable terms, our ability to fund our operations, support the growth of our business or otherwise respond to competitive pressures could be significantly delayed or limited, which could materially adversely affect our business, financial conditions, or results of operations.

Reverse Stock Split

In August 2023, the Company’s Board of Directors and stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to effect a 1-for-100 reverse stock split of the issued and outstanding shares of the Company’s common stock, which was effected on August 23, 2023. There was no change to the par value, or authorized shares, of either the common stock or preferred stock, as a result of the reverse stock split. Fractional shares were not issued, and instead, the Company issued one whole share of the post reverse split common stock to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split. Consequently, 84 shares of common stock were issued in lieu of fractional shares. In addition, all options, warrants and other convertible securities of the Company outstanding immediately prior to the reverse stock split were adjusted by dividing the number of shares of common stock into which such options, warrants and other convertible securities were exercisable or convertible by 100 and multiplying the exercise or conversion price thereof by 100, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding pursuant to such terms. All share and per share amounts for the common stock, as well as the stock options, and warrants outstanding and exercise prices thereof, included in the financial statements and these footnotes thereto have been retroactively restated to give effect to the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ materially from those estimates. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate.

Fair Value of Financial Instruments

The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1 Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2 Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3 Inputs are unobservable in which there is little or no market data available, which require the reporting entity to develop its own assumptions that are unobservable.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

F-8

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents. As of December 31, 2023 and 2022, cash equivalents were $3.2 million and $3.1 million, respectively.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on our assessment of the collectability of accounts. Management regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice, each customer’s expected ability to pay, and the collection history with each customer, when applicable, to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectible are charged against the allowance for doubtful accounts when identified. As of each December 31, 2023 and 2022, the allowance for doubtful accounts was zero.

Inventory

Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out (“FIFO”) basis. Inventories are reviewed periodically to identify slow-moving inventory based on anticipated sales activity. As of December 31, 2023 and 2022, the reserve for obsolescence was $32,000 and zero, respectively.

Deferred Offering Costs

Deferred offering costs are comprised of costs incurred in connection with financing arrangements that have not closed as of the end of the period. As of December 31, 2022, deferred offering costs of $584 thousand, primarily consisted of legal fees, technical accounting support, printer costs and other regulatory filing fees related to the sale of 200,000 shares of our common stock, which closed subsequent to year-end. Deferred offering costs are reclassified to additional paid in capital upon closing of the financing transaction. There were no deferred offering costs as of December 31, 2023.

Property and Equipment

Property and equipment are recorded at cost net of accumulated depreciation. Depreciation is computed on a straight-line method over the estimated useful lives of the assets, three to four years. Upon retirement or sale of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Repairs and maintenance costs that do not improve or extend the lives of the respective assets are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of these asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. When indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets is less than the assets’ carrying value, the related assets will be written down to fair value. There were no impairments of the Company’s long-lived assets for the periods presented.

F-9

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”). The adoption of this guidance did not have a material impact on the Company’s financial statements. The standard applies to all contracts with customers, except contracts that are within scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments.

Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are in within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inceptions, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company sells its products through direct sales and reseller. Revenue is recognized when control of the promised goods is transferred to the customers or the resellers, upon shipment of the product, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction.

The Company may receive payments at the onset of the contract and before goods have been delivered. In such instances, the Company records a deferred revenue liability. The Company recognizes these contract liabilities as sales after the revenue criteria are met. As of December 31, 2023 and 2022, the contract liability related to the Company’s deferred revenues approximated $8 thousand and $2 thousand, respectively, and are included in “Other Accrued Expenses” on the accompanying balance sheets.

The Company relies on a third party to have procedures in place to detect and prevent credit card fraud as the Company has exposure to losses from fraudulent charges. The Company records the losses related to chargebacks as incurred.

The Company has also elected to exclude from the measurement of the transaction price sales taxes remitted to governmental authorities.

F-10

The table below presents revenue by channel for the years ended December 31, 2023 and 2022 (in thousands):

	Year Ended December 31,
Product Revenue by Sales Channel	2023	2022
Product Revenue
Direct-to-consumer	$1,079	$1,635
Reseller	261	416
Returns	(164)	(211)
Revenue	$1,176	$1,840

Sales Tax

Sales tax collected from customers and remitted to governmental authorities is accounted for on a net basis and therefore, is excluded from net sales.

Shipping and Handling

Shipping and handling fees paid by customers are recorded within net sales, with the related expenses recorded in cost of sales. Shipping and handling fees paid by customers in each of the years ended December 31, 2023 and 2022 were $3 thousand. Shipping costs for delivery of product to customers in the years ended December 31, 2023 and 2022 were $59 thousand and $96 thousand, respectively.

Product Warranty

The Company generally offers a one-year limited warranty on its products. The Company estimates the costs associated with the warranty obligation using historical data of warranty claims and costs incurred to satisfy those claims. Estimated warranty costs are expensed to cost of sales.

Returns

The Company estimates a reserve for future product returns based several factors, including historical returns as a percentage of revenue, an understanding of the reasons for past returns and any other known factors that indicate a return is imminent. Reserves for sales returns are estimated and recorded in the same period as the underlying revenue recognition as a deduction to arrive at net product sales and as a liability classified as Other accrued expenses on the balance sheet. As of December 31, 2023 and 2022, the reserve for sales returns was $52 thousand and $19 thousand, respectively.

Sales and Marketing Expenses

Sales and marketing expenses are expensed as incurred and consist primarily of merchandising, customer service and targeted online marketing costs, such as display advertising, keyword search campaigns, search engine optimization and social media and offline marketing costs such as television, radio and print advertising. Sales and marketing expenses also include payroll costs and stock-based compensation expense for employees involved in marketing activities. Sales and marketing expenses are primarily related to growing and retaining the customer base. Advertising and other promotional costs to market the Company’s products and services amounted to $822 thousand and $1.3 million for the years ended December 31, 2023 and 2022, respectively.

F-11

Research and Development Expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of salaries, payroll taxes, employee benefits, materials, supplies, depreciation on and maintenance of research equipment, the cost of services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation, and general support services. All costs associated with research and development are expensed as incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements with employees and non-employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options. The fair value method requires the Company to estimate the fair value of stock-based payment awards to employees and non-employees on the date of grant using an option pricing model.

Stock-based compensation costs are based on the fair value of the underlying option calculated using the Black-Scholes option-pricing model and recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company measures equity-based compensation awards granted to non-employees at fair value as the awards vest and recognizes the resulting value as compensation expense at each financial reporting period.

Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, expected dividend yield, expected term, risk-free rate of return, and the estimated fair value of the underlying common stock. Due to the lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company, including stage of product development and focus on the life science industry. The Company uses the simplified method, which is the average of the final vesting tranche date and the contractual term, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company accounts for forfeitures as they occur.

Segment Reporting

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Executive Officer to make decisions with respect to resource allocation and assessment of performance. To date, the Company has viewed its operations and manages its business as one operating segment.

Net Loss per Common Share

The Company computes net loss per share of common stock in conformity with the two-class method required for participating securities. Diluted net loss per share is computed similar to basic net loss per share except that the denominator is increased to include the number of additional shares for the potential dilutive effects of warrants, convertible preferred stock and stock options outstanding during the period calculated in accordance with the treasury stock method, or the two-class method, whichever is more dilutive. For all periods presented, basic and diluted net loss per share is the same, as inclusion of any additional share equivalents would be anti-dilutive.

F-12

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred taxes to the amounts expected to be realized.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merit, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents include a checking account and a money market account held at one national financial institution in the United States. At times, such deposits may be in excess of insured limits. Despite recent concerns regarding the stability of certain banking institutions in the United States, management believes that the financial institution at which the Company holds its deposits is financially sound, and accordingly, minimal credit risk exists with respect to the financial institution. The Company has not experienced any losses on its deposits of cash and cash equivalents. As of each December 31, 2023 and 2022, the Company had cash and cash equivalents balances exceeding FDIC insured limits by $3.0 million.

The Company extends credit to customers in the normal course of business and performs credit evaluations of its customers. Concentrations of credit risk with respect to accounts receivable exist to the full extent of amounts presented in the financial statements.

During 2023, the majority, or 79%, of the Company’s sales have been to individual consumers. As of December 31, 2023, the Company had one customer whose accounts receivable balance totaled more than 10% or more of the Company’s total accounts receivable (81%) compared with two customers at December 31, 2022 (43% and 18%).

For the year ended December 31, 2023, the Company had one customer who individually accounted for 10% or more of the Company’s total revenue (20%) compared with one customer for the year ended December 31, 2022 (20%).

The world has been affected by the COVID-19 pandemic, the ongoing conflict between Russia and Ukraine, economic uncertainty in human capital management and certain other macroeconomic factors including climate change, inflation, and rising interest rates. Additionally, events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, in March 2023, Silicon Valley Bank and Signature Bank were closed and taken over by the FDIC, which created significant market disruption and uncertainty for those who bank with those institutions, and which raised significant concern regarding the stability of the banking system in the United States, and in particular with respect to regional banks. These factors, amongst other things, could result in further economic uncertainty and volatility in the capital markets in the near term, and could negatively affect our operations. We will continue to monitor material impacts on our business strategies and operating results.

F-13

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the circumstances present. The Company accounts for a contract as a lease when it has the right to control the asset for a period of time while obtaining substantially all of the asset’s economic benefits. The Company determines the initial classification and measurement of its operating right-of-use (“ROU”) assets and operating lease liabilities at the lease commencement date, and thereafter if modified. The lease term includes any renewal options that the Company is reasonably assured to exercise. The Company’s policy is to not record leases with a lease term of 12 months or less on its balance sheets. The Company’s only existing lease is for office space.

The ROU asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The present value of lease payments is determined by using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the Company uses its estimated secured incremental borrowing rate for that lease term.

Lease expense for operating leases is recognized on a straight-line basis over the reasonably assured lease term based on the total lease payments and is included in operating expense in the statement of operations.

The Company’s facility lease contracts often include lease and non-lease components. The Company has elected the practical expedient offered by the standard to not separate lease from non-lease components and accounts for them as a single lease component.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Recently issued accounting pronouncement - Not yet adopted:

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures. The guidance, which becomes effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, requires public entities that are required to report segment information in accordance with Topic 280, Segment Reporting, to improve reportable segment disclosures about significant segment expenses. We do not believe that ASU 2023-07 will have a material impact on our reporting as we operate in one reportable segment.

In December 2023, the FASB issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740)- Improvements to Income Tax Disclosures. The guidance applies to all entities that are subject to Topic 740, Income taxes and becomes effective for public business entities for annual periods beginning after December 15, 2024. The guidance requires enhanced disclosures related to income taxes including: additional information in the rate reconciliation; further breakdown of income taxes paid; and other disclosures that may help investors to better understand the entities tax landscape. We do not believe that ASU 2023-09 will have a material impact on our financial reporting.

F-14

3.	Financial Instruments and Fair Value Measurements

The Company’s financial instruments consist of money market funds. The following tables show the Company’s cash equivalent’s carrying value and fair value at December 31, 2023 and 2022 (in thousands):

	As of December 31, 2023
	Carrying Amount	Fair Value	Quoted Priced in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Money market funds	$3,243	$3,243	$3,243	$–	$–
Total assets	$3,243	$3,243	$3,243	$–	$–

	As of December 31, 2022
	Carrying Amount	Fair Value	Quoted Priced in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Money market funds	$3,074	$3,074	$3,074	$–	$–
Total assets	$3,074	$3,074	$3,074	$–	$–

Cash equivalents – Cash equivalents of $3.2 million and $3.1 million as of December 31, 2023 and 2022, respectively, consisted of money market funds. Money market funds are classified as Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets.

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

There have been no changes to the valuation methods utilized by the Company during the years ended December 31, 2023 and 2022. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the years ended December 31, 2023 and 2022.

F-15

4.	Inventory, net (in thousands)

	December 31, 2023	December 31, 2022
Raw materials	$752	$724
Work in process	–	23
Finished goods	36	116
Inventory at cost	788	863
Less reserve for obsolescence	(32)	–
Inventory	$756	$863

5.	Property and equipment, net (in thousands)

	December 31, 2023	December 31, 2022
Computers and equipment	$11	$11
Manufacturing tools and dies	148	30
Total property and equipment	159	41
Less accumulated depreciation	(37)	(29)
Property and equipment, net	$122	$12

Depreciation expense was $8 thousand and $10 thousand for the years ended December 31, 2023 and 2022, respectively.

6.	Commitments and Contingencies

Lease

The Company executed a noncancelable operating lease for approximately 9,091 square feet of office space in Hayward, California in November 2021 as its headquarters. The lease expires in October 2025 and there is no option to renew for an additional term. The Company is obligated to pay, on a pro-rata basis, real estate taxes and operating costs related to the premises. Upon lease execution, the Company evaluated the lease and determined it should be capitalized as an operating lease. As there was no interest rate implicit in the lease, the Company estimated the incremental borrowing rate at 6% based on the rate available under its revolving credit line, as well as an assessment of the Company’s risk based on its financial position at the time and its potential to obtain a collateralized loan for a period similar to the lease term.

F-16

The lease costs for the years ended December 31, 2023 and 2022 are as follows (in thousands):

	December 31, 2023	December 31, 2022
Operating lease cost	$201	$201
Short term lease cost	21	22
Total lease cost	$222	$223

Amounts reported in the balance sheet for leases where the Company is the lessee as of December 31, 2023 are as follows (in thousands):

Right-of-use assets, operating lease	$349
Operating lease liabilities, current	$193
Operating lease liabilities, non-current	176
Total operating lease liabilities	$369
Remaining lease term (in years)	1.75
Discount rate	6.0%

Cash paid for amounts included in the measurement of operating lease liabilities were $206 thousand and $189,000 for the years ended December 31, 2023 and 2022, respectively, which is included in operating activities in the statements of cash flow.

Future minimum lease payments remaining as of December 31, 2023 under the operating lease by fiscal year are as follows (in thousands):

Fiscal Year
2024	210
2025	178
Total minimum lease payments	388
Less imputed interest	(19)
Present value of lease payments	$369

ALOM Fulfillment Service Agreement

On November 25, 2022, the Company entered into a Fulfillment Services Agreement (the “ALOM Agreement”), with ALOM Technologies Corporation (“ALOM”). Pursuant to the ALOM Agreement, commencing on November 28, 2022, ALOM began providing, on a non-exclusive basis, certain assembly, procurement, storage, returns, and fulfillment services to our end customers and retailers within the United States. During the term of the ALOM Agreement, ALOM shall provide the services in accordance with purchase orders issued by us from time to time. The consideration payable by us to ALOM for services rendered under the ALOM Agreement will be calculated and invoiced based on fixed hourly rates and fixed unit pricing, as applicable, subject to certain exceptions; provided that, commencing April 1, 2023, we became subject to $25 thousand minimum monthly purchase requirement. The ALOM Agreement has a three-year initial term, with automatic annual renewals, and may be terminated for convenience by either party upon sixty days written notice to the other party. Subsequent to the year ended December 31, 2023, the ALOM Agreement was amended to waive hourly account management charges and minimum monthly purchase requirements for the period from January 2024 through June 2024, and to extend the initial term of the agreement to December 31, 2024.

F-17

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when future expenditures are probable and such expenditures can be reasonably estimated. The Company recorded no liabilities for contingent matters as of December 31, 2023.

7.	Other Accrued Expenses (in thousands)

	December 31, 2023	December 31, 2022
Accrued payroll and related	$218	$145
Accrued secondary offering costs	–	150
Delaware franchise tax	160	–
Other	117	97
Total other accrued expenses	$495	$392

8.	Preferred Stock

There were no series of preferred stock designated and no shares issued or outstanding at December 31, 2023 and 2022.

The Company’s board of directors is authorized, without action by its stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series, and to fix the voting rights, designations, powers, preferences, the relative, participating, optional or other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of any series of preferred stock that they may designate in the future.

9.	Common Stock

At December 31, 2023 and 2022, there were 1,466,092 and 96,778 shares of Company common stock issued and outstanding, respectively.

On April 1, 2022, the Company exercised its right and repurchased 938 shares of unvested restricted common stock from an employee upon the termination of such employee’s employment by the Company.

On February 13, 2023, the Company sold 200,000 shares of its common stock in an underwritten public offering at a price of $25 per share, less underwriting discounts and commissions, resulting in gross proceeds to the Company of $5.0 million. The net proceeds to the Company, after deducting the underwriting discount and commissions and expenses paid by the Company, was approximately $3.6 million. In addition, pursuant to the underwriting agreement entered into in connection with the offering, the Company granted the underwriter a 45-day option to purchase up to an additional 30,000 shares of common stock, solely to cover over-allotments. This option expired in March 2023, and the underwriter did not exercise its option to purchase any additional shares prior to such expiration. Additionally, as partial consideration for services rendered in connection with the offering, the Company issued warrants to purchase an aggregate of 10,000 shares of Company common stock to designees of ThinkEquity. The designees paid an aggregate of $100 for the warrants. The warrants have an initial exercise price of $31.25 per share, have a term of four years from the commencement of sales in the offering, and are exercisable commencing six months from closing.

F-18

On July 11, 2023, the Company sold 325,000 shares of its common stock to certain investors at a price of $5.50 per share, resulting in gross proceeds to the Company of approximately $1.8 million. Net proceeds to the Company, after deducting placement agent fees and offering expenses paid by the Company, was approximately $1.5 million. As compensation for services rendered by the placement agent, the Company paid the placement agent a cash fee of 8.0% of the aggregate gross proceeds of the offering (amounting to $143 thousand) at closing, as well as $90 thousand for the reimbursement of certain expenses. Additionally, as partial consideration for services rendered in connection with the offering, the Company issued the placement agent unregistered warrants to purchase an aggregate of 13,000 shares of Company common stock, representing 4.0% of the aggregate shares sold in the offering. The warrants have an initial exercise price of $6.60 per share (equal to 120% of the offering price per share), have a term of five years from the commencement of sales in the offering, and are exercisable commencing six months from closing.

On July 19, 2023, the Company sold 512,500 shares of its common stock to certain investors at a price of $4.00 per share, resulting in gross proceeds to the Company of approximately $2.1 million. Net proceeds to the Company, after deducting placement agent fees and offering expenses paid by the Company, was approximately $1.7 million. As compensation for services rendered by the placement agent, the Company paid the placement agent a cash fee of 8.0% of the aggregate gross proceeds of the offering (amounting to $164 thousand) at closing, as well as $60 thousand for the reimbursement of certain expenses. Additionally, as partial consideration for services rendered in connection with the offering, the Company issued the placement agent unregistered warrants to purchase an aggregate of 20,500 shares of common stock, representing 4.0% of the aggregate shares sold in the offering. The warrants have an initial exercise price of $4.80 per share (equal to 120% of the offering price per share), have a term of five years from the commencement of sales in the offering, and are exercisable commencing six months from closing.

On August 9, 2023, the Company sold 331,730 shares of its common stock to certain investors at a price of $4.10 per share, resulting in gross proceeds to the Company of approximately $1.4 million. Net proceeds to the Company, after deducting placement agent fees and offering expenses paid by the Company, was approximately $1.1 million. As compensation for services rendered by the placement agent, the Company paid the placement agent a cash fee of 8.0% of the aggregate gross proceeds of the offering (amounting to approximately $109 thousand) at closing, as well as $60 thousand for the reimbursement of certain expenses. Additionally, as partial consideration for services rendered in connection with the offering, the Company issued the placement agent unregistered warrants to purchase an aggregate of 13,270 shares of Company common stock, representing 4.0% of the aggregate shares sold in the offering. The warrants have an initial exercise price of $4.92 per share (equal to 120% of the offering price per share), have a term of five years from the commencement of sales in the offering, and are exercisable commencing six months from closing.

Effective August 23, 2023, the Company’s board of directors approved a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share, at a ratio of 1-for-100. As a result of the reverse stock split, the total number of shares of common stock held by each stockholder of the Company were converted automatically into the number of shares of common stock equal to the number of issued and outstanding shares of common stock held by each such stockholder immediately prior to the reverse stock split divided by 100. The Company issued one whole share of the post reverse stock split common stock to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split. As a result, no fractional shares were issued in connection with the reverse stock split and no cash or other consideration was paid in connection with any fractional shares that would otherwise have resulted from the reverse stock split. Also, all options, warrants and other convertible securities of the Company outstanding immediately prior to the reverse stock split were adjusted by dividing the number of shares of common stock into which such options, warrants and other convertible securities were exercisable or convertible by 100 and multiplying the exercise or conversion price thereof by 100, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding pursuant to such terms. There was no change to the par value, or authorized shares, of either the common stock or preferred stock, as a result of the reverse stock split. All share and per share amounts for the common stock, as well as the warrants outstanding and exercise prices thereof, have been retroactively restated to give effect to the reverse stock split.

F-19

Common stockholders are entitled to dividends if and when declared by the Board of Directors subject to the rights of the preferred stockholders. As of December 31, 2023, no dividends on common stock had been declared by the Company. At December 31, 2023 and 2022, the Company had reserved shares of common stock for issuance as follows:

	December 31,	December 31,
	2023	2022
Warrants to purchase common stock	59,497	2,727
Options issued and outstanding	14,661	12,698
Shares available for future stock option grants	7,190	4,564
Total	81,348	19,989

10.	Common Stock Warrants

Historically, the Company has entered into warrant agreements in connection with certain consulting agreements and equity offerings. In August 2023, the Company implemented a 1-for-100 reverse stock split wherein, per the terms of the agreements, the number of shares of common stock issuable upon exercise of each of the warrants outstanding at that time was reduced by dividing the quantity outstanding by 100 and the exercise price of each such warrant was multiplied by 100. No other terms of the warrants were changed as a result of the reverse stock split.

In July 2021, the Company entered into a consulting agreement, pursuant to which 500 warrants to purchase common stock were granted and an additional 500 warrants to purchase common stock were granted in November 2021. The warrants are exercisable upon issuance, have an exercise price of $104 per share and have a term of five years. The consulting agreement was effective as of February 2021, had an initial monthly fee of $5 thousand and a term of two years. The agreement was amended in May of 2022 to increase the monthly payment to $7.5 thousand. Currently, the agreement is automatically renewing on a month-to-month basis until terminated by either party. The warrant issuances are indexed to, and settled in, the Company’s own common stock and were classified within stockholders’ equity.

In November 2021, the Company issued warrants to purchase 1,727 shares of common stock to designees of ThinkEquity LLC (“ThinkEquity”), the underwriter of the IPO. The warrants may be exercised at any time on or after May 9, 2022, have an exercise price of $625 per share and have a term of five years. The warrant issuances are indexed to and settled in the Company’s own common stock and were classified within stockholders’ equity.

In February 2023, the Company issued warrants to purchase 10,000 shares of common stock to designees of ThinkEquity, the underwriter of the underwritten public offering of 200,000 shares of Company common stock that closed in February 2023. The designees paid an aggregate of $0.1 thousand for the warrants. The warrants may be exercised at any time on or after August 7, 2023, have an exercise price of $31.25 per share, and have a term of four years commencing 180 days following the commencement of sales in the offering. The warrant issuances were indexed to and settled in the Company’s own stock and were classified within stockholders’ equity.

In July and August 2023, the Company issued a total of 47,670 warrants to purchase shares of common stock to Maxim Group, LLC (“Maxim”), the placement agent for each of the three public offerings of the Company’s common stock completed during the period. The warrants are exercisable at any time beginning six months after the close of the applicable equity offering and expire five years from the from the commencement of sales under the applicable offering. Of the warrants issued in the offerings, 13,000 are exercisable beginning on January 11, 2024 at a price of $6.60 per share; 20,500 are exercisable beginning on January 19, 2024 at a price of $4.80 per share; and 13,270 are exercisable beginning on February 9, 2024 at a price of $4.92 per share.

F-20

The Company estimated the value of the warrants in 2023 using the Black-Scholes options valuation model. The fair value of the warrants issued in February 2023 was $195 thousand and was recognized as issuance costs of the common stock issued in the underwritten public offering and was classified within stockholders’ equity. The fair value of the warrants issued in July and August 2023 totaled $168 thousand and was recognized as issuance costs of the common stock issued in the three offerings during the period and was classified within stockholders’ equity.

The fair value of the warrants issued in 2023 was estimated on the date of grant using the following assumptions:

	2023
	Minimum	Maximum
Expected life (in years)	4.0	5.0
Expected volatility	116.11%	123.90%
Risk-free interest rate	3.98%	4.24%
Dividend yield	0%	0%

A summary of the Company’s outstanding warrants as of December 31, 2023 is as follows:

Class of Shares	Number of Warrants	Exercise Price	Expiration Date
Common Stock	500	$104.00	July 1, 2026
Common Stock	500	$104.00	November 15, 2026
Common Stock	1,727	$625.00	November 10, 2026
Common Stock	10,000	$31.25	August 9, 2027
Common Stock	13,000	$6.60	July 10, 2028
Common Stock	20,500	$4.80	July 14, 2028
Common Stock	13,270	$4.92	August 4, 2028

11.	Equity Incentive Plans

In 2017, the Company adopted the 2017 Equity Incentive Plan (the “2017 Plan”).

On November 10, 2021, the 2017 Plan terminated and was replaced by the 2021 Plan (defined below), and future issuances of incentive instruments will be governed by the 2021 Plan. To the extent that outstanding awards under the 2017 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will no longer be available for future issuance.

F-21

2021 Equity Incentive Plan

In 2021, the Company adopted the 2021 Equity Incentive Plan (the “2021 Plan”). Options granted under the 2021 Plan may be Incentive Stock Options or Non-statutory Stock Options, as determined by the Compensation Committee of the Company’s board of directors, who is responsible for administering the 2021 Plan. Stock Purchase Rights may also be granted under the 2021 Plan. The term shall be no more than ten years from the date of grant thereof. In the case of an Incentive Stock Option granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the option shall be five years from the date of grant or such shorter term as may be provided in the option Agreement. To the extent outstanding awards under the 2021 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2021 Plan. The 2021 Plan provides that additional shares will automatically be added to the shares authorized for issuance under the 2021 Plan on January 1 of each year. The number of shares added each year will be equal to the lesser of: (i) 5.0% of the outstanding shares of the Company’s common stock on December 31st of the preceding calendar year or (ii) such number of shares determined by the board of directors, in its discretion. On January 1, 2023, 4,839 shares were automatically added to the number of shares authorized for issuance under 2021 Plan (an increase equal to 5% of the number of the outstanding shares of Company common stock as of December 31, 2022. Subsequent to the year ended December 31, 2023, on January 1, 2024, 73,304 shares were automatically added to the number of shares authorized for issuance under 2021 Plan (an increase equal to 5% of the number of the outstanding shares of Company common stock as of December 31, 2023).

In the case of an Incentive Stock Option, (i) granted to an employee who, at the time of grant of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; (ii) granted to any other employee, the per share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant. In the case of a Non-statutory Stock Option, the per share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, options may be granted with a per share exercise price other than as required above pursuant to a merger or other corporate transaction.

The options may include provisions permitting exercise of the option prior to full vesting. Any unvested shares upon termination shall be subject to repurchase by the Company at the original exercise price of the option. Stock options granted under the Company’s equity incentive plans generally vest over four years from the date of grant.

As of December 31, 2023, there were 7,190 shares of common stock available for issuance under the 2021 Plan.

F-22

The following table summarizes the option activity for the years ended December 31, 2023 and 2022:

			Options Outstanding
					Weighted-
					Average
	Shares		Weighted	Weighted-	Remaining	Aggregate
	Available		Average	Average	Contractual	Intrinsic
	For	Number of	Exercise	Grant Date	Life	Value
	Grant	Options	Price	Fair Value	(in years)	(in thousands)
Balances, January 1, 2022	7,073	6,082	$223.00	$1.06	8.56	$1,163
Shares reserved for issuance	4,858	–
Reserved shares cancelled	–	–
Options granted	(7,367)	7,367	$171.00	$1.01
Options forfeited / cancelled	–	(188)	$100.00	$0.44
Options expired	–	–	$–	$–
Options exercised	–	(563)	$100.00	$0.44
Balances, December 31, 2022	4,564	12,698	$200.00	$1.06	7.77	$62
Shares reserved for issuance	4,839	–
Reserved shares cancelled	–	–
Options granted	(5,750)	5,750	$12.68	$0.12
Options forfeited / cancelled	3,537	(3,787)	$131.45	$0.90
Options expired	–	–	$–	$–
Options exercised	–	–	$–	$–
Balances, December 31, 2023	7,190	14,661	$144.41	$0.74	7.42	$–

At December 31, 2023
Vested and exercisable		6,110	$199.12	0.97	6.27	$–

The weighted-average grant date fair value per share of stock options granted in 2023 and 2022 was $0.12 and $1.01, respectively. The aggregate intrinsic value of options vested and exercisable as of December 31, 2023 is calculated based on the difference between the exercise price and the current fair value of our common stock. As of December 31, 2023 there were no options outstanding or vested with an exercise price in excess of the market price of our stock.

The following table sets forth the status of the Company’s non-vested restricted common stock awards issued to employees:

	Number of Shares	Weighted- Average Grant-Date Fair Value Per Share
Non-vested as of January 1, 2022	1,009	$0.36
Vested	(71)	$0.36
Cancelled	(938)	$0.36
Non-vested as of December 31, 2022	–	$–

The fair value of restricted stock awards vested during the year ended December 31, 2022 was $11 thousand. There were no restricted stock awards outstanding during the year ended December 31, 2023.

F-23

Stock-Based Compensation

Options generally vest over four years whereby 25% vest upon the first anniversary of the issuance date and 1/36th per month thereafter. Stock-based compensation expense recognized during the years ended December 31, 2023 and 2022 was $271 thousand and $398 thousand, respectively. As of December 31, 2023, there were total unrecognized compensation costs of $440 thousand related to share-based payment awards which is expected to be recognized over a weighted-average amortization period of 2.04 years.

Prior to the IPO, the grant date fair market value of the shares of common stock underlying stock options had historically been determined by the Company’s Board of Directors. Because there had been no public market for the Company’s common stock, the Board of Directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair market value, which included valuations performed by an independent third-party, important developments in the Company’s operations, sales of the Company’s convertible preferred stock, actual operating results, financial performance, the conditions in the life sciences industry, the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s common stock. For 2022 and 2023, the Company has used a comparative peer group for determining the expected volatility rate used in the calculation of fair value. Since the Company’s stock has not been publicly traded for a sufficiently long period of time, the expected volatility rate is based on a review of the historical volatilities, over a period of time equivalent to the expected life of the instrument being valued, of similarly positioned public companies within the Company’s industry.

The Company estimated the fair value of share-based payment awards using the Black-Scholes options valuation model. The fair value of share-based payment awards is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of share-based payment awards was estimated on the date of grant using the following assumptions:

	2023	2022
Expected life (in years)	5.71 – 6.08	3.58 – 6.08
Expected volatility	114.59% - 153.33%	49.86% - 114.76%
Risk-free interest rate	3.50% - 4.01%	0.99% - 3.85%
Dividend yield	–%	–%

Expected Term: The Company uses the simplified method to calculate expected term described in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, which takes into account vesting term and expiration date of the options.

Volatility: Volatility is based on an average of the historical volatilities of comparable publicly traded companies for the expected term.

Risk Free Interest Rate: The risk-free rate is based on the U.S. Treasury yields in effect at the time of grant for periods corresponding with the expected term of the option.

Dividend Yield: The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, used an expected dividend yield of zero in the valuation model.

No income tax benefits have been recognized relating to stock-based compensation expenses and no tax benefits have been realized from exercised stock options.

F-24

Total Stock-Based Compensation

Total stock-based compensation expense recorded related to share-based payment awards was allocated to research and development, sales and marketing, and general and administrative expense as follows (in thousands):

	2023	2022
Research and development	$103	$114
Sales and marketing	1	4
General and administrative	167	280
Total stock-based compensation	$271	$398

12.	Income Taxes

The provision for income taxes differs from the amount which would result by applying the federal statutory income tax rate to pre-tax loss for the years ended December 31, 2023 and 2022.

A reconciliation of the provision computed at the federal statutory rate to the provision for income taxes included in the accompanying statements of operations for the Company is as follows.

	For the Years Ended
	December 31, 2023	December 31, 2022
Income tax provision at statutory rate	21%	21%
State income taxes, net of federal benefit	(15)%	7%
Research and development credits	(1)%	1%
Change in valuation allowance	(5)%	(29)%
Effective income tax rate	–%	–%

For the years ended December 31, 2023 and 2022, the Company’s effective tax rate is below the federal statutory income tax rate of 21% primarily due to state income taxes, net of federal benefit and the Company’s position to establish a full valuation allowance on its deferred tax assets.

F-25

The tax effects of temporary differences and carryforwards that give rise to significant portions of the net deferred tax assets are presented below (in thousands):

	For the Years Ended
	December 31, 2023	December 31, 2022
Deferred tax assets:
Net operating loss carryforwards	$6,759	$6,536
Research and development credits	186	231
Research and development costs	465	292
Lease liability	103	145
Other temporary differences	158	159
Total deferred tax assets	7,671	7,363
Valuation allowance	(7,574)	(7,220)
Deferred tax assets recognized	97	143
Deferred tax liabilities:
Right-of-use assets	(97)	(143)
Total deferred tax liabilities	(97)	(143)
Net deferred tax assets	$–	$–

The Company has recorded a valuation allowance for its deferred tax assets that it does not believe will be realizable at a more likely than not level based on analysis of all available sources of taxable income. The valuation allowance increased by $354 thousand and $2.9 million for the years ended December 31, 2023 and 2022, respectively, due to current and previous year losses and credits claimed.

At December 31, 2023 and 2022, the Company had federal net operating loss carryforwards of approximately $30.4 million and $23.3 million, respectively, which will begin to expire in 2036. Approximately $29.9 million of federal net operating losses can be carried forward indefinitely. At December 31, 2023 and 2022, the Company had state net operating loss carryforwards for California of approximately $5.1 million and $23.2 million, respectively, which will begin to expire in 2031. The Company also had federal and state research and development credit carryforwards of approximately $31 thousand and $296 thousand, respectively, at December 31, 2023. The federal credits start to expire in 2043. The California credits carryforward indefinitely.

Federal and state tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue code. Accordingly, the Company’s ability to utilize these carryforwards may be limited as a result of such ownership changes. Such a limitation could result in limitation in the use of net operating losses in future years and possibly a reduction of the net operating losses available. The Company has not performed a 382 study to determine if any ownership changes have occurred which could potentially limit the utilization of the tax attribute carryforwards.

F-26

A reconciliation of the beginning and ending amount of gross unrecognized tax positions is as follows (in thousands):

	For the Years Ended
	December 31, 2023	December 31, 2022
Unrecognized tax benefits, beginning of year	$115	$53
Additions related to current year tax positions	(17)	62
Net deferred tax assets	$98	$115

During the year ended December 31, 2023 the amount of unrecognized tax benefits decreased by $17 thousand due to current year research and development credits generated during the year offset by a reduction in research and development credits available for use due to application of the Section 382 limitations. During the year ended December 31, 2022 the amount of unrecognized tax benefits increased by $62 thousand due to additional research and development credits generated during the year. As of December 31, 2023 and 2022, the total amount of unrecognized tax benefits was $98 thousand and $115 thousand, respectively. The reversal of the uncertain tax benefits would not affect the Company’s effective tax rate to the extent that it continues to maintain a full valuation allowance against its deferred tax assets.

The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes line item in the statements of operations. As of December 31, 2023, and 2022, the Company had not accrued any interest or penalties related to uncertain tax positions. The Company does not anticipate any material change in its unrecognized tax benefits over the next twelve months. The unrecognized tax benefits may change during the next year for items that arise in the ordinary course of business.

The Company files tax returns in U.S. Federal and state jurisdictions. The tax periods from 2016 to 2023 remain open to examination in all jurisdictions. In addition, any tax losses that were generated in prior years and carried forward may also be subject to examination by the respective authorities. The Company is not currently under examination by income tax authorities for federal or state purposes.

13.	Net Loss per Share

The following outstanding potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share for the periods presented due to their antidilutive effect:

	For the Years Ended December 31,
	2023	2022
Common stock warrants	59,497	2,727
Common stock options issued and outstanding	14,661	12,698
Total	74,158	15,425

	For the Years Ended December 31,
	2023	2022
Net loss	$(8,244)	$(10,096)
Weighted-average number of shares - basic and diluted	793,043	96,778
Net loss per share - basic and diluted	$(10.40)	$(104.32)

F-27

14.	Related Party Transactions

In December 2021, the Company entered into an agreement with a significant shareholder for certain product development consultation services. During the years ended December 31, 2023 and 2022, the Company incurred $14 thousand and $18 thousand, respectively, of expenses in connection with the agreement. The expenses are included in research and development expense. There were no unpaid balances due to the shareholder at December 31, 2023.

15.	Subsequent Events

On March 5, 2024, the Company and ALOM entered into an amendment to the ALOM Agreement, pursuant to which ALOM agreed to waive the hourly account management charges and minimum monthly purchase requirements set forth in the ALOM Agreement for the period from January 2024 through June 2024, and the parties further agreed to extend the initial term of the agreement to December 31, 2024. The Company is currently evaluating alternative providers for the services provided by ALOM as an effort to continue to further reduce both direct and indirect costs associated with product manufacturing and distribution.

F-28

Tivic Health Systems, Inc.

Condensed Balance Sheets (Unaudited)

June 30, 2024 and December 31, 2023

(in thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$3,693	$3,395
Accounts receivable, net	16	174
Inventory, net	766	756
Prepaid expenses and other current assets	188	327
Total current assets	4,663	4,652

Property and equipment, net	120	122
Right-of-use assets, operating lease	–	349
Other assets	–	34
Total assets	$4,783	$5,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$446	$713
Other accrued expenses	145	495
Operating lease liability, current	–	193
Total current liabilities	591	1,401

Operating lease liability	–	176
Total liabilities	591	1,577

Commitments and contingencies (Note 6)

Stockholders’ equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2024 and December 31, 2023	–	–
Common stock, $0.0001 par value, 200,000,000 shares authorized; 6,183,592 and 1,466,092 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	1	–
Additional paid in capital	44,824	41,466
Accumulated deficit	(40,633)	(37,886)
Total stockholders’ equity	4,192	3,580
Total liabilities and stockholders’ equity	$4,783	$5,157

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-29

Tivic Health Systems, Inc.

Condensed Statements of Operations (Unaudited)

Three and Six Months Ended June 30, 2024 and 2023

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue	$140	$161	$474	$537
Cost of sales	110	100	277	363
Gross profit	30	61	197	174

Operating expenses:
Research and development	302	468	558	958
Sales and marketing	207	452	712	910
General and administrative	727	1,266	1,614	2,547
Total operating expenses	1,236	2,186	2,884	4,415

Loss from operations	(1,206)	(2,125)	(2,687)	(4,241)

Other expense:
Other expense	60	–	60	–
Total other expense	60	–	60	–

Net loss	$(1,266)	$(2,125)	$(2,747)	$(4,241)

Net loss per share - basic and diluted	$(0.32)	$(7.16)	$(1.00)	$(17.01)

Weighted-average number of shares - basic and diluted	4,009,746	296,778	2,738,743	249,264

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-30

Tivic Health Systems, Inc.

Condensed Statements of Stockholders’ Equity (Unaudited)

Three and Six Months Ended June 30, 2024 and 2023

(in thousands except share and per share data)

For the Three and Six Months Ended June 30, 2023

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances at January 1, 2023	–	$–	96,778	$–	$33,272	$(29,642)	$3,630
Issuance of common stock, net of issuance costs			200,000	–	3,412	–	3,412
Issuance of warrants	–	–	–	–	195	–	195
Stock-based compensation expense	–	–	–	–	84	–	84
Net loss	–	–	–	–	–	(2,116)	(2,116)
Balances at March 31, 2023	–	$–	296,778	$–	$36,963	$(31,758)	$5,205
Stock-based compensation expense	–	–	–	–	81	–	81
Net loss	–	–	–	–	–	(2,125)	(2,125)
Balances at June 30, 2023	–	$–	296,778	$–	$37,044	$(33,883)	$3,161

For the Three and Six Months Ended June 30, 2024

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances at January 1, 2024	–	$–	1,466,092	$–	$41,466	$(37,886)	$3,580
Issuance of common stock for restricted stock award	–	–	7,500	–	–	–	–
Stock-based compensation expense	–	–	–	–	54	–	54
Net loss	–	–	–	–	–	(1,481)	(1,481)
Balances at March 31, 2024	–	$–	1,473,592	$–	$41,520	$(39,367)	$2,153
Issuance of common stock and warrants, net of issuance costs and warrants issued to placement agents	–	–	4,710,000	1	3,180	–	3,181
Issuance of warrants	–	–	–	–	70	–	70
Stock-based compensation expense	–	–	–	–	54	–	54
Net loss	–	–	–	–	–	(1,266)	(1,266)
Balances at June 30, 2024	–	$–	6,183,592	$1	$44,824	$(40,633)	$4,192

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-31

Tivic Health Systems, Inc.

Condensed Statements of Cash Flows (Unaudited)

Six Months Ended June 30, 2024 and 2023

(in thousands)

	Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities
Net loss	$(2,747)	$(4,241)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	108	165
Depreciation	2	6
Amortization of right-of-use asset	76	85
Inventory allowances	16	–
Bad debt expenses	5	–
Non-cash gain on lease termination	(17)	–
Changes is operating assets and liabilities:
Accounts receivable	153	75
Inventory	(26)	(125)
Prepaid expenses and other current assets	139	(40)
Accounts payable	(267)	(492)
Accrued expenses	(350)	(229)
Lease liabilities	(79)	(70)
Other assets	34	–
Net cash used in operating activities	(2,953)	(4,866)

Cash flows from investing activities
Acquisition of property and equipment	–	(118)
Net cash used in investing activities	–	(118)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants, net of issuance costs	3,251	4,191
Offering costs in advance of sale of common stock	–	(65)
Net cash provided by financing activities	3,251	4,126

Net change in cash and cash equivalents	298	(858)

Cash and cash equivalents
Beginning of period	3,395	3,517
End of period	$3,693	$2,659

Supplemental disclosure on noncash financing activities
Issuance of common stock warrant	$70	$195
Deferred offering costs charged to additional paid-in-capital	$–	$584
Write-off of ROU asset and lease liability	$290	$–

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-32

Tivic Health Systems, Inc.

Notes to Unaudited Condensed Financial Statements

(amounts are as indicated)

1.	Formation and Business of the Company

Tivic Health Systems, Inc. (the “Company”) was incorporated in the state of California on September 22, 2016 for the purpose of developing and commercializing non-invasive bioelectronic medicine. In June 2021, the Company was reincorporated as a Delaware corporation. The Company’s first commercial platform is a handheld design that interfaces non-invasively with the trigeminal, sympathetic, and other facial and cranial nerve structures. This platform is the basis for the Company’s existing product, currently marketed with FDA approval as ClearUP Sinus Pain Relief, for the treatment of sinus pain and congestion. The Company's second platform is a research-stage platform directed to vagus nerve stimulation, which is currently undergoing clinical evaluation. The Company is headquartered in Fremont, California.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed balance sheet as of December 31, 2023, which has been derived from audited financial statements, and the unaudited interim condensed financial statements as of June 30, 2024, and for the three and six months ended June 30, 2024 and June 30, 2023, have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, all accounting entries and adjustments (including normal, recurring adjustments) considered necessary for a fair presentation of the financial position and the results of operations for the interim periods have been made. Operating results for the three and six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2024.

Going Concern Uncertainty

During the six months ended June 30, 2024 and 2023, the Company incurred a net loss of $2.7 million and $4.2 million, respectively. At June 30, 2024, the Company had an accumulated deficit of $40.6 million. Cash and cash equivalents at June 30, 2024 were $3.7 million. During the six month periods ended June 30, 2024 and 2023, the Company had negative cash flows from operations of $3.0 million and $4.9 million, respectively. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of the financial statements. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the financial statements are issued.

Future capital requirements will depend upon many factors, including, without limitation, progress with developing, manufacturing and marketing our technologies; the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights; our ability to establish collaborative arrangements; completion of any acquisitions or other strategic transactions; marketing activities and competing technological and market developments, including regulatory changes and overall economic conditions in our target markets. Our ability to generate revenue and achieve profitability requires us to successfully market and secure purchase orders for our products and services from existing as well as new customers. We also will be required to efficiently manufacture and deliver on those purchase orders. These activities, including our planned research and development efforts, may require significant uses of working capital. There can be no assurance that we will generate revenue and cash as expected in our current business plan.

F-33

The Company recognizes it will need to raise additional capital to continue research and development and to fund its planned operations, clinical trials and, if regulatory approval is obtained, commercialization of future products. We may seek additional funds through equity or debt offerings and/or borrowings under notes payable, lines of credit or other sources. We do not know whether additional financing will be available on commercially acceptable terms, or at all, when needed. If adequate funds are not available or are not available on commercially acceptable terms, our ability to fund our operations, support the growth of our business or otherwise respond to competitive pressures could be significantly delayed or limited, which could materially adversely affect our business, financial conditions, or results of operations.

Reverse Stock Split

In August 2023, the Company’s Board of Directors and stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to effect a 1-for-100 reverse stock split of the issued and outstanding shares of the Company’s common stock, which was effected on August 23, 2023. There was no change to the par value, or authorized shares, of either the common stock or preferred stock, as a result of the reverse stock split. Fractional shares were not issued, and instead, the Company issued one whole share of the post reverse split common stock to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split. Consequently, 84 shares of common stock were issued in lieu of fractional shares. In addition, all options, warrants and other convertible securities of the Company outstanding immediately prior to the reverse stock split were adjusted by dividing the number of shares of common stock into which such options, warrants and other convertible securities were exercisable or convertible by 100 and multiplying the exercise or conversion price thereof by 100, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding pursuant to such terms.  All share and per share amounts for the common stock, as well as the stock options, and warrants outstanding and exercise prices thereof, included in the financial statements and these footnotes thereto have been retroactively restated to give effect to the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ materially from those estimates. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents. As of June 30, 2024 and December 31, 2023, cash and cash equivalents totaled $3.7 million and $3.4 million, respectively.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount, net of allowances for credit losses and returns reserves. The allowance for credit losses is based on our assessment of the collectability of accounts. Management regularly reviews the adequacy of the allowance for credit losses by considering the age of each outstanding invoice, each customer’s expected ability to pay, and the collection history with each customer, when applicable, to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectible are charged against the allowance for credit losses when identified. As of each June 30, 2024 and December 31, 2023, the allowance for credit losses balance was zero.

Inventory

Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out (“FIFO”) basis. Inventories are reviewed periodically to identify slow-moving inventory based on anticipated sales activity. As of June 30, 2024 and December 31, 2023, the reserve for obsolescence was $40 thousand and $32 thousand, respectively.

F-34

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 340-10-S99-1. The Company capitalizes incremental legal, professional, accounting, and other third-party fees that are directly associated with an equity or debt offering as other current assets. If the Company consummates an equity offering, the deferred financing costs will be allocated to additional paid-in capital. If the Company consummates a debt offering, the deferred financing costs will be recorded as a discount to the debt.

Property and Equipment

Property and equipment are recorded at cost net of accumulated depreciation. Depreciation is computed on a straight-line method over the estimated useful lives of the assets, three to four years. Upon retirement or sale of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Repairs and maintenance costs that do not improve or extend the lives of the respective assets are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of these asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. When indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets is less than the assets’ carrying value, the related assets will be written down to fair value. There were no impairments of the Company’s long-lived assets for the periods presented.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with FASB ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”). The standard applies to all contracts with customers, except contracts that are within scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments.

Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are in within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inceptions, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

F-35

The Company sells its products through direct sales and resellers. Revenue is recognized when control of the promised goods is transferred to the customers or the resellers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction.

The Company may receive payments at the onset of the contract and before goods have been delivered. In such instances, the Company records a deferred revenue liability. The Company recognizes these contract liabilities as revenue after the revenue criteria are met. As of June 30, 2024 and December 31, 2023, the contract liability related to the Company’s deferred revenues approximated $4 thousand and $8 thousand, respectively, and is included in “Other Accrued Expenses” on the accompanying balance sheets.

The Company relies on third parties to have procedures in place to detect and prevent credit card fraud, as the Company has exposure to losses from fraudulent charges. The Company records the losses related to chargebacks as incurred.

The Company has also elected to exclude from the measurement of the transaction price sales taxes remitted to governmental authorities.

The table below presents revenue by channel for the three and six months ended June 30, 2024 and 2023 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
Product Revenue by Sales Channel	2024	2023	2024	2023
Product Revenue
Direct-to-consumer	$126	$171	$427	$474
Reseller	32	11	94	109
Returns	(18)	(21)	(47)	(46)
Revenue	$140	$161	$474	$537

Sales Tax

Sales tax collected from customers and remitted to governmental authorities is accounted for on a net basis and therefore, is excluded from net sales.

Shipping and Handling

Shipping and handling fees paid by customers are recorded in revenue, with the related expenses recorded in cost of sales. There were no shipping and handling fees paid by customers for the three and six months ended June 30, 2024 and 2023.

Shipping costs for delivery of product to customers in the three and six months ended June 30, 2024 were $6 thousand and $23 thousand, respectively, and for the three and six months ended June 30, 2023 were $7 thousand and $22 thousand, respectively.

Product Warranty

The Company generally offers a one-year limited warranty on its products. The Company estimates the costs associated with the warranty obligation using historical data of warranty claims and costs incurred to satisfy those claims. Estimated warranty costs are expensed to cost of sales.

F-36

Returns

The Company estimates a reserve for future product returns based on several factors, including historical returns as a percentage of revenue, an understanding of the reasons for past returns and any other known factors that indicate a return is imminent.  Reserves for sales returns are estimated and recorded in the same period as the underlying revenue recognition as a deduction to arrive at net product sales and as a liability classified as “Other Accrued Expenses” on the balance sheet. As of June 30, 2024 and December 31, 2023, the reserve for sales returns was $8 thousand and $52 thousand, respectively.

Sales and Marketing Expenses

Sales and marketing expenses are expensed as incurred and consist primarily of merchandising, customer service and targeted online marketing costs, such as display advertising, keyword search campaigns, search engine optimization and social media and offline marketing costs such as television, radio and print advertising. Sales and marketing expenses also include payroll costs and stock-based compensation expense for employees involved in marketing activities. Sales and marketing expenses are primarily related to growing the customer base.

Research and Development Expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of salaries, payroll taxes, employee benefits, materials, supplies, depreciation on and maintenance of research equipment, the cost of services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation, and general support services. All costs associated with research and development are expensed as incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements with employees and non-employee consultants using a fair value method, which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options. The fair value method requires the Company to estimate the fair value of stock-based payment awards to employees and non-employees on the date of grant using an option pricing model.

Stock-based compensation costs are based on the fair value of the underlying option calculated using the Black-Scholes option-pricing model and recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company measures equity-based compensation awards granted to non-employees at fair value as the awards vest and recognizes the resulting value as compensation expense at each financial reporting period.

Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, expected dividend yield, expected term, risk-free rate of return, and the estimated fair value of the underlying common stock. Due to the lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company, including stage of product development and focus on the life science industry. The Company uses the simplified method, which is the average of the final vesting tranche date and the contractual term, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company accounts for forfeitures as they occur.

F-37

Net Loss per Common Share

The Company computes net loss per share of common stock in conformity with the two-class method required for participating securities. Diluted net loss per share is computed similar to basic net loss per share, except that the denominator is increased to include the number of additional shares for the potential dilutive effects of warrants, convertible preferred stock and stock options outstanding during the period calculated in accordance with the treasury stock method, or the two-class method, whichever is more dilutive. For all periods presented, basic and diluted net loss per share is the same, as inclusion of any additional share equivalents would be anti-dilutive.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents include a checking account and a money market account held at one national financial institution in the United States. At times, such deposits may be in excess of insured limits. Management believes that the financial institution at which the Company holds its deposits is financially sound, and accordingly, minimal credit risk exists with respect to the financial institution. The Company has not experienced any losses on its deposits of cash and cash equivalents. As of each June 30, 2024 and December 31, 2023, the Company had cash and cash equivalents balances exceeding FDIC insured limits by $3.2 million and $3.0 million, respectively.

The Company extends credit to customers in the normal course of business and performs credit evaluations of its customers. Concentrations of credit risk with respect to accounts receivable exist to the full extent of amounts presented in the financial statements.

During the first half of 2024, the majority, or 81%, of the Company’s sales have been to individual customers. In 2023, the majority, or 81%, of the Company’s sales were to individual consumers. As of June 30, 2024, the Company had no reseller customers whose accounts receivable balance totaled more than 10% or more of the Company’s total accounts receivable compared with one such customer at December 31, 2023 (81%).

For the three months ended June 30, 2024, the Company had one customer who individually accounted for 10% or more of the Company’s total revenue (23%). For the three months ended June 30, 2023, the Company had no customer who individually accounted for 10% or more of the Company’s total revenue.

For the six months ended June 30, 2024, the Company had one customer who individually accounted for 10% or more of the Company’s total revenue (13%) compared to one customer for the six months ended June 30, 2023 (16%).

The lingering negative impacts of the COVID-19 pandemic, the ongoing conflicts between Russia and Ukraine as well as Israel and Hamas, certain other macroeconomic factors including inflation, and rising interest rates, have contributed to economic uncertainty. Additionally, events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Furthermore, it is possible that U.S. policy changes, including changes and uncertainty as a result of the upcoming U.S. presidential election, could increase market volatility in the coming months. These factors, amongst other things, could result in further economic uncertainty and volatility in the capital markets in the near term, and could negatively affect our operations. We will continue to monitor material impacts on our business strategies and operating results.

F-38

Recently Issued Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures. The guidance, which becomes effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, requires public entities that are required to report segment information in accordance with Topic 280, Segment Reporting, to improve reportable segment disclosures about significant segment expenses. We do not believe that ASU 2023-07 will have a material impact on our reporting as we operate in one reportable segment.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740)- Improvements to Income Tax Disclosures. The guidance applies to all entities that are subject to Topic 740, Income taxes and becomes effective for public business entities for annual periods beginning after December 15, 2024 and interim periods within fiscal years beginning after December 15, 2024. The guidance requires enhanced disclosures related to income taxes including: additional information in the rate reconciliation; further breakdown of income taxes paid; and other disclosures that may help investors to better understand the entities tax landscape. We do not believe that ASU 2023-09 will have a material impact on our financial reporting.

3.	Financial Instruments and Fair Value Measurements

The Company’s financial instruments consist of money market funds. The following tables show the Company’s cash equivalents carrying value and fair value at June 30, 2024 and December 31, 2023 (in thousands):

As of June 30, 2024 (unaudited)
			Quoted	Significant
			Priced in	other	Significant
			active	observable	unobservable
	Carrying	Fair	markets	inputs	inputs
	Amount	Value	(Level 1)	(Level 2)	(Level 3)
Assets
Money market funds	$3,238	$3,238	$3,238	$–	$–
Total assets	$3,238	$3,238	$3,238	$–	$–

As of December 31, 2023
			Quoted	Significant
			Priced in	other	Significant
			active	observable	unobservable
	Carrying	Fair	markets	inputs	inputs
	Amount	Value	(Level 1)	(Level 2)	(Level 3)
Assets
Money market funds	$3,243	$3,243	$3,243	$–	$–
Total assets	$3,243	$3,243	$3,243	$–	$–

F-39

Cash equivalents – Cash equivalents of $3.2 million as of each June 30, 2024 and December 31, 2023, consisted of money market funds. Money market funds are classified as Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets.

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

There have been no changes to the valuation methodologies utilized by the Company during the six months ended June 30, 2024 compared to the year ended December 31, 2023. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the six months ended June 30, 2024 and the year ended December 31, 2023.

4.	Inventory, net (in thousands)

	June 30,	December 31,
	2024	2023
	(unaudited)
Raw materials	$526	$752
Work in process	5	–
Finished goods	275	36
Inventory at cost	806	788
Less reserve for obsolescence	(40)	(32)
Inventory, net	$766	$756

5.	Property and equipment, net (in thousands)

	June 30, 2024	December 31, 2023
Computers and equipment	$11	$11
Manufacturing tools and dies	148	148
Total property and equipment	159	159
Less accumulated depreciation	(39)	(37)
Property and equipment, net	$120	$122

Depreciation expense was $1 thousand and $3 thousand for the three months ended June 30, 2024 and 2023, respectively, and was $2 thousand and $6 thousand for the six months ended June 30, 2024 and 2023, respectively.

F-40

6.	Commitments and Contingencies

Lease

The Company executed a noncancelable operating lease for approximately 9,091 square feet of office space in Hayward, California in November 2021 as its headquarters. The lease was set to expire in October 2025. The Company was obligated to pay, on a pro-rata basis, real estate taxes and operating costs related to the premises. Upon lease execution, the Company evaluated the lease and determined it should be capitalized as an operating lease. As there was no interest rate implicit in the lease, the Company estimated the incremental borrowing rate at 6% based on the rate available under its  revolving credit line, as well as an assessment of the Company’s risk based on its financial position at the time and its potential to obtain a collateralized loan for a period similar to the lease term. The lease was terminated effective May 31, 2024. The Company incurred termination fees of $77 thousand, which were partially offset by a remaining security deposit of $16 thousand. The Company recorded a loss of $60 thousand in connection with the lease termination, which is included in other expense in the statement of operations.

Lease costs for the three and six months ended June 30, 2024 were $33 thousand and $84 thousand, respectively, and for the three and six months ended June 30, 2023 were $50 thousand and $101 thousand, respectively.

Cash paid for amounts included in the measurement of operating lease liabilities were $34 thousand and $87 thousand for the three and six months ended June 30, 2024, respectively, which is included in operating activities in the statement of operations. Cash paid for amounts included in the measurement of operating lease liabilities were $52 thousand and $103 thousand for the three and six months ended June 30, 2023, respectively, which is included in operating activities in the statement of operations.

In June 2024, the Company entered into a short-term rental agreement for office space located in Fremont, California. The Company evaluated the agreement and determined the short-term rental agreement does not meet the criteria for capitalization. Monthly rent payments required are $1 thousand per month and the agreement terminates on December 1, 2024. After expiration of the initial term, the agreement will automatically renew on a month to month basis until terminated by either party upon 30 days' advance written notice.

ALOM Fulfillment Services Agreement

On November 25, 2022, the Company entered into a Fulfillment Services Agreement (the “ALOM Agreement”), with ALOM Technologies Corporation (“ALOM”). Pursuant to the ALOM Agreement, commencing on November 28, 2022, ALOM began providing, on a non-exclusive basis, certain assembly, procurement, storage, returns, and fulfillment services to our end customers and retailers within the United States. During the term of the ALOM Agreement, ALOM shall provide the services in accordance with purchase orders issued by us from time to time. The consideration payable by us to ALOM for services rendered under the ALOM Agreement will be calculated and invoiced based on fixed hourly rates and fixed unit pricing, as applicable, subject to certain exceptions; provided that, commencing April 1, 2023, we became subject to $25 thousand minimum monthly purchase requirement. The ALOM Agreement has a three-year initial term, with automatic annual renewals, and may be terminated for convenience by either party upon sixty days written notice to the other party. On March 5, 2024, the ALOM Agreement was amended to waive hourly account management charges and minimum monthly purchase requirements for the period from January 2024 through June 2024, and to extend the initial term of the agreement to December 31, 2024. The ALOM Agreement was terminated after the quarter ended June 30, 2024, as discussed in Note 13, below.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when future expenditures are probable and such expenditures can be reasonably estimated. The Company recorded no liabilities for contingent matters as of June 30, 2024.

F-41

7.	Other Accrued Expenses (in thousands)

	June 30, 2024	December 31, 2023
Accrued payroll and related	$70	$218
Delaware franchise tax	–	160
Research study costs	41	51
Other	34	66
Total other accrued expenses	$145	$495

8.	Preferred Stock

There were no series of preferred stock designated and no shares issued or outstanding at June 30, 2024 and December 31, 2023.

The Company’s board of directors is authorized, without action by its stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series, and to fix the voting rights, designations, powers, preferences, the relative, participating, optional or other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of any series of preferred stock that they may designate in the future.

9.	Common Stock

At June 30, 2024 and December 31, 2023, there were 6,183,592 and 1,466,092 shares of Company common stock issued and outstanding, respectively.

On February 13, 2023, the Company sold 200,000 shares of its common stock in an underwritten public offering at a price of $25 per share, less underwriting discounts and commissions, resulting in gross proceeds to the Company of $5.0 million. The net proceeds to the Company, after deducting the underwriting discount and commissions and expenses paid by the Company, was approximately $3.6 million. In addition, pursuant to the underwriting agreement entered into in connection with the offering, the Company granted the underwriter a 45-day option to purchase up to an additional 30,000 shares of common stock, solely to cover over-allotments. This option expired in March 2023, and the underwriter did not exercise its option to purchase any additional shares prior to such expiration. Additionally, as partial consideration for services rendered in connection with the offering, the Company issued warrants to purchase an aggregate of 10,000 shares of Company common stock to designees of ThinkEquity LLC (“ThinkEquity”). The designees paid an aggregate of $100 for the warrants. The warrants have an initial exercise price of $31.25 per share, have a term of four years from the commencement of sales in the offering, and are exercisable commencing six months from closing.

On July 11, 2023, the Company sold 325,000 shares of its common stock to certain investors at a price of $5.50 per share, resulting in gross proceeds to the Company of approximately $1.8 million. Net proceeds to the Company, after deducting placement agent fees and offering expenses paid by the Company, was approximately $1.5 million. As compensation for services rendered by the placement agent, the Company paid the placement agent a cash fee of 8.0% of the aggregate gross proceeds of the offering (amounting to $143 thousand) at closing, as well as $90 thousand for the reimbursement of certain expenses. Additionally, as partial consideration for services rendered in connection with the offering, the Company issued the placement agent unregistered warrants to purchase an aggregate of 13,000 shares of Company common stock, representing 4.0% of the aggregate shares sold in the offering. The warrants have an initial exercise price of $6.60 per share (equal to 120% of the offering price per share), have a term of five years from the commencement of sales in the offering, and are exercisable commencing six months from closing.

F-42

On July 19, 2023, the Company sold 512,500 shares of its common stock to certain investors at a price of $4.00 per share, resulting in gross proceeds to the Company of approximately $2.1 million. Net proceeds to the Company, after deducting placement agent fees and offering expenses paid by the Company, was approximately $1.7 million. As compensation for services rendered by the placement agent, the Company paid the placement agent a cash fee of 8.0% of the aggregate gross proceeds of the offering (amounting to $164 thousand) at closing, as well as $60 thousand for the reimbursement of certain expenses. Additionally, as partial consideration for services rendered in connection with the offering, the Company issued the placement agent unregistered warrants to purchase an aggregate of 20,500 shares of common stock, representing 4.0% of the aggregate shares sold in the offering. The warrants have an initial exercise price of $4.80 per share (equal to 120% of the offering price per share), have a term of five years from the commencement of sales in the offering, and are exercisable commencing six months from closing.

On August 9, 2023, the Company sold 331,730 shares of its common stock to certain investors at a price of $4.10 per share, resulting in gross proceeds to the Company of approximately $1.4 million. Net proceeds to the Company, after deducting placement agent fees and offering expenses paid by the Company, was approximately $1.1 million. As compensation for services rendered by the placement agent, the Company paid the placement agent a cash fee of 8.0% of the aggregate gross proceeds of the offering (amounting to approximately $109 thousand) at closing, as well as $60 thousand for the reimbursement of certain expenses. Additionally, as partial consideration for services rendered in connection with the offering, the Company issued the placement agent unregistered warrants to purchase an aggregate of 13,270 shares of Company common stock, representing 4.0% of the aggregate shares sold in the offering. The warrants have an initial exercise price of $4.92 per share (equal to 120% of the offering price per share), have a term of five years from the commencement of sales in the offering, and are exercisable commencing six months from closing.

Effective August 23, 2023, the Company’s board of directors approved a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share, at a ratio of 1-for-100. As a result of the reverse stock split, the total number of shares of common stock held by each stockholder of the Company were converted automatically into the number of shares of common stock equal to the number of issued and outstanding shares of common stock held by each such stockholder immediately prior to the reverse stock split divided by 100. The Company issued one whole share of the post reverse stock split common stock to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split. As a result, no fractional shares were issued in connection with the reverse stock split and no cash or other consideration was paid in connection with any fractional shares that would otherwise have resulted from the reverse stock split. Also, all options, warrants and other convertible securities of the Company outstanding immediately prior to the reverse stock split were adjusted by dividing the number of shares of common stock into which such options, warrants and other convertible securities were exercisable or convertible by 100 and multiplying the exercise or conversion price thereof by 100, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding pursuant to such terms. There was no change to the par value, or authorized shares, of either the common stock or preferred stock, as a result of the reverse stock split. All share and per share amounts for the common stock, as well as the warrants outstanding and exercise prices thereof,  have been retroactively restated to give effect to the reverse stock split.

On May 13, 2024, the Company sold 4,710,000 shares of its common stock, together with an aggregate of 4,710,000 Series A warrants (the “Series A Warrants”) to purchase up to 4,710,000 shares of common stock and 7,065,000 Series B warrants (the “Series B Warrants” and collectively with the Series A Warrants, the “Common Warrants”) to purchase up to 7,065,000 shares of common stock, to certain investors in a registered public offering. Each share of common stock was sold together with one Series A Warrant and one and a half Series B Warrants at a combined price of $0.85 per share and Common Warrants, resulting in gross proceeds to the Company of approximately $4 million. Net proceeds to the Company, after deducting placement agent fees and offering expenses paid by the Company, was approximately $3.3 million. The net proceeds were allocated between the common stock and Common Warrants issued in the offering based on the relative fair values, which were $1.4 million and $1.9 million, respectively. Each of the Common Warrants are exercisable immediately upon issuance and have an exercise price of $0.85 per share, subject to certain adjustments. The Series A Warrants will expire one year from the date of issuance and the Series B Warrants will expire five years from the date of issuance. As compensation for services rendered by the placement agent, the Company paid the placement agent a cash fee of 7.0% of the gross proceeds of the offering (amounting to approximately $280 thousand) at closing, as well as $100 thousand for the reimbursement of certain expenses. Additionally, as partial consideration for services rendered in connection with the offering, the Company issued the placement agent registered warrants to purchase an aggregate of 188,400 shares of Company common stock, equal to 4.0% of the aggregate shares of common stock sold in the offering. The placement agent warrants have an initial exercise price of $0.935 per share (equal to 110% of the combined offering price per share and Common Warrants), have a term of five years from the commencement of sales in the offering, and are exercisable commencing six months from closing.

F-43

Common stockholders are entitled to dividends if and when declared by the Board of Directors subject to the rights of the preferred stockholders. As of June 30, 2024, no dividends on common stock had been declared by the Company. At June 30, 2024 and December 31, 2023, the Company had reserved shares of common stock for issuance as follows:

	June 30,	December 31,
	2024	2023
Warrants to purchase common stock	12,022,897	59,497
Options issued and outstanding	54,369	14,661
Shares available for future stock option grants	32,786	7,190
Total	12,110,052	81,348

10.	Common Stock Warrants

Historically, the Company has entered into warrant agreements in connection with certain consulting agreements and equity offerings. In August 2023, the Company implemented a 1-for-100 reverse stock split wherein, per the terms of the agreements, the number of shares of common stock issuable upon exercise of each of the warrants outstanding at that time was reduced by dividing the quantity outstanding by 100 and the exercise price of each such warrant was multiplied by 100. No other terms of the warrants were changed as a result of the reverse stock split.

In July 2021, the Company entered into a consulting agreement, pursuant to which warrants to purchase 500 shares of common stock were granted and an additional warrants to purchase 500 shares of common stock were granted in November 2021. The warrants are exercisable upon issuance, have an exercise price of $104 per share and have a term of five years. The consulting agreement was effective as of February 2021, had an initial monthly fee of $5 thousand and a term of two years. The agreement was amended in May of 2022 to increase the monthly payment to $7.5 thousand. Currently, the agreement is automatically renewing on a month-to-month basis until terminated by either party. The warrant issuances are indexed to, and settled in, the Company’s own common stock and were classified within stockholders’ equity.

In November 2021, the Company issued warrants to purchase 1,727 shares of common stock to designees of ThinkEquity, the underwriter of the Company’s initial public offering. The warrants may be exercised at any time on or after May 9, 2022, have an exercise price of $625 per share and have a term of five years. The warrant issuances are indexed to and settled in the Company’s own common stock and were classified within stockholders’ equity.

In February 2023, the Company issued warrants to purchase 10,000 shares of common stock to designees of ThinkEquity, the underwriter of the underwritten public offering of 200,000 shares of Company common stock that closed in February 2023. The designees paid an aggregate of $0.1 thousand for the warrants. The warrants may be exercised at any time on or after August 7, 2023, have an exercise price of $31.25 per share, and have a term of four years commencing 180 days following the commencement of sales in the offering. The warrant issuances were indexed to and settled in the Company’s own stock and were classified within stockholders’ equity.

In July and August 2023, the Company issued warrants to purchase a total of 47,670 shares of common stock to Maxim Group LLC (“Maxim”), the placement agent for each of the three public offerings of the Company’s common stock completed during the period. The warrants are exercisable at any time beginning six months after the closing date of the applicable equity offering and expire five years from the commencement of sales under the applicable offering. Of the warrants issued in the offerings, 13,000 are exercisable beginning on January 11, 2024 at a price of $6.60 per share; 20,500 are exercisable beginning on January 19, 2024 at a price of $4.80 per share; and 13,270 are exercisable beginning on February 9, 2024 at a price of $4.92 per share.

F-44

The Company estimated the value of the warrants in 2023 using the Black-Scholes options valuation model. The fair value of the warrants issued in February 2023 was $195 thousand and was recognized as issuance costs of the common stock issued in the underwritten public offering and was classified within stockholders’ equity. The fair value of the warrants issued in July and August 2023 totaled $168 thousand and was recognized as issuance costs of the common stock issued in the three public offerings during the period and was classified within stockholders’ equity.

In May 2024, in connection with the sale of 4,710,000 shares of common stock, the Company issued Series A Warrants to purchase an aggregate of 4,710,000 shares of common stock and Series B Warrants to purchase an aggregate of 7,065,000 shares of common stock to the purchasers of the stock. The warrants are exercisable upon issuance and have an exercise price of $0.85 per share. The Series A Warrants expire on May 13, 2025 and the Series B Warrants expire on May 14, 2029. Additionally, the Company issued warrants to purchase 188,400 shares of common stock to Maxim, the placement agent for the public offering of the Company’s securities. The placement agent warrants are exercisable at any time beginning six months after the closing date of the equity offering and expire five years from the from the commencement of sales under the offering.

The Company estimated the value of the warrants issued to the placement agent in May 2024 using the Black-Scholes options valuation model. The fair value of the warrants issued in May 2024 was $70 thousand and was recognized as issuance costs of the common stock issued in the public offering and was classified within stockholders' equity.

The fair value of the warrants issued to placement agents in 2024 and 2023 was estimated on the date of grant using the following assumptions:

	2024		2023
	Minimum	Maximum	Minimum	Maximum
Expected life (in years)	5.0	5.0	4.0	5.0
Expected volatility	118.6%	118.6%	116.1%	123.9%
Risk-free interest rate	4.50%	4.50%	3.98%	4.24%
Dividend yield	0%	0%	0%	0%

A summary of the Company’s outstanding warrants as of June 30, 2024 is as follows:

Class of Shares	Number of Warrants	Exercise Price	Expiration Date
Common Stock	500	$104.00	July 1, 2026
Common Stock	500	$104.00	November 15, 2026
Common Stock	1,727	$625.00	November 10, 2026
Common Stock	10,000	$31.25	August 9, 2027
Common Stock	13,000	$6.60	July 10, 2028
Common Stock	20,500	$4.80	July 14, 2028
Common Stock	13,270	$4.92	August 4, 2028
Common Stock	188,400	$0.935	May 9, 2029
Common Stock	4,710,000	$0.85	May 13, 2025
Common Stock	7,065,000	$0.85	May 14, 2029
Total	12,022,897

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11.	Equity Incentive Plans

In 2017, the Company adopted its 2017 Equity Incentive Plan (the “2017 Plan”).

On November 10, 2021, the 2017 Plan terminated and was replaced by the 2021 Plan (defined below), and future issuances of incentive instruments will be governed by the 2021 Plan. To the extent that outstanding awards under the 2017 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will no longer be available for future issuance.

2021 Equity Incentive Plan

In 2021, the Company adopted the 2021 Equity Incentive Plan (the “2021 Plan”). Options granted under the 2021 Plan may be Incentive Stock Options or Non-statutory Stock Options, as determined by the Compensation Committee of the Company’s board of directors, who is responsible for administering the 2021 Plan. Stock Purchase Rights may also be granted under the 2021 Plan. The term shall be no more than ten years from the date of grant thereof. In the case of an Incentive Stock Option granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the option shall be five years from the date of grant or such shorter term as may be provided in the option Agreement. To the extent outstanding awards under the 2021 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2021 Plan. The 2021 Plan provides that additional shares will automatically be added to the shares authorized for issuance under the 2021 Plan on January 1 of each year. The number of shares added each year will be equal to the lesser of: (i) 5.0% of the outstanding shares of the Company’s common stock on December 31st of the preceding calendar year or (ii) such number of shares determined by the board of directors, in its discretion. On January 1, 2023, 4,839 shares were automatically added to the number of shares authorized for issuance under 2021 Plan (an increase equal to 5% of the number of the outstanding shares of Company common stock as of December 31, 2022). On January 1, 2024, 73,304 shares were automatically added to the number of shares authorized for issuance under 2021 Plan (an increase equal to 5% of the number of the outstanding shares of Company common stock as of December 31, 2023).

In the case of an incentive stock option (i) granted to an employee who, at the time of grant of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary of the Company, the exercise price shall be no less than 110% of the fair market value per share on the date of grant; (ii) granted to any other employee, the per share exercise price shall be no less than 100% of the fair market value per share on the date of grant. In the case of a non-statutory stock option (i) granted to an employee who, at the time of grant of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary of the Company, the exercise price shall be no less than 110% of the fair market value per share on the date of grant; (ii) granted to any other service provider, the per share exercise price shall be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, options may be granted with a per share exercise price other than as required above pursuant to a merger or other corporate transaction.

The options may include provisions permitting exercise of the option prior to full vesting. Any unvested shares upon termination shall be subject to repurchase by the Company at the original exercise price of the option.

As of June 30, 2024, there were 32,786 shares of common stock available for issuance under the 2021 Plan.

Stock options granted under the Company’s equity incentive plans generally vest over four years from the date of grant.

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The following table summarizes the stock option award activity for the six months ended June 30, 2024:

	Outstanding	Exercisable
January 1, 2024	14,661	6,110
Granted	42,000	–
Vested	–	2,201
Canceled or expired	(2,292)	(781)
Exercised	–	–
June 30, 2024	54,369	7,530

The weighted-average exercise price as of June 30, 2024 for stock options outstanding and stock options exercisable was $34.52 and $169.76, respectively. The weighted average remaining contractual life as of June 30, 2024 for stock options outstanding and stock options exercisable was 9.03 and 6.26 years, respectively.

The following table sets forth the status of the Company’s non-vested restricted common stock awards:

		Weighted-Average
	Number of	Grant Date
	Shares	Fair Value Per Share
January 1, 2024	–	$–
Issuance of restricted common stock	7,500	$1.34
Vested	(1,875)	$1.34
Cancelled	–	$–
June 30, 2024	5,625	$1.34

There were no restricted stock awards outstanding during the year ended December 31, 2023.

Stock-Based Compensation

Total stock-based compensation recorded in the condensed statements of operations is allocated as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Research and development	$23	$27	$45	$58
Sales and marketing	1	1	1	3
General and administrative	30	53	62	104
Total stock-based compensation	$54	$81	$108	$165

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12. Net Loss per Share

The following outstanding potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share for the periods presented due to their antidilutive effect:

	Six Months Ended
	June 30,
	2024	2023
Warrants to purchase common stock	12,022,897	12,727
Common stock options issued and outstanding	54,369	16,435
Total	12,077,266	29,162

13. Subsequent Events

Termination of ALOM Agreement

Effective August 1, 2024, the Company terminated the ALOM Agreement, pursuant to which ALOM provided, on a non-exclusive basis, certain assembly, procurement, storage, returns, and fulfillment services (collectively, the “Services”) to the Company’s end customers and retailers within the United States. The Company terminated the Agreement for convenience, in accordance with the terms of the ALOM Agreement, in furtherance of its efforts to continue to reduce both direct and indirect costs associated with product manufacturing and distribution. The Company did not incur any material early termination penalties in connection with the termination of the ALOM Agreement. The Company is now utilizing third-party logistics and storage services from alternate suppliers without material minimums and has established in-house assembly and testing capabilities. The Company completed the transition with no disruptions to service and foresees current capacity will be sufficient to meet demand for the foreseeable future.

Amended and Restated 2021 Equity Incentive Plan

On August 9, 2024, the Company adopted its Amended and Restated 2021 Equity Incentive Plan (the “A&R 2021 Plan”), which amends and restates the 2021 Plan in full to, amongst other things, increase the number of shares of common stock authorized for issuance thereunder from 92,376 shares to 1,000,000 shares. The Company’s Board of Directors unanimously approved the adoption of the A&R 2021 Plan, subject to stockholder approval, on June 15, 2024, and the Company’s stockholders approved the A&R 2021 Plan at the Company’s 2024 Annual Meeting of Stockholders held on August 9, 2024.

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EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference (Form Type)	Filing Date	Filed Herewith

2.1	Amended and Restated Certificate of Incorporation, dated November 12, 2021	8-K	11/15/2021

2.2	Amended and Restated Bylaws, dated November 12, 2021	8-K	11/15/2021

2.3	Certificate of Amendment to the Amended and Restated Bylaws of the Company, dated July 5, 2023	8-K	7/6/2023

2.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Tivic Health Systems, Inc., filed August 21, 2023 (effective August 23, 2023)	8-K	8/22/2023

3.1	Specimen Stock Certificate	S-1/A	9/9/2021

3.2	Form of Representative’s Warrant (IPO)	S-1/A	9/9/2021

3.3	Warrant to Purchase Common Stock issued to Hannover International, Inc., dated July 1, 2021	S-1/A	10/29/2021

3.4	Description of Securities	10-K	3/31/2022

3.5	Form of Representative’s Warrant (February 2023 offering)	8-K	2/13/2023

3.6	Placement Agent Warrant, dated July 11, 2023	8-K	7/11/2023

3.7	Placement Agent Warrant, dated July 19, 2023	8-K	7/19/2023

3.8	Placement Agent Warrant, dated August 9, 2023	8-K	8/9/2023

3.9	Form of Series A Common Stock Purchase Warrant, dated May 13, 2024	8-K	5/13/2024

3.10	Form of Series B Common Stock Purchase Warrant, dated May 13, 2024	8-K	5/13/2024

3.11	Form of Placement Agent Warrant, dated May 13, 2024	8-K	5/13/2024

3.12	Form of Warrant Agency Agreement, dated May 13, 2024	8-K	5/13/2024

3.13	Form of Pre-Funded Warrant (current offering) (to be filed by amendment)

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6.1(a)#	2017 Equity Incentive Plan, as amended, dated April 13, 2017	S-1	8/3/2021

6.1(b)#	Form Agreements under 2017 Equity Incentive Plan	S-1	8/3/2021

6.2(a)#	2021 Equity Incentive Plan, dated August 7, 2021	S-1/A	9/9/2021

6.2(b)#	Form Agreements under 2021 Equity Incentive Plan	S-1/A	9/9/2021

6.3#	Form of Restricted Stock Purchase Agreement	S-1/A	9/9/2021

6.4#	Form of Indemnification Agreement for directors and officers	S-1/A	9/9/2021

6.5†	Letter Agreement, between Tivic Health Systems, Inc. and Future Electronics Corp., dated April 6, 2020	S-1/A	9/9/2021

6.6†	Form of United States Special Product Agreement for Bonded Inventory, between Tivic Health Systems, Inc. and Future Electronics Corp.	S-1/A	9/9/2021

6.7#	Executive Offer Letter, between Tivic Health Systems, Inc. and Jennifer Ernst, dated July 31, 2021	S-1/A	9/9/2021

6.8	Sublease Agreement, between the Company and Czarnowski Display Services, Inc., dated November 17, 2021	10-K	3/31/2022

6.9#	Executive Offer Letter, between Tivic Health Systems, Inc. and Veronica Cai, dated April 1, 2022	8-K	4/5/2022

6.10#	Executive Offer Letter, between Tivic Health Systems, Inc. and Ryan Sabia, dated April 1, 2022	8-K	4/5/2022

6.11†	Manufacturing Agreement, between Tivic Health Systems, Inc. and Microart Services, Inc., dated October 21, 2022	8-K	10/25/2022

6.12†	Fulfillment Services Agreement, between Tivic Health Systems, Inc. and ALOM Technologies Corporation, dated November 25, 2022	8-K	12/1/2022

6.13	Form of Securities Purchase Agreement, dated July 10, 2023, by and between Tivic Health Systems, Inc. and the investors party thereto	8-K	7/11/2023

6.14	Form of Securities Purchase Agreement, dated July 14, 2023, by and between Tivic Health Systems, Inc. and the investors party thereto	8-K	7/19/2023

6.15	Form of Securities Purchase Agreement, dated August 6, 2023, by and between Tivic Health Systems, Inc. and the investors party thereto	8-K	8/9/2023

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6.16	Amendment #1 to Fulfillment Services Agreement, between Tivic Health Systems, Inc. and ALOM Technologies Corporation, dated March 5, 2024	10-K	3/25/2024

6.17	Form of Securities Purchase Agreement, dated May 9, 2024	8-K	5/13/2024

6.18	Placement Agency Agreement, dated May 9, 2024, by and between Tivic Health Systems, Inc. and Maxim Group LLC	8-K	5/13/2024

6.19†	Collaboration and Research Support Agreement, dated May 17, 2024, by and between Tivic Health Systems, Inc. and The Feinstein Institutes for Medical Research	8-K	5/22/2024

6.20	Sublease Termination Agreement, dated May 21, 2024, by and between Tivic Health Systems, Inc. and Czarnowski Display Service, Inc.	8-K	5/30/2024

6.21#	Tivic Health System, Inc. Amended and Restated 2021 Equity Incentive Plan, dated August 9, 2024	8-K	8/13/2024

6.22	Form of Equity Distribution Agreement, by and between Tivic Health Systems, Inc. and Maxim Group LLC, dated September 13, 2024.	8-K	9/13/2024

6.23	Form of Placement Agent Agreement (to be filed by amendment)

6.24	Form of Securities Purchase Agreement (to be filed by amendment)

11.1	Consent of Rosenberg Rich Baker Berman, P.A.			X

11.2	Consent of Snell & Wilmer LLP (included in Exhibit 12.1) (to be filed by amendment)

11.3	Consent of Carter Ledyard & Milburn LLP (included in Exhibit 12.2) (to be filed by amendment)

12.1	Opinion of Snell & Wilmer LLP (to be filed by amendment)

12.2	Opinion of Carter Ledyard & Milburn LLP (to be filed by amendment)

*	Furnished herewith.
#	Indicates management contract or compensatory plan.
†	Portions of the exhibit, marked by brackets, have been omitted because the omitted information (i) is not material and (ii) would likely cause competitive harm if publicly disclosed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on November 7, 2024.

TIVIC HEALTH SYSTEMS, INC.

By:	/s/ Jennifer Ernst
Jennifer Ernst Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Jennifer Ernst	Chief Executive Officer	November 7, 2024
Jennifer Ernst	(Principal Executive)

/s/ Lisa Wolf	Interim Chief Financial Officer	November 7, 2024
Lisa Wolf	(Principal Financial and Accounting Officer)

/s/ Sheryle Bolton	Chair of the Board of Directors	November 7, 2024
Sheryle Bolton

/s/ Dean Zikria	Director	November 7, 2024
Dean Zikria

/s/ Christina Valauri	Director	November 7, 2024
Christina Valauri

110